 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1996

                                                     REGISTRATION NO. 333-10969
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                               TALX CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      MISSOURI                       7373                          43-0988805
  (STATE OR OTHER        (PRIMARY STANDARD INDUSTRIAL                 (IRS
    JURISDICTION          CLASSIFICATION CODE NUMBER)               EMPLOYER
OF INCORPORATION OR                                              IDENTIFICATION
   ORGANIZATION)                                                     NUMBER)

                               1850 BORMAN COURT
                              ST. LOUIS, MO 63146
                                (314) 434-0046
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
         PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)

                               ----------------

                              WILLIAM W. CANFIELD
                            CHAIRMAN, PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                               TALX CORPORATION
                               1850 BORMAN COURT
                              ST. LOUIS, MO 63146
                                (314) 434-0046
 (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                       COPIES OF ALL CORRESPONDENCE TO:
    WALTER L. METCALFE, JR., ESQ.                 STUART M. CABLE, ESQ.
           BRYAN CAVE LLP                      GOODWIN, PROCTER & HOAR LLP
       ONE METROPOLITAN SQUARE                       EXCHANGE PLACE
     211 N. BROADWAY, SUITE 3600                    BOSTON, MA 02109
      ST. LOUIS, MO 63102-2750                       (617) 570-1000
           (314) 259-2000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, OCTOBER 8, 1996

                                2,000,000 SHARES

                                     TALX

                                  COMMON STOCK

                                --------------

All of the shares of Common Stock offered hereby are being sold by TALX Corporation ("TALX" or the "Company"). Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company's Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "TALX," subject to official notice of issuance.

                                --------------

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. FOR A SUMMARY OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                --------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           UNDERWRITING
                                                           DISCOUNTS AND        PROCEEDS TO
                                      PRICE TO PUBLIC     COMMISSIONS(1)        COMPANY(2)
-------------------------------------------------------------------------------------------
 Per Share........................      $                   $                   $
-------------------------------------------------------------------------------------------
 Total(2)(3)......................    $                   $                   $
-------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Does not reflect additional compensation to the Representatives of the Underwriters by the Company in the form of warrants entitling the Representatives to purchase up to 100,000 shares of Common Stock during the four-year period commencing one year after the date of this Prospectus at an exercise price equal to 120% of the initial public offering price (the "Representatives Warrants") and a non-accountable expense allowance of $100,000. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of
    1933. See "Underwriting."
(2) Before deducting offering expenses payable by the Company, estimated at $850,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 300,000 shares solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $             ,
    $            and $           , respectively. See "Underwriting."

                                --------------

The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of the certificates for such
shares will be made in Boston, Massachusetts on or about           , 1996.

FIRST ALBANY CORPORATION                    PRINCIPAL FINANCIAL SECURITIES, INC.

               THE DATE OF THIS PROSPECTUS IS             , 1996

       [Description of Art Work Contained in the Registration Statement]

Inside Front Cover
------------------

     Heading caption is "TALX Corporation--Harnessing Technology for Enhanced Interactive Access." The page contains text describing how three actual TALX customers use The Work Number for Everyone(R) as well as the Company's customer premises systems and outsourced services.

Left-Side and Right Side Fold-Out Page
--------------------------------------

     The heading caption is "Interactive Communication--Timely and Effective Access to Enterprise Information." The page illustrations of a dial-up personal computer, fax phone, intranet, internet, call center and information networks, with arrows pointing to a list of TALXWare technologies.

                               ----------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

TALX(R), EasyScript(R) and The Work Number for Everyone(R) are registered trademarks, tradenames or service marks of the Company. TALXWare is a trademark of the Company. This Prospectus also includes references to trademarks and tradenames of other companies.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. See "Glossary" for definitions of certain terms used in this Prospectus.

                                  THE COMPANY

TALX Corporation ("TALX" or the "Company") designs and implements interactive communications solutions, primarily for Fortune 500 and other large organizations other than telephone service providers, using computer telephony ("CT") to integrate technologies such as interactive voice response ("IVR"), facsimile, e-mail, Internet and corporate Intranet. The Company's interactive communications solutions enable an organization's employees, customers, vendors and business partners ("Users") to access, input and update information without human assistance. The Company's solutions enhance service levels, improve productivity and reduce costs by enabling Users to perform self-service transactions using interactive communications technologies. Historically, the Company has designed and implemented "tailored" systems that provide an organization's Users with access to databases of information relating to that organization. In early 1995, the Company introduced a "branded" service, The Work Number for Everyone(R) ("The Work Number"), which is a national service providing automated access to information from multiple organizations.

The Work Number provides automated employment verification to mortgage lenders and other verifiers. Using The Work Number, verifiers are able to confirm employment information regarding participating employers' current and former employees, including their past three years' salary history. The Work Number reduces an employer's cost of providing this information and at the same time increases the timeliness and accuracy of the delivery of such information to mortgage lenders and other verifiers. Four out of the five largest mortgage lenders in the U.S. (based on 1995 residential mortgage originations), including Countrywide Home Loans, Inc., the country's leading independent mortgage lender, currently utilize The Work Number to facilitate their underwriting process. Verification of employment and salary history via The Work Number is accepted by the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac") in connection with the securitization and resale of residential mortgages, as well as by the Department of Veteran's Affairs ("VA") and the Federal Housing Administration ("FHA") for home loan guarantee purposes. As of June 30, 1996, 69 employers had contracted to provide approximately 5.7 million employment records of current and former employees. Contracting employers include Hewlett Packard Company, J.C. Penney Company, Inc., McDonnell Douglas Corporation, Motorola, Inc., The Procter and Gamble Company and The Quaker Oats Company.

Tailored interactive communications solutions are offered by TALX to its customers either as systems for installation on customers' premises or on an outsourced services basis. The Company has provided tailored interactive communications systems for installation at customers' premises since the early 1980s and has shipped over 575 systems to approximately 350 customers during the last five years. In 1993, the Company introduced its outsourced services business, which allows a customer to realize the benefits of an interactive communications system without incurring the administrative or maintenance burdens of operating such a system. For outsourced services customers, the Company maintains the customer's database on a system at the Company's facilities, where incoming requests for access to the information are received. Acquiring an interactive communications capability on an outsourced basis is an attractive alternative to many of the Company's existing and prospective customers. For example, the human resources departments of many companies have outsourced their annual benefits enrollment process to the Company.

The Company has established the broad utility of its interactive communications solutions for complex business problems in a wide range of industries. The Company believes it is a leader in providing such solutions for human resource applications, which include 401(k) plan administration, benefit plan enrollment and modification, staffing, scheduling and payroll. The Company has targeted two additional applications categories usable by a broad range of businesses regardless of the industry in which they operate (i.e., horizontal application segments): financial applications (e.g., status inquiry for accounts payable or accounts receivable) and distribution/logistics applications (e.g., order entry and inventory status). The Company is pursuing these horizontal marketing initiatives both through direct sales and through strategic marketing alliances with providers of enterprise software applications. TALX entered into such an alliance with PeopleSoft, Inc. ("PeopleSoft") in 1993. More recently, it has entered into similar alliances with Oracle Corporation ("Oracle") and SAP AG ("SAP"). All three are leading providers of enterprise-wide client/server business applications, with PeopleSoft, similarly to the Company, being particularly well established in human resource applications. The Company has also developed and markets specialized implementations of its products targeted at specific industries (i.e., vertical market segments) such as health care (e.g., prescription refill and appointment scheduling and cancellation) and financial services (e.g., account balance inquiry, funds transfer and credit card balance inquiry). The Company has provided tailored interactive communications solutions to customers such as Aetna, GE Capital Services, Kaiser Permanente, Motorola, Inc., Putnam Investments, Inc. and Texaco, Inc.

TALX has implemented tailored interactive communications solutions since the early 1980s. The Company's systems combine "best-of-class" technologies with proprietary software called TALXWare. TALXWare's open architecture enables popular interactive features such as voice recognition, text-to-speech, facsimile, e-mail and client/server interfaces to be integrated to create effective interactive communications solutions. In 1989, with the introduction of EasyScript to its TALXWare software platform, the Company became the first among its competitors to offer a powerful graphical user interface ("GUI") application development environment. Subsequent releases of TALXWare have included enhancements to EasyScript such as advanced editing capabilities and self-documenting features. In 1992, EasyScript received Voice Processing Magazine's Editors' Choice Award, and, in 1996, the most recent TALXWare release received the Editors' Choice Award from Call Center Magazine.

In addition to providing interactive communications systems, the Company has historically provided database and document services. In August 1996, the Company determined to pursue the divestiture of the database and document services businesses and, accordingly, has reflected the results of operations of such businesses as discontinued operations. Database services include providing sales leads and pre-press services for directory publishers, and document services include the preparation and mailing of invoices, statements and confirmation letters for organizations with high volume requirements.

The Company was incorporated under Missouri law in 1973. Its principal executive offices are located at 1850 Borman Court, St. Louis, Missouri 63146, and its telephone number is (314) 434-0046.

                                  RISK FACTORS

For a discussion of considerations relevant to an investment in the Common Stock, see "Risk Factors."

                                  THE OFFERING

Except as otherwise noted, all information in this Prospectus (i) reflects the 1-for-3.5 reverse split of the Company's outstanding Common Stock, which became effective on August 2, 1996 (the "Reverse Stock Split"), (ii) reflects the conversion of all outstanding shares of Series A, B and C Convertible Preferred Stock into an aggregate of 751,160 shares of Common Stock upon the closing of this offering (the "Preferred Stock Conversions"), and (iii) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock," "Underwriting" and Notes 10 and 15 of the Notes to Consolidated Financial Statements. Throughout this Prospectus, the terms the "Company" and "TALX" refer to TALX Corporation and its subsidiaries. See "Glossary" for definitions of certain other terms used in this Prospectus.

Common Stock offered by the
 Company.......................  2,000,000 Shares
Common Stock to be outstanding
 after the offering(1)..........  5,238,975 Shares
Proposed Nasdaq National Market
 symbol.........................  TALX
Use of proceeds.................  For repayment of bank debt (approximately $3.7 million as of September 30, 1996) and $4.0
                                  million of subordinated debt and for general
                                  corporate purposes.

--------

(1) Assumes no exercise of outstanding stock options or warrants. As of the date of this prospectus, there were outstanding options and warrants to purchase 372,694 and 163,142 shares, respectively, of Common Stock at a weighted average price of $4.57 and $1.08 per share, respectively. An additional 320,114 shares of Common Stock are currently available for future grants under the Company's employee benefit plans. See "Management-- Benefit Plans" and Note 10 of the Notes to Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                     THREE MONTHS
                                                                        ENDED
                                  YEAR ENDED MARCH 31,                 JUNE 30,
                         ----------------------------------------  -----------------
                          1992   1993   1994    1995      1996      1995     1996
                         ------ ------ ------- -------  ---------  ------  ---------
STATEMENT OF OPERATIONS
 DATA:
 Revenues
 The Work Number........ $  --  $  --  $   --  $    74  $     453  $   42  $     251
 Outsourced services....    --      60     776     515        998     105        330
 Customer premises
  systems...............  5,273  6,868   8,497   6,957      9,442   2,125      2,844
 Maintenance and
  support...............  1,090  1,530   1,949   2,310      2,624     640        868
                         ------ ------ ------- -------  ---------  ------  ---------
   Total revenues.......  6,363  8,458  11,222   9,856     13,517   2,912      4,293
                         ------ ------ ------- -------  ---------  ------  ---------
 Cost of revenues
 The Work Number........    --     --      --       48        429      99        111
 Outsourced services....    --      22     190     260        493     106        128
 Customer premises
  systems...............  2,326  3,175   3,902   4,143      4,489     985      1,447
 Maintenance and
  support...............    360    558     767     793        619     166        237
                         ------ ------ ------- -------  ---------  ------  ---------
   Total cost of
    revenues............  2,686  3,755   4,859   5,244      6,030   1,356      1,923
                         ------ ------ ------- -------  ---------  ------  ---------
 Gross margin...........  3,677  4,703   6,363   4,612      7,487   1,556      2,370
                         ------ ------ ------- -------  ---------  ------  ---------
 Operating expenses
 Selling and marketing..  1,877  2,332   2,700   2,854      4,084     884      1,369
 General and
  administrative........  1,235  1,611   2,268   2,556      2,828     659        637
                         ------ ------ ------- -------  ---------  ------  ---------
   Total operating
    expenses............  3,112  3,943   4,968   5,410      6,912   1,543      2,006
                         ------ ------ ------- -------  ---------  ------  ---------
 Operating income
  (loss)................ $  565 $  760 $ 1,395 $  (798) $     575  $   13  $     364
                         ====== ====== ======= =======  =========  ======  =========
 Earnings (loss) from
  continuing operations. $  247 $  385 $ 1,235 $  (754) $     123  $  (45) $     141
                         ====== ====== ======= =======  =========  ======  =========
 Earnings (loss) from
  discontinued
  operations............ $  392 $  575 $   474 $  (410) $    (703) $  (38) $    (164)
                         ====== ====== ======= =======  =========  ======  =========
 Loss on disposal of
  discontinued
  operations............ $  --  $  --  $   --  $   --   $     --   $  --   $    (350)
                         ====== ====== ======= =======  =========  ======  =========
 Net earnings (loss).... $  790 $1,421 $ 1,709 $(1,164) $    (580) $  (83) $    (373)
                         ====== ====== ======= =======  =========  ======  =========
 Pro forma net earnings
  (loss) per share (1):
 Earnings from
  continuing
  operations............                                $     .04          $     .04
 Loss from discontinued
  operations............                                     (.21)              (.15)
                                                        ---------          ---------
   Net loss.............                                $    (.17)         $    (.11)
                                                        =========          =========
 Pro forma weighted
  average number of
  shares outstanding(1).                                3,400,439          3,400,439
                                                        =========          =========

                                                             JUNE 30, 1996
                                                         ----------------------
                                                         ACTUAL  AS ADJUSTED(2)
                                                         ------- --------------
BALANCE SHEET DATA:
 Working capital........................................ $   186    $14,545
 Net assets of businesses held for sale.................   2,505      2,505
 Total assets...........................................  14,686     28,544
 Notes payable to bank..................................   2,396        --
 Current installments of obligations under capital
  leases and long-term debt.............................     533         33
 Long-term debt(3)......................................      69         27
 Subordinated note payable (net of discount of $736)....   2,614        --
 Stockholders' equity...................................   5,400     22,510(4)

--------
(1) Pro forma net loss per share has been computed using the number of shares of Common Stock and Common Stock equivalents outstanding. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued at prices below the assumed initial public offering price of $10.00 per share and stock options and warrants granted with exercise prices below the assumed initial public offering price during the twelve-month period preceding the date of the assumed initial filing of the Registration Statement have been included in the calculation of Common Stock equivalent shares, using the treasury stock method, as if such shares, options and warrants were outstanding for all of fiscal 1996 and the first quarter of fiscal 1997.
(2) Reflects the sale of the 2,000,000 shares of Common Stock offered by the Company hereby at the assumed initial public offering price of $10.00 per share after deduction of the underwriting discount and estimated offering expenses payable by the Company and after application of a portion of the estimated net proceeds from the offering to retire indebtedness. See "Use of Proceeds" and "Capitalization."
(3) Includes long-term debt and obligations under capital leases, less current installments.
(4) Includes the loss of $640,000 on extinguishment of the Subordinated Note (as hereinafter defined), net of income tax effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 RISK FACTORS

In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating the Company before purchasing the Common Stock offered hereby.

HISTORY OF NET LOSSES

The Company has incurred net losses in each of the last two fiscal years and in the first quarter of fiscal 1997. In fiscal 1995, the Company incurred net losses from continuing operations and discontinued operations of $754,000 and $410,000, respectively. In fiscal 1996 and in the first quarter of fiscal 1997, the Company incurred losses only from discontinued operations of $703,000 and $164,000, respectively. The Company's accumulated deficit as of June 30, 1996 was $1,817,000. Future operating results will depend on many factors, including the demand for the Company's services, software and hardware products, the level of product and price competition, the Company's success in expanding its sales and distribution channels, the Company's success in attracting and retaining motivated and qualified personnel, the ability of the Company to develop and market new products and services and control costs, the acceptance and the profitability of The Work Number and other branded services the Company may introduce, and general economic conditions. Operating results for future periods are subject to numerous uncertainties, and there can be no assurance that the Company will return to or sustain profitability on an annual or quarterly basis or otherwise be successful in addressing such uncertainties. See "--Certain Risks Associated with Divestiture of the Database and Document Services Businesses" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

The Company's revenues, margins and operating results have fluctuated in the past, and are expected to continue to fluctuate in the future, on an annual and quarterly basis as a result of a number of factors. These factors include the length of the sales cycle, the timing of orders from and shipments to customers, delays in development and customer acceptance of custom software applications, new product introductions or announcements by the Company or its competitors, levels of market acceptance for new products and the hiring and training of additional staff, as well as general economic conditions. In particular, the Company plans to continue to increase its operating expenses to expand its sales and marketing efforts, expand its distribution channels in both domestic and international markets and fund greater levels of product development. A relatively high percentage of the Company's expenses are fixed in the short term as the Company's expense levels are based, in part, on its expectations as to future revenues. If revenues fall below expectations, expenditure levels could be disproportionately high as a percentage of total net revenues, and operating results would be immediately and adversely affected. As a result, the Company's results of operations for any quarter may not be indicative of results for any future period.

The Company historically has operated with little backlog because its customer premises systems are generally delivered shortly after orders are received. As a result, customer premises systems revenues, which have represented the largest percentage of the Company's total revenues, in any quarter depend on the volume and timing of, and the Company's ability to fill, orders received in that quarter. Individual orders for the Company's customer premises systems typically are for relatively large dollar amounts. The Company believes the purchase of its customer premises systems is relatively discretionary. Therefore, any downturn in any potential customer's business, or any loss or delay of individual orders for any reason, would have a significant impact on the Company's revenues and quarterly results. In addition, because the Company typically recognizes a substantial portion of its customer premises systems revenue from transactions booked and shipped in the last weeks, or even days, of the quarter, the magnitude of quarterly fluctuations may not become evident until very late in a particular quarter. The Company's customer premises systems sales cycle, including initial order, provision of services and follow-on sales, varies substantially from customer to customer. See"--Lengthy Sales Cycle." There can be no assurance that the Company will be able to sustain its level of total revenue or its rate of revenue growth on a quarterly or annual basis. It is likely that, in some future quarters, the Company's operating results will be below the Company's targets and below the expectations of stock market analysts and investors. In such event, the price of the Company's Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CERTAIN RISKS ASSOCIATED WITH THE WORK NUMBER

In 1995, the Company began marketing The Work Number, which provides automated responses to requests by lenders and other verifiers for employment confirmation, employment history and salary history. Although, as of June 30, 1996, 69 employers had contracted to provide approximately 5.7 million employment records of current and former employees, there can be no assurance that additional employers will contract with the Company to provide employment records, or that existing employers will renew their contracts with the Company. The ultimate demand for, and market acceptance of, The Work Number by lenders and other verifiers is unproven and therefore subject to a high level of uncertainty. Additionally, there are no significant barriers to entry in this area and, thus, there can be no assurance that other companies will not choose to create similar employee database verification systems. The Company is aware of at least one other company which is marketing a similar service. Additionally, the Company is aware of at least one other company which is marketing, and a number of employers who have established, similar systems for the internal use of such employers. The Company anticipates that additional competitors will emerge, but is unable to predict what its relative competitive position will be in a more mature market. In addition, revenues are dependent on the cooperation of contracting employers in converting employment records to The Work Number format and referring verification requests to The Work Number. If the market for The Work Number fails to develop or be sustained, develops slowly or becomes subject to significant competition, the Company's business, financial condition, results of operations and business prospects would be materially adversely affected. See "Business--Services and Products--The Work Number."

RISKS RELATED TO USE OF CONFIDENTIAL INFORMATION WITH THE WORK NUMBER

The Work Number depends on the accuracy of highly confidential information regarding employment and salary history provided to the Company by employers and converted by the Company for use as part of The Work Number. Although the Company has certain protective measures in place, any inaccuracies in such information (whether in the recording of such information or due to the unauthorized access of information, or otherwise) or the inability by the Company to keep such information confidential, may give rise to potential claims against the Company and adversely affect market acceptance of The Work Number. If any claims should be asserted which are ultimately decided adversely to the Company, the Company's business, financial condition, results of operations and business prospects may be materially adversely affected. See "Business--Services and Products--The Work Number."

CERTAIN RISKS ASSOCIATED WITH DIVESTITURE OF THE DATABASE AND DOCUMENT SERVICES BUSINESSES

In August 1996, the Company decided to pursue the divestiture of the database and document services businesses and, accordingly, has reflected the results of operations of such businesses as discontinued operations. A provision of $350,000 has been recorded as of June 30, 1996 to reflect the anticipated loss from operations until the time of disposal. The Company has estimated that the proceeds from such divestiture will approximate the net assets held for sale as of June 30, 1996. However, if the proceeds from the divestiture are insufficient to cover the costs of the divestiture, or if the costs of the divestiture are significant, such events could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of the Notes to Consolidated Financial Statements.

INTENSE COMPETITION

The markets in which the Company sells its interactive communications solutions are rapidly evolving, extremely competitive and subject to rapid technological change. The Company expects competition to increase in the future from existing competitors and from companies that may enter the Company's existing or future markets with similar or substitute solutions that may be less costly or provide better performance or functionality than the Company's products. To be successful in the future, the Company must continue to respond promptly and effectively to the challenges of changing customer requirements, technological change and competitors' innovations. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition, results of operations and business prospects. Additionally, the Company may be required to reduce prices or increase spending in response to competition in order to pursue new market opportunities or to invest in research and development efforts, and, as a result, the Company's operating results in the future may be adversely affected. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, financial condition, results of operations and business prospects.

The Company competes in its markets with CT system hardware suppliers and systems integrators assembling systems from available components. Companies offering competing CT systems include Computer Communications Specialists, Inc., Edify Corporation, InterVoice, Inc., Lucent Technologies, Inc. and Periphonics, Inc. The Company's interactive communications business is heavily dependent on sales to the human resources departments of large organizations. In fiscal 1996 and the first quarter of fiscal 1997, sales to human resources departments represented 56.7% and 77.2%, respectively, of customer premises systems revenues. In response to customers' desires to outsource certain aspects of database access functionality, the Company provides interactive communications services to organizations which choose not to purchase customer premises systems. This outsourced services business competes with employee benefit plan consulting firms and accounting firms, including Coopers & Lybrand LLP, Hewitt Associates LLC, William M. Mercer Companies, Inc., Towers, Perrin, Forster & Crosby, Inc. and Watson Wyatt & Company, which provide comprehensive packages of plan design, administration and consulting services, including automated access services.

Many of the Company's current and potential competitors have greater name recognition, larger installed customer bases and significantly greater financial, technical, marketing and other resources than the Company. Any such competitor could use its superior financial resources, market power, service or technical resources and installed base of customers to compete effectively against the Company. Such competition could materially adversely affect the Company's ability to sustain current pricing levels and could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. Further, competition for the customers of the database and document services businesses may increase as a result of the Company's determination to pursue the divestiture of such businesses. See "Business--Competition" and "Business--Database and Document Services Businesses."

DEPENDENCE ON STRATEGIC MARKETING ALLIANCES

An integral part of the Company's growth strategy is to develop and utilize alliances with companies producing complementary software products in order to obtain introductions or referrals to potential customers, as well as to coordinate the development of the Company's complementary software products directly with such companies to enhance interoperability and performance. Future customer premises systems revenues will be dependent to a significant extent on the market success of such companies and the effectiveness of the alliances. Factors that adversely affect the revenues of these companies, such as competition, technological changes or product failures, may have a substantial adverse effect upon the Company's financial results. These strategic marketing alliances are generally reflected by non-exclusive contractual arrangements that are terminable at will. The success of the Company is dependent on the interest and commitment of these companies to promote and coordinate product development and marketing efforts with the Company, which is entirely at the discretion of these companies. The Company's strategic marketing allies maintain similar relationships with certain of the Company's competitors. There is intense competition by other companies to establish such relationships, and there can be no assurance that the Company will be able to maintain or expand its network of strategic marketing alliances in the future, or that such companies will continue to support the Company or not choose to favor one of the Company's competitors. Additionally, there can be no assurance that the companies with which the Company maintains such alliances will not decide to enter into the same business as, and compete directly against, the Company. The loss of any of these relationships, or the inability of the Company to attract and develop new strategic marketing alliances with other leading software companies, or adverse developments affecting the business or prospects of such companies, could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. See "Business--Technology and Product Development," "Business--Marketing" and "Business--Strategic Marketing Alliances."

RISKS ASSOCIATED WITH RAPID TECHNOLOGICAL CHANGE

The markets for the Company's interactive communications solutions are characterized by rapid technological advancement, changes in customer requirements, frequent new product introductions and enhancements and emerging industry standards. The Company must continually change and improve its products and services in response to changes in operating systems, application software, computer and telephony hardware, communications, database and networking systems, programming tools and computer language technology. The introduction of products or services embodying new technologies and the emergence of new industry standards can render existing products and services obsolete and unmarketable. In particular, the market for self-service applications through the Internet's World Wide Web, corporate Intranets, and dial-up browser software has only recently begun and is rapidly developing. The Company's success will depend upon its ability to enhance, on a timely and cost-effective basis, its current products and services (e.g., to effectively add new Internet and corporate Intranet capabilities) and to develop new products and services that meet changing market conditions, which include changing customer needs, new competitive product and service offerings, emerging industry standards and changing technology. There can be no assurance that the Company will be successful in developing and marketing, on a timely and cost-effective basis or at all, fully functional and integrated product enhancements or new products or services that respond to technological change, updates or enhancements to third party products or services used in conjunction with the Company's products or services, changes in customer requirements or emerging industry standards, or that the Company's enhanced or new products and services will be accepted by customers. Any failure by the Company to anticipate or respond adequately to changing market conditions, or any significant delays in product or service development or introduction, could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects.

The current version of the Company's TALXWare software runs on the International Business Machines Corporation ("IBM") OS/2 operating system and the Company is therefore dependent upon the continued viability of the OS/2 operating system and upon IBM's continuing support for the OS/2 operating system. However, the Company believes that some potential customers will not purchase the Company's product unless and until it runs on an alternative operating system. Accordingly, the Company has begun to devote significant engineering and product development resources to design and develop a fully functional version of its TALXWare software to run on the Microsoft Windows NT operating system. Towards this end, the Company has recently contracted with a consulting firm, which specializes in software development, for exclusive rights to a base Windows NT product. Although such product will not immediately offer customers the full range of features currently available for the OS/2 operating system, the Company plans to direct development efforts towards integrating additional features, including EasyScript, into such base product in 1997. Additionally, as part of the process of making TALX products compatible with the Windows NT operating system, the Company has developed conversion utilities to allow the same digitized voice messages to be used with both the OS/2 and Windows NT operating systems, has begun the process of porting licensed technologies from the OS/2 operating system to the Windows NT operating system and is proceeding with the design and development of a graphical user interface for system administration functions for both the OS/2 and Windows NT operating systems. Further, it is the Company's strategy that new TALX products will be developed to run on both the OS/2 and Windows NT operating systems. Thus, the Company is currently developing software using cross-platform software development tools that allow software developed for the OS/2 operating system to also run on the Windows NT operating system.

These projects are intended to expand market acceptance of the Company's products and to limit the market and technical risks associated with the Company's dependence on a single operating system. It is possible that the Company's intention to develop a fully functional Windows NT-based version of its TALXWare software will cause potential customers to defer or forgo purchases of current or future versions of the TALXWare software until it is available on the Windows NT operating system, which could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. Failure by the Company to develop a Windows NT-based version of the TALXWare software successfully and in a timely and cost effective manner may have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. Further, when and if the Company markets a Windows NT-based version of its TALXWare software, the Company will be dependent upon the viability of that operating environment.

The Company's products not only involve integration with operating systems but also with products developed by others. For example, the Company has recently introduced a lower cost version of the TALX system utilizing Natural MicroSystems, Inc. standards-based computer telephony hardware boards and software drivers. The Company believes that marketing this product as an alternative to its proprietary computer telephony processor ("VP/2000") based TALX system may provide a means to gain increased access to European and other international markets, as well as to more price sensitive U.S. domestic market segments. Currently, this product is available only in a form with reduced performance and functionality compared to the VP/2000-based TALX system. Although the Company is devoting significant resources to enhance this new product to be a fully functional counterpart to the VP/2000-based TALX system, this project could take 18 months or longer. There can be no assurance that delays in increasing the functionality of this product will not adversely affect sales opportunities, as customers may purchase competitive standards-based systems. Such delays would have a material adverse effect on the Company's business, financial condition, results of operations and business prospects.

If any of these third-party products, including IBM OS/2, Microsoft Windows NT or the Natural MicroSystems boards and drivers, should become unavailable for any reason, fail in their operation with the Company's products or fail to be supported by their respective vendors, it would be necessary for the Company to redesign its products. There can be no assurance that any redesign could be accomplished in a cost-effective or timely manner. The Company or its customers could also experience difficulties integrating the Company's products with other hardware and software. Further, should new releases of these operating systems, computer telephony hardware boards and software drivers, remote communications software, database connectivity software or facsimile hardware boards and software drivers occur before the Company develops products compatible with such new releases, if ever, any resulting decline in demand for the Company's products could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects.

Additionally, the Company licenses and integrates complementary enhancement technologies into the systems it develops and seeks to provide the "best-of-class" technologies to its customers. Some of the interactive features which are licensed from third party suppliers by the Company pursuant to non-exclusive license or resale agreements (the "Supplier Agreements") or purchased under open market purchase arrangements and then integrated into the Company's products are voice recognition, text-to-speech, facsimile, e-mail and client/server database interfaces used in creating interactive communications solutions. The Company believes that if any Supplier Agreement expires or is cancelled or otherwise terminated, or if a third party supplier refuses to sell to the Company pursuant to the existing open market purchase arrangements, as the case may be, and the existing third party supplier refuses to enter into a subsequent agreement or other arrangement, the Company could enter into a similar agreement or arrangement with any number of different suppliers. However, if a new supplier is necessary, the integration of the relevant technology from the new supplier would require a significant amount of time, resulting in a meaningful delay in the Company's ability to offer the particular enhancement currently being purchased under Supplier Agreements or pursuant to open market purchase arrangements. The Company could also experience difficulties integrating the new supplier's technology with all of its products. Additionally there can be no assurance that any such integration could be accomplished in a cost-effective manner. Significant delays in the offering of product enhancements due to integration of technology from new suppliers could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. See "Business--Services and Products" and "Business--Technology and Product Development."

LENGTHY SALES CYCLE

Purchases of TALX interactive communications solutions are often the result of a multi-department decision by prospective customers and generally require the Company to engage in a lengthy sales cycle to provide a significant level of education to prospective customers regarding the use and benefits of the TALX interactive communications solutions. Due in part to the mission-critical nature of certain of the TALX interactive communications solutions applications and the associated investment in hardware, software and consulting expenditures, potential customers tend to be cautious in making product acquisition decisions. For these and other reasons, the sales cycle for the Company's products and services can range from one month to over one year and is subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, over which the Company has little or no control. Consequently, if sales anticipated from specific customers for a particular quarter are not realized in that quarter, the Company is unlikely to be able to generate revenue from alternative sources in time to compensate for the shortfall. As a result, lost or delayed sales could have a material adverse effect on the Company's quarterly operating results. Moreover, to the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

The Company's future performance depends to a significant degree upon the continued contributions of its officers and key management, sales and technical personnel, many of whom would be difficult to replace. The loss of any of these individuals could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. The Company will enter into employment agreements with William W. Canfield, its Chairman, President and Chief Executive Officer, and certain other senior management members prior to completion of this offering. See "Management-- Directors and Executive Officers" and "Management--Employment Agreements" In addition, the Company's future success and ability to manage growth will be dependent upon its ability to hire additional highly skilled employees for a variety of management, engineering, technical and sales and marketing positions. The competition for such personnel is intense. Further, the Company anticipates that retention of existing personnel of its database and document services businesses may become more difficult as a result of the Company's determination to pursue the divestiture of such businesses. There can be no assurance that the Company will be able to attract, assimilate or retain sufficient qualified personnel to achieve its future business objectives. The failure to do so could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects.

RISKS OF PRODUCT DEFECTS; PRODUCT LIABILITY

As a result of their complexity, hardware and software products may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and testing and use by current and potential customers, errors will not be found in systems after implementation. The occurrence of such errors could result in loss or delay in market acceptance of the Company's products or services, which could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. The Company's Internet and corporate Intranet applications, which were recently introduced or are under development, may result in unauthorized access and similar disruptive problems caused by Internet or other users. Such unauthorized access and other disruptions could jeopardize the security of information stored in and transmitted through the computer systems of the Company's customers, which may result in significant liability to the Company and deter potential customers. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of the Company's products or services may entail the risk of such claims. While the Company maintains insurance for product liability risks, there can be no assurance the Company's insurance will be adequate in the event of a material product liability claim. A successful product liability claim in excess of the Company's insured limits brought against the Company could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects.

LIMITED INTELLECTUAL PROPERTY PROTECTION

The Company's success is heavily dependent upon its proprietary technology. Although the Company copyrights certain elements of its products, the primary means of protecting its interactive communications products and services is through non-disclosure agreements, which provide only limited protection. As part of its confidentiality procedures, the Company generally enters into non-disclosure agreements with its employees, distributors and strategic marketing allies, subject to certain exceptions, and limits access to and distribution of its software, documentation and other proprietary information. The Company also seeks to protect its software, documentation and other written materials through trade secret and copyright laws. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use the Company's products or technology that the Company considers proprietary, and third parties may attempt to develop similar technology independently. In particular, the Company provides certain distributors with access to its product architecture and other proprietary information underlying the Company's licensed software. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. Accordingly, there can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

In the past, the Company has received and may in the future receive communications from third parties asserting that the Company's products, trademarks or other proprietary rights require a license of intellectual property rights or infringe, or may infringe, on their proprietary rights. Based on the information currently available, the Company does not believe there are any valid claims of which it is aware which it is infringing or which, if infringed, would result in any material adverse effect on the Company's financial condition or results of operations. On August 16, 1996, Elk Industries, Inc. ("Elk") filed an action in the United States District Court for the Southern District of Florida against the Company. The action alleges patent infringement by the Company in connection with the Company's making, selling and using an audio storage and distribution system allegedly covered under a patent held by Elk. The complaint seeks unspecified damages. The Company believes the lawsuit to be without merit and intends to defend itself vigorously. The Company believes its products do not infringe upon any of the claims of the patent relating to the action filed by Elk. Further, the Company has filed an answer to Elk's complaint that also asserts that such patent is invalid and that the claims are unenforceable. As the number of software products in the industry increases, and the functionality of these products further overlaps, the Company believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation to determine the validity of any claims could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks, whether or not such litigation is determined in favor of the Company. In the event of an adverse ruling in any such litigation, the Company may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. The failure of the Company to develop or license a substitute technology could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. See "Business--Proprietary Rights."

RISKS ASSOCIATED WITH INCREASED INTERNATIONAL SALES

Since its inception, the Company has derived less than 2% of its total revenues in any year from sales to customers outside of the United States. The Company intends to expand its interactive communications operations outside of the United States and enter additional international markets, which will require significant management attention and financial resources. The Company's ability to expand its business internationally is limited by the general acceptance of interactive communications in other countries and ability to obtain appropriate regulatory approval of the third party telephony and connectivity hardware supported by TALXWare, and potentially reduced needs for employee benefit applications. The Company expects to commit additional time and development resources to customizing its products for selected international markets and to developing international sales and support channels. There can be no assurance that such efforts will be successful.

International operations are subject to a number of risks, including costs of customizing products for foreign countries, dependence on independent resellers, multiple and conflicting regulations regarding communications, use of data and control of Internet access, longer payment cycles, unexpected changes in regulatory requirements, import and export restrictions and tariffs, difficulties in staffing and managing foreign operations, greater difficulty or delay in accounts receivable collection, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws, the impact of possible recessionary environments in economies outside the United States, and political and economic instability. In addition, the Company's ability to expand its interactive communications business in certain countries will depend upon the certification of third party hardware compatible with the TALX system. Because the Company will depend on third party suppliers to certify such telephony and connectivity hardware and obtain regulatory approval on a country by country basis, there can be no assurance that such approval will exist or continue to exist in the future. Further, the Company's export sales are currently denominated predominately in United States dollars. An increase of the United States dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in foreign markets. As, and if, the Company increases its international sales, its total revenue may also be affected to a greater extent by seasonal fluctuations resulting in lower sales that typically occur during the summer months in Europe and other parts of the world. See "Business--Technology and Product Development," "Business--Marketing," and "Business--Strategic Marketing Alliances."

COMPUTER NETWORK AND TELEPHONE OPERATIONS; RISK OF INTERRUPTION

Significant portions of the Company's operations are dependent on the Company's ability to protect its computer equipment and the information stored in its data processing centers against damage that may be caused by fire, power loss, telecommunications failures, unauthorized intrusion and other events. The Company's data processing centers are located in St. Louis, Missouri. Software and related data files are backed-up regularly and stored off-site. There can be no assurance that these measures are sufficient to eliminate the risk of extended interruption in the Company's operation. The Company also relies on local and long-distance telephone companies to provide dial-up access, Internet and corporate Intranet access to the Company's services. The Company is currently in the process of creating an alternate disaster recovery facility. Any damage or failure that interrupts the Company's operations could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects.

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET
PRICES

Sales of substantial numbers of additional shares of Common Stock in the public market could adversely affect the market price of the Common Stock and make it more difficult for the Company to raise funds through future equity offerings. Several of the Company's principal shareholders hold a significant portion of the Company's outstanding Common Stock (see "Principal Shareholders"), and a sale by one or more of these shareholders of their shares could adversely affect the market price of the Common Stock. Shareholders holding, in the aggregate, 3,226,067 of the 3,238,975 shares outstanding on the date hereof (the "Previously Issued Shares") have entered into lock-up agreements under which they have agreed, other than with the consent of First Albany Corporation, not to sell such shares for a period of 180 days following the completion of the offering. At the expiration of such lock-up period, the Previously Issued Shares will either (i) in the case of 1,663,054 "affiliate" shares held by officers, directors and other affiliates, be eligible for sale, subject to the volume and other limitations of Rule 144,
(ii) in the case of shares issued less than three years prior but more than two years prior and held by non-affiliates, be eligible for sale, but also subject to such volume and other limitations, and (iii) in the case of shares issued more than three years prior, be eligible for sale without restriction. See "Shares Available for Future Sale." Following effectiveness of the registration statement covering the shares offered hereby, the Company will register on Form S-8 under the Securities Act 678,322 shares of Common Stock issuable under employee stock option and purchase plans, which registrations are expected to become effective upon filing. There are options to purchase 372,694 shares of Common Stock outstanding on the date hereof, of which 175,517 are currently exercisable, and warrants to purchase 163,142 shares of Common Stock outstanding on the date hereof, none of which are currently exercisable. Certain holders of shares of Common Stock are entitled to have their shares registered for sale under the Securities Act by the Company under certain circumstances. The exercise of these rights and the sale of such shares could have a material adverse effect on the market price for the Common Stock. See "Management--Benefit Plans." "Description of Capital Stock" and "Shares Eligible for Future Sale."

SIGNIFICANT SHARE OWNERSHIP; CERTAIN ANTI-TAKEOVER PROVISIONS

Upon completion of this offering, the Company's directors, officers and principal (5% or more) shareholders, taken as a group, will beneficially own in the aggregate approximately 32.9% of the Company's outstanding Common Stock (31.1% if the Underwriters' over-allotment option is exercised in full), based on their holdings as of October, 7 1996. Certain principal shareholders and their representatives are directors or executive officers of the Company. As a result of such ownership, these shareholders can influence matters requiring approval by the shareholders of the Company, including the election of directors, and the management and affairs of the Company. In addition, certain provisions of Missouri law and of the Company's Restated Articles of Incorporation ("Articles") and Bylaws ("Bylaws") could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could also limit or depress the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. The Company is also authorized to issue preferred stock with rights senior to, and that may adversely affect, the Common Stock, without the necessity of shareholder approval and with such rights, preferences and privileges as the Company's Board of Directors may determine. The Company, however, has no present plans to issue any shares of preferred stock. See "Principal Shareholders," "Description of Capital Stock" and "Certain Charter and Bylaw Provisions."

NO PRIOR MARKET FOR COMMON STOCK

Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market will develop or be sustained after this offering or that investors will be able to sell the Common Stock should they desire to do so. The initial public offering price was determined by negotiations between the Company and the representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade upon completion of this offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

POSSIBLE VOLATILITY OF STOCK PRICE

The market price of the shares of Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, changes in financial estimates by securities analysts, conditions and trends in the software and other technology industries, adoption of new accounting standards affecting the software industry, general market conditions and other factors. Further, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such company. Such litigation, if instituted, could result in substantial costs and a diversion of management attention and resources, which would have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. These market fluctuations, as well as general economic, political and market conditions such as recessions or international currency fluctuations, may adversely affect the market price of the Common Stock.

NO DIVIDENDS

The Company does not anticipate paying dividends on the Common Stock for the foreseeable future. The Company anticipates that it will reinvest its net income, if any, in its businesses. See "Dividend Policy."

                                USE OF PROCEEDS

The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $17.8 million, assuming an initial public offering price of $10.00 per share (after deducting the underwriting discount and estimated offering expenses payable by the Company).

The Company will use the net proceeds to repay outstanding indebtedness represented by (i) the Subordinated Note in the aggregate principal amount of $4.0 million as of August 15, 1996, which is due and payable in July 2001 and accrues interest at an annual rate of 13.25%, with an effective interest rate of 19.25% (see "Certain Relationships and Related Transactions"), (ii) a promissory note in the principal amount of approximately $417,000 as of September 30, 1996, and which is due and payable through August 1997 and accrues interest at the bank's prime rate (8.25% as of September 30, 1996) plus 0.75%, and (iii) a demand note representing borrowings under a revolving line of credit (approximately $3.3 million as of September 30, 1996) which accrues interest at the bank's prime rate (8.25% as of September 30, 1996) plus 0.875%. The $4.0 million Subordinated Note was incurred to reduce outstanding bank debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Relationships and Related Transactions."

The Company anticipates that the balance of the net proceeds of this offering will be used for general corporate purposes. The Company's business strategy contemplates that it will seek to complement internal growth with strategic investments and acquisitions. Accordingly, a portion of the net proceeds may also be used for acquiring related businesses, licensing technology or investing in strategic or collaborative relationships. The Company has no present understandings, agreements or commitments with respect to any such acquisition, and no assurance can be given that any such acquisition will take place. Pending application to the uses described above, the Company intends to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

The Company has not paid any cash dividends and does not anticipate that it will do so in the foreseeable future. The Company currently intends to retain future earnings, if any, to provide funds for the growth and development of the Company's business. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's earnings, capital requirements and operating and financial condition, and such other factors as the Board of Directors may deem relevant. An existing loan agreement prohibits the payment of cash dividends; however, such agreement will terminate upon the closing of this offering. See "Use of Proceeds."

                                CAPITALIZATION

The following table sets forth the total debt and capitalization of the Company on an actual basis as of June 30, 1996 and as adjusted to give effect to (i) the sale by the Company of 2,000,000 shares of Common Stock at an assumed initial public offering price of $10.00 per share, (ii) the payment by the Company of the underwriting discount and other estimated expenses of this offering, and (iii) the anticipated application of a portion of the net proceeds to retire certain indebtedness of the Company. See "Use of Proceeds." The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and the related notes included elsewhere herein.

                                                            JUNE 30, 1996
                                                         --------------------
                                                         ACTUAL   AS ADJUSTED
                                                         -------  -----------
                                                           (IN THOUSANDS)
Short-term debt (including current portion of long-term
 debt and
 capital lease obligations)(1).......................... $ 2,929    $    33
Long-term debt, less current installments(1)............      42        --
Obligations under capital leases, less current
 installments...........................................      27         27
Subordinated note payable, gross proceeds of $3,350 net
 of discount of $736;
 does not reflect subsequent additional gross proceeds
 of $650 with
 a related net discount of $143(1)......................   2,614        --
                                                         -------    -------
    Total debt..........................................   5,612         60
                                                         -------    -------
Stockholders' equity (2):
 Preferred Stock, $.01 par value, 5,000,000 shares
  authorized; none outstanding .........................     --         --
 Series A convertible preferred stock, $.01 par value,
  2,373,000 shares authorized; 1,776,441 shares
  outstanding (none outstanding as adjusted)............      18        --
 Series B convertible preferred stock, $.01 par value,
  327,000 shares authorized; 236,873 shares outstanding
  (none outstanding as adjusted)........................       2        --
 Series C convertible preferred stock, $.01 par value,
  6,000,000 shares authorized; 615,745 shares
  outstanding (none outstanding as adjusted)............       6        --
 Common Stock, $.01 par value, 30,000,000 shares
  authorized; 2,478,070 shares outstanding (5,229,230
  outstanding as adjusted)(3)...........................      25         52
 Additional paid-in capital.............................   7,166     24,915
 Retained earnings (accumulated deficit)................  (1,817)    (2,457)(4)
                                                         -------    -------
    Total stockholders' equity..........................   5,400     22,510
                                                         -------    -------
    Total capitalization................................ $11,012    $22,570
                                                         =======    =======

--------

(1) After consummation of this offering, the Company will use a portion of the proceeds from such offering to repay all amounts outstanding as Short-term debt (including current portion of long-term debt and excluding capital lease obligations), Long-term debt, less current installments and Subordinated note payable (net of discount), which amounts as of June 30, 1996 were $2,896,000, $42,000 and $2,614,000, respectively, and as of
    September 30, 1996 were $3,717,000, $0 and $3,163,000, respectively. See
    "Use of Proceeds."

(2) Gives effect to the Reverse Stock Split and to changes in the Company's authorized capital effected in August 1996. Upon the closing of this offering, all issued and outstanding shares of Convertible Preferred Stock will be converted into an aggregate of 751,160 shares of Common Stock and the Company intends to file an amendment to its Articles to eliminate the Series A, B and C Convertible Preferred Stock. See "Description of Capital Stock."

(3) Assumes no exercise of outstanding stock options or warrants. As of the date of this Prospectus, there were outstanding options and warrants to purchase 372,694 and 163,142 shares, respectively, of Common Stock at a weighted average price of $4.57 and $1.08 per share, respectively. An additional 320,114 shares are currently available for future grants under the Company's employee benefit plans. See "Management--Benefit Plans" and
    Note 10 of the Notes to Consolidated Financial Statements.

(4) Includes the loss of $640,000 on extinguishment of the Subordinated Note, net of income tax effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   DILUTION

The net tangible book value of the Company at June 30, 1996 was $2,538,000 or $0.79 per share. Net tangible book value per share is determined by dividing the total tangible net worth of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding. Without taking into account any changes in such net tangible book value after June 30, 1996, other than to give effect to this offering at the assumed initial public offering price of $10.00 per share and the receipt by the Company of the estimated net proceeds therefrom, the net tangible book value of the Company at June 30, 1996 would have been $19,648,000 or $3.76 per share. This represents an immediate increase in net tangible book value of $2.97 per share to existing shareholders and an immediate dilution of $6.24 per share to purchasers of Common Stock in this offering. The following table illustrates this per share dilution:

      Assumed initial public offering price per share..............       $10.00
       Net tangible book value per share before this offering...... $0.79
       Increase attributable to new investors......................  2.97
                                                                    -----
       Net tangible book value per share after this offering.......         3.76
                                                                          ------
       Dilution per share to new investors.........................       $ 6.24
                                                                          ======

The following table summarizes, at June 30, 1996, the difference between existing shareholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the approximate total consideration paid, and the average price paid per share by existing holders of Common Stock and by the investors purchasing shares of Common Stock in this offering before deduction of the underwriting discount and estimated offering expenses.

                            SHARES PURCHASED  TOTAL CONSIDERATION
                            ----------------- ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            --------- ------- ----------- ------- -------------
   Existing shareholders... 3,229,181   61.8% $ 6,481,784   24.5%     $2.01
   New investors........... 2,000,000   38.2   20,000,000   75.5      10.00
                            ---------  -----  -----------  -----
     Total................. 5,229,181  100.0% $26,481,784  100.0%
                            =========  =====  ===========  =====

The above computations assume no exercise of outstanding stock options or warrants. As of date of this Prospectus, there were outstanding options and warrants to purchase 372,694 and 163,142 shares, respectively, of Common Stock at a weighted average exercise price of $4.57 and $1.08 per share, respectively. An additional 320,114 shares are currently reserved for future grants under the Company's employee benefit plans. To the extent these options and warrants are exercised, there will be further dilution to new investors. See "Management--Benefit Plans" and Note 10 of the Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data presented below should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The data for, and as of the end of, each of the years in the five-year period ended March 31, 1996 are derived from the financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The financial statements as of March 31, 1995 and 1996, and for each of the years in the three-year period ended March 31, 1996, and the report thereon, are included elsewhere in this Prospectus. The selected financial data presented below for the years ended March 31, 1992 and 1993 and as of March 31, 1992, 1993 and 1994 are derived from audited financial statements not included in this Prospectus. The selected financial data presented below for the three months ended June 30, 1995 and 1996 and as of June 30, 1995 and 1996 are unaudited but have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the three months ended June 30, 1996 are not necessarily indicative of results to be expected for any future period. The information set forth below reflects the classification of the database and document services businesses as discontinued operations and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                     THREE MONTHS
                                                                         ENDED
                                  YEAR ENDED MARCH 31,                 JUNE 30,
                         ----------------------------------------  ------------------
                          1992   1993   1994    1995      1996      1995      1996
                         ------ ------ ------- -------  ---------  -------  ---------
                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenues
 The Work Number........ $  --  $  --  $   --  $    74  $     453  $    42  $     251
 Outsourced services....    --      60     776     515        998      105        330
 Customer premises
  systems...............  5,273  6,868   8,497   6,957      9,442    2,125      2,844
 Maintenance and
  support...............  1,090  1,530   1,949   2,310      2,624      640        868
                         ------ ------ ------- -------  ---------  -------  ---------
   Total revenues.......  6,363  8,458  11,222   9,856     13,517    2,912      4,293
                         ------ ------ ------- -------  ---------  -------  ---------
 Cost of revenues
 The Work Number........    --     --      --       48        429       99        111
 Outsourced services....    --      22     190     260        493      106        128
 Customer premises
  systems...............  2,326  3,175   3,902   4,143      4,489      985      1,447
 Maintenance and
  support...............    360    558     767     793        619      166        237
                         ------ ------ ------- -------  ---------  -------  ---------
   Total cost of
    revenues............  2,686  3,755   4,859   5,244      6,030    1,356      1,923
                         ------ ------ ------- -------  ---------  -------  ---------
 Gross margin...........  3,677  4,703   6,363   4,612      7,487    1,556      2,370
                         ------ ------ ------- -------  ---------  -------  ---------
 Operating expenses
 Selling and marketing..  1,877  2,332   2,700   2,854      4,084      884      1,369
 General and
  administrative........  1,235  1,611   2,268   2,556      2,828      659        637
                         ------ ------ ------- -------  ---------  -------  ---------
   Total operating
    expenses............  3,112  3,943   4,968   5,410      6,912    1,543      2,006
                         ------ ------ ------- -------  ---------  -------  ---------
 Operating income
  (loss)................    565    760   1,395    (798)       575       13        364
 Other expense, net.....    167    140     153     284        395       88        140
 Income tax expense
  (benefit).............    151    235       7    (328)        57      (30)        83
                         ------ ------ ------- -------  ---------  -------  ---------
 Earnings (loss) from
  continuing operations.    247    385   1,235    (754)       123      (45)       141
                         ------ ------ ------- -------  ---------  -------  ---------
 Discontinued
  operations:
 Earnings (loss) from
  operations of
  discontinued
  operations, net.......    392    575     474    (410)      (703)    ( 38)      (164)
 Loss on disposal of
  discontinued
  operations, net.......    --     --      --      --         --       --        (350)
                         ------ ------ ------- -------  ---------  -------  ---------
 Earnings (loss) from
  discontinued
  operations, net.......    392    575     474    (410)      (703)     (38)      (514)
                         ------ ------ ------- -------  ---------  -------  ---------
 Earnings (loss) before
  extraordinary item and
  cumulative effect of
  change in accounting
  principle.............    639    960   1,709  (1,164)      (580)     (83)      (373)
 Extraordinary item.....    151    --      --      --         --       --         --
                         ------ ------ ------- -------  ---------  -------  ---------
 Net earnings (loss)
  before cumulative
  effect of change in
  accounting principle..    790    960   1,709  (1,164)      (580)     (83)      (373)
 Cumulative effect of
  change in accounting
  principle.............    --     461     --      --         --       --         --
                         ------ ------ ------- -------  ---------  -------  ---------
 Net earnings (loss).... $  790 $1,421 $ 1,709 $(1,164) $    (580) $   (83) $    (373)
                         ====== ====== ======= =======  =========  =======  =========
 Pro forma net earnings
  (loss) per share (1):
 Earnings from
  continuing
  operations............                                $     .04                 .04
 Loss from discontinued
  operations............                                     (.21)               (.15)
                                                        ---------           ---------
   Net loss.............                                $    (.17)               (.11)
                                                        =========           =========
 Pro forma weighted
  average number of
  shares outstanding
  (1)...................                                3,400,439           3,400,439
                                                        =========           =========

                                     AS OF MARCH 31,              AS OF JUNE 30,
                          --------------------------------------  ----------------
                           1992   1993    1994    1995    1996     1995     1996
                          ------ ------- ------- ------- -------  -------  -------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash...................  $  156 $   258 $   145 $    27 $    56  $   160  $   287
 Working capital........      24   1,582   2,449     183  (1,261)    (172)     186
 Net assets of
  businesses held for
  sale..................     --      --      --      --      --       --     2,505
 Total assets...........   6,927  10,103  12,824  14,476  15,844   14,566   14,686
 Notes payable to bank..   1,572     757   1,100   2,654   4,243    3,309    2,396
 Current installments of
  long-term debt and
  obligations under
  capital leases........     281     499     602     722     726      711      533
 Long-term debt and
  obligations under
  capital leases, less
  current installments..     199     750     620   1,318     630    1,149       69
 Subordinated note
  payable, net of
  discount..............     --      --      --      --      --       --     2,614
 Due to stockholders....     105     --      --      --      --       --       --
 Stockholders' equity...   2,069   4,365   6,774   5,610   5,038    5,528    5,400

--------
(1) Pro forma net loss per share has been computed using the number of shares of Common Stock and Common Stock equivalents outstanding. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued at prices below the assumed initial public offering price of $10.00 per share and stock options and warrants granted with exercise prices below the assumed initial public offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of Common Stock equivalent shares, using the treasury stock method, as if such shares, options and warrants were outstanding for all of fiscal 1996 and the first quarter of fiscal 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The Company's revenues are derived from interactive communications, which consists of The Work Number, outsourced services, the sale of customer premises systems, and maintenance and support services related to those systems.

The Work Number service is in the early stage of its life cycle. Accordingly, no meaningful relationship can be drawn between revenues recognized to date, or in a given quarter, and the corresponding number of employers that have contracted for the service or the number of employment records covered by the service. Revenues derived from The Work Number include fees charged to mortgage lenders and other verifiers for verification of employment history, including the past three years of salary history of participating employers' current and former employees, ongoing maintenance fees charged to employers and one-time conversion fees from new employers. The lag between the time an employer enters into an agreement with the Company for The Work Number and the time the employer converts its records to the service and begins to routinely refer inquiries to The Work Number can distort normal quarter to quarter revenue comparisons early in the service's life cycle. Further, revenues to date primarily reflect the relatively large percentage of conversion fees recognized early in the service's life cycle as compared to fees from verifications, which can also distort normal quarter to quarter revenue comparisons at this stage of the service's life cycle. The Company expects that over time ongoing fees from verifications will be a greater source of revenues than conversion fees. Additionally, due to the early stage of the service and the attendant start-up costs, no meaningful relationship can be drawn between historical gross margins and gross margins that may be realized in the future. The future success of this branded service is contingent upon a number of factors, including, without limitation, increased acceptance and usage of the service. See "Risk Factors--Certain Risks Associated with The Work Number" and "Risks Related to Use of Confidential Information with The Work Number."

The Company's customer premises systems business designs and implements customer premises systems with interactive communications capabilities using computer telephony to integrate technologies such as IVR, facsimile, e-mail, Internet and corporate Intranet. The Company's interactive communications solutions enable an organization's Users to access, input and update information without human assistance. Revenues from customer premises systems are derived from the license or sale of software, related hardware and custom applications and are generally recognized upon shipment of the system. Sales are effected through a direct sales force and in conjunction with strategic marketing alliances (including third party resellers). The typical size of a system ranges from $35,000 to $200,000 or more and averages approximately $75,000. In the case of a third party reseller, revenues are recognized at the time of shipment to the reseller; however, the Company does not have any future obligations related to these types of sales. The Company provides maintenance and support services with respect to installed customer premises systems. These services include a 24-hour per day, 7-day a week toll-free customer service line. Revenues from maintenance and support are recognized ratably over the term of the maintenance agreement.

The Company's outsourced services business provides interactive communication services to organizations that choose not to purchase a customer premises system. The Company maintains a system on its premises that contains a customer database and receives incoming requests for access to the information. Revenues from outsourced services include fees derived from establishment of the service and transaction-based fees.

In addition to providing interactive communication systems, the Company has historically provided database and document services. The Company offers database services, including sales leads and pre-press services for directory publishers, and document services, including the preparation and mailing of invoices, statements and confirmation letters for organizations with high volume requirements. Revenues from database and document services are recognized as the services are performed through progress billings. These customers' contracts cover periods generally from one to six months and progress billings are made in accordance with individual customer contract terms. In August 1996, the Company determined to pursue the divestiture of the database and document services businesses and, accordingly, has reflected the results of operations of such businesses as discontinued operations.

In connection with the issuance of a $4.0 million subordinated promissory note (the "Subordinated Note") which bears interest at 13.25% (with an effective interest rate of 19.25%), of which $3.35 million was funded as of June 30, 1996 and the balance of which was committed as of that date and funded on August 15, 1996, the Company issued to Petra Capital, LLC (the "Lender") and other participants warrants for the purchase of Common Stock at $.01 per share. See "Certain Relationships and Related Transactions." For financial reporting purposes, the warrants have been valued based on a $7.00 per share value of the underlying Common Stock on the date the Subordinated Note was issued. The $736,000 difference between the $3.35 million funded in connection with the Subordinated Note at June 30, 1996 and the amount reflected in the financial statements as of that date represents the value of the warrants issued to the Lender and other participants in connection with such Subordinated Note and such amount has been treated as a discount on the Subordinated Note. This discount and costs associated with the issuance of the Subordinated Note and warrants amount to approximately $1.0 million. Upon repayment of this Subordinated Note, the Company will expense the unamortized discount and deferred costs associated with the issuance of the Subordinated Note and warrants. This amount, net of income tax effect, will be approximately $640,000 and will be treated as an extraordinary item.

This discussion and analysis contains certain statements that may be considered forward looking statements ("Forward Looking Statements") within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the Forward Looking Statements as a result of, among other things, the factors set forth in the section entitled "Risk Factors." In particular, note the Risk Factors captioned "Operating Losses," "Potential Fluctuations in Operating Results," "Certain Risks Associated with The Work Number," "Risks Related to Use of Confidential Information With The Work Number," "Certain Risks Associated with Divestiture of the Database and Document Services Businesses," "Intense Competition," "Dependence on Strategic Marketing Alliances," "Risks Associated with Technological Change," "Lengthy Sales Cycle" and "Limited Intellectual Property Protection" as well as "Business--Proprietary Rights" and "Business-- Legal Proceedings."

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, certain items from the Company's consolidated statements of operations, expressed as a percentage of total revenues, and the percentage change in the dollar amount of such items compared to the prior comparable period.

                                                                   PERCENTAGE INCREASE (DECREASE)
                                                                ------------------------------------
                                                   THREE
                                                  MONTHS                                   FIRST
                         FISCAL YEAR ENDED      ENDED JUNE                              THREE MONTHS
                             MARCH 31,              30,         FISCAL 1995 FISCAL 1996 FISCAL 1997
                         --------------------   -------------      OVER        OVER         OVER
                         1994   1995    1996    1995    1996    FISCAL 1994 FISCAL 1995 FISCAL 1996
                         -----  -----   -----   -----   -----   ----------- ----------- ------------
STATEMENT OF OPERATIONS
 DATA:
 Revenues
 The Work Number........   -  %   0.8%    3.3%    1.4%    5.9%       *         518.9%       504.1%
 Outsourced services....   6.9    5.2     7.4     3.6     7.7      (33.8)       93.9        213.0
 Customer premises
  systems...............  75.7   70.6    69.9    73.0    66.2      (18.1)       35.7         33.8
 Maintenance and
  support...............  17.4   23.4    19.4    22.0    20.2       18.6        13.6         35.7
                         -----  -----   -----   -----   -----
   Total revenues....... 100.0  100.0   100.0   100.0   100.0      (12.2)       37.2         47.4
                         -----  -----   -----   -----   -----
 Cost of revenues
 The Work Number........   -      0.5     3.2     3.4     2.6        *         796.5         12.1
 Outsourced services....   1.7    2.6     3.6     3.7     3.0       36.2        89.5         20.7
 Customer premises
  systems...............  34.8   42.0    33.2    33.8    33.7        6.2         8.4         47.0
 Maintenance and
  support...............   6.8    8.1     4.6     5.7     5.5        3.3       (22.0)        42.5
                         -----  -----   -----   -----   -----
   Total cost of
    revenues............  43.3   53.2    44.6    46.6    44.8        7.9        15.0         41.8
                         -----  -----   -----   -----   -----
 Gross margin...........  56.7   46.8    55.4    53.4    55.2      (27.5)       62.4         52.3
                         -----  -----   -----   -----   -----
 Operating expenses
 Selling and marketing..  24.1   29.0    30.2    30.4    31.9        5.7        43.1         54.9
 General and
  administrative........  20.2   25.9    20.9    22.6    14.8       12.7        10.6         (3.3)
                         -----  -----   -----   -----   -----
   Total operating
    expenses............  44.3   54.9    51.1    53.0    46.7        8.9        27.8         30.0
                         -----  -----   -----   -----   -----
 Operating income
  (loss)................  12.4   (8.1)    4.3     0.4     8.5     (157.2)        *        2,595.4
 Other expense, net.....   1.3    2.9     2.9     3.0     3.3       86.0        38.9         59.0
                         -----  -----   -----   -----   -----
 Earnings (loss) from
  continuing operations
  before income tax
  expense (benefit).....  11.1  (11.0)    1.4    (2.6)    5.2     (187.2)        *           *
 Income tax expense
  (benefit).............   0.1   (3.3)    0.5    (1.0)    1.9        *           *           *
                         -----  -----   -----   -----   -----
 Earnings (loss) from
  continuing operations.  11.0   (7.7)    0.9    (1.6)    3.3     (161.1)        *           *
 Discontinued
  operations, net.......   4.2   (4.1)   (5.2)   (1.3)  (12.0)    (186.4)        *           *
                         -----  -----   -----   -----   -----
 Net earnings (loss)....  15.2% (11.8)%  (4.3)%  (2.9)%  (8.7)%   (168.1)%       *           *
                         =====  =====   =====   =====   =====

--------
*Not meaningful.

Three Months Ended June 30, 1995 and 1996

Revenues. Total revenues increased by 47.4%, from $2.9 million for the three months ended June 30, 1995 to $4.3 million for the three months ended June 30, 1996. Revenues from The Work Number increased from $42,000 for the three months ended June 30, 1995 to $251,000 for the three months ended June 30, 1996, due to the completion of the pilot phase during fiscal 1996 and commencement of marketing on a nationwide basis. However, in the first quarter of fiscal year 1997, notwithstanding the continued increase in verification revenues, the focusing of the sales force from The Work Number to customer premises systems sales resulted in a lower rate of new employer contracts for The Work Number and a modest decline in total revenues from The Work Number compared with the fourth quarter of fiscal year 1996. The Company has commenced, and is continuing, the process of hiring and establishing a sales force dedicated to The Work Number. Revenues from outsourced services increased from $105,000 for the three months ended June 30, 1995 to $330,000 for the three months ended June 30, 1996, due to the Company capitalizing on the trend of some corporations to outsource their non-core functions. Revenues from customer premises systems increased by 33.8%, from $2.1 million for the three months ended June 30, 1995 to $2.8 million for the three months ended June 30, 1996. This revenue growth is due to increases in sales and marketing resources effected in prior periods and continuing in the current period, reflecting the Company's efforts to increase historic revenue generation. Additionally, revenue growth also benefited from the replacement of a regional sales manager who left the Company in September 1994 and the addition of another sales manager in the same territory. The continuing development of strategic marketing alliances also contributed to increased revenues. Revenues from maintenance and support related to the customer premises systems increased by 35.7%, from $640,000 for the three months ended June 30, 1995 to $868,000 for the three months ended June 30, 1996, reflecting the support provided to an increased installed base of customer premises systems.

Cost of Revenues. Total cost of revenues increased by 41.8%, from $1.4 million for the three months ended June 30, 1995 to $1.9 million for the three months ended June 30, 1996. Cost of revenues from The Work Number increased from $99,000 for the three months ended June 30, 1995 to $111,000 for the three months ended June 30, 1996, due to increased costs incurred with respect to this service as it moved from the pilot phase to a national service, offset by a reduction in start-up costs. Due to the early stage of the service in its life cycle and the attendant start up costs, no meaningful relationship can be drawn between historical gross margins and gross margins that may be realized in the future. Cost of revenues from outsourced services increased by 20.7%, from $106,000 for the three months ended June 30, 1995 to $128,000 for the three months ended June 30, 1996. This increase in cost is attributable to the revenue growth described above. Cost of revenues from outsourced services as a percentage of revenues from outsourced services decreased from 100.6% for the three months ended June 30, 1995, to 38.8% for the three months ended June 30, 1996, reflecting the better utilization of the fixed personnel and equipment costs incurred starting in 1995. Cost of revenues from customer premises systems increased by 47.0%, from $1.0 million for the three months ended June 30, 1995 to $1.4 million for the three months ended June 30, 1996. This increase is due to the increase in customer premises systems revenue. Additionally, cost of revenues for customer premises systems as a percentage of customer premises system revenue increased from 46.3% for the three months ended June 30, 1995 to 50.9% for the three months ended June 30, 1996. This increase is due to an increase in fixed labor costs as the Company continued to increase staffing to support possible future increases in revenue. Cost of revenues from maintenance and support related to customer premises systems increased by 42.5%, from $166,000 for the three months ended June 30, 1995 to $237,000 for the three months ended June 30, 1996, principally due to an increase in personnel costs to provide a higher level of customer service.

Selling and Marketing Expenses. Selling and marketing expenses increased 54.9% from $884,000 for the three months ended June 30, 1995 to $1.4 million for the three months ended June 30, 1996. As a percentage of revenues, such expenses increased from 30.4% for the three months ended June 30, 1995 to 31.9% for the three months ended June 30, 1996. The increase reflects continuing expansion of the Company's sales and marketing efforts, including development of distribution channels both in domestic and international markets. The Company anticipates that selling and marketing expenses will continue to increase in dollar amount as the Company expands its sales and marketing efforts.

General and Administrative Expenses. General and administrative expenses decreased 3.3% from $659,000 for the three months ended June 30, 1995 to $637,000 for the three months ended June 30, 1996. As a percentage of revenues, such expenses decreased from 22.6% for the three months ended June 30, 1995 to 14.8% for the three months ended June 30, 1996. The decrease reflects the cost control efforts implemented by the Company throughout fiscal 1996. The Company does not anticipate that general and administrative expenses will decrease in dollar amount in future years.

Other Expense. Interest expense, which is the primary component of other expense, net, increased from $71,000 for the three months ended June 30, 1995 to $116,000 for the three months ended June 30, 1996. This increase is due principally to a higher level of borrowings caused by the net loss incurred during fiscal 1996. As the Company intends to repay most of its outstanding borrowings with the proceeds of this offering, it expects interest expense will decrease substantially in future periods.

Income Tax Expense. The Company's effective income tax rate was 40.0% for the three months ended June 30, 1995 and 37.1% for the three months ended June 30, 1996.

Fiscal Years Ended March 31, 1996 and 1995

Revenues. Total revenues increased by 37.2%, from $9.9 million in fiscal 1995 to $13.5 million in fiscal 1996. Revenues from The Work Number increased from $74,000 in fiscal 1995 to $453,000 in fiscal 1996, due to the completion of the pilot phase and commencement of marketing on a nationwide basis. Revenues from outsourced services increased by 93.9%, from $515,000 in fiscal 1995 to $1.0 million in fiscal 1996, due to the Company capitalizing on the trend of some corporations to outsource their non-core functions. Revenues from customer premises systems increased by 35.7%, from $7.0 million in fiscal 1995 to $9.4 million. This revenue growth is due to increases in sales and marketing resources effected in fiscal 1996, reflecting the Company's efforts to increase historic revenue generation. Additionally, revenue growth also benefited from the replacement of a regional sales manager who left the Company in September 1994 and the addition of another sales manager in the same territory. The continuing development of strategic marketing alliances also contributed to increased revenues. Revenues from maintenance and support related to the customer premises systems increased by 13.6%, from $2.3 million in fiscal 1995 to $2.6 million in fiscal 1996, reflecting the support provided to an increased installed base of customer premises systems.

Cost of Revenues. Total cost of revenues increased by 15.0%, from $5.2 million in fiscal 1995 to $6.0 million in fiscal 1996. Cost of revenues from The Work Number increased from $48,000 in fiscal 1995 to $429,000 in fiscal 1996, due to increased costs incurred with respect to this service as it moved from the pilot phase to a national service. Due to the early stage of the service in its life cycle and the attendant start up costs, no meaningful relationship can be drawn between historical gross margins and gross margins that may be realized in the future. Cost of revenues from outsourced services increased by 89.5%, from $260,000 in fiscal 1995 to $493,000 in fiscal 1996, due to the revenue growth described above. Cost of revenues from customer premises systems increased by 8.4%, from $4.1 million in fiscal 1995 to $4.5 million in fiscal 1996. This increase is due to the increase in customer premises systems revenue. However, cost of revenues for customer premises systems as a percentage of customer premises systems revenue decreased from 59.6% in fiscal 1995 to 47.5% in fiscal 1996. This decrease is due to the lower levels of revenues in the second half of fiscal 1995 and the relatively fixed nature of the Company's labor costs, which resulted in higher than normal cost of revenue percentage in fiscal 1995. Cost of revenues from maintenance and support related to customer premises systems decreased by 22.0%, from $793,000 in fiscal 1995 to $619,000 in fiscal 1996, principally due to better leveraging of personnel costs in fiscal 1996 and reductions in the costs of contracted third-party maintenance services.

Selling and Marketing Expenses. Selling and marketing expenses increased 43.1% from $2.9 million in fiscal 1995 to $4.1 million in fiscal 1996. As a percentage of revenues, such expenses increased from 29.0% in fiscal 1995 to 30.2% in fiscal 1996. These increases reflect continuing expansion of the Company's sales and marketing efforts, including development of distribution channels both in domestic and international markets.

General and Administrative Expenses. General and administrative expenses increased 10.6% from $2.6 million in fiscal 1995 to $2.8 million in fiscal 1996. As a percentage of revenues, such expenses decreased from 25.9% in fiscal 1995 to 20.9% in fiscal 1996. The increase in dollar amount reflects the expansion of the Company's infrastructure to respond to increased levels of revenues, offset by cost control efforts implemented by the Company throughout fiscal 1996.

Other Expense. Interest expense, which is the primary component of other expense, net, increased from $212,000 in fiscal 1995 to $343,000 in fiscal 1996. This increase is due principally to a higher average level of borrowings caused by financing the net losses in fiscal 1995 and 1996 with additional bank borrowings.

Income Tax Expense. The Company's effective income tax rate was 30.3% in fiscal 1995 and 31.7% in fiscal 1996. See Note 9 of the Notes to Consolidated Financial Statements.

Fiscal Years Ended March 31, 1995 and 1994

Revenues. Total revenues decreased by 12.2%, from $11.2 million in fiscal 1994 to $9.9 million in fiscal 1995, due primarily to a significant decline in revenues from customer premises systems. Initial revenues from The Work Number were $74,000 in fiscal 1995, as the Company began the pilot phase of this service. Revenues from outsourced services decreased by 33.8%, from $776,000 in fiscal 1994 to $515,000 in fiscal 1995. This decrease was due to the loss of a significant account. Revenues from customer premises systems decreased by 18.1%, from $8.5 million in fiscal 1994 to $7.0 million in fiscal 1995. The decrease was principally due to the departure of a regional sales manager and associated staff in one of the Company's key sales territories during the second half of the fiscal year. Revenues from maintenance and support related to the customer premises systems sales increased by 18.6%, from $1.9 million in fiscal 1994 to $2.3 million in fiscal 1995. This growth is reflective of the increased installed base of customer premises systems.

Cost of Revenues. Total cost of revenues increased by 7.9%, from $4.9 million in fiscal 1994 to $5.2 million in fiscal 1995. Cost of revenues from The Work Number were $48,000 in fiscal 1995, as the Company began the pilot phase of this service. Cost of revenues from outsourced services increased by 36.2%, from $190,000 in fiscal 1994 to $260,000 in fiscal 1995, due to increasing costs to support the Company's objective of higher revenues. Cost of revenues from customer premises systems increased by 6.2%, from $3.9 million in fiscal 1994 to $4.1 million in fiscal 1995. This increase was due to the Company staffing for anticipated increased levels of customer premises systems revenue. However, cost of revenues for customer premises systems as a percentage of customer premises systems revenue increased from 45.9% in fiscal 1994 to 59.6% in fiscal 1995. This is principally due to the unexpected decrease in revenues during the second half of fiscal 1995, coupled with a relatively fixed labor cost. Cost of revenues from maintenance and support related to the customer premises systems increased by 3.3%, from $767,000 in fiscal 1995 to $793,000 in fiscal 1996. However, this represents a declining percentage of maintenance and support revenues, as the Company better leveraged its labor costs.

Selling and Marketing Expenses. Selling and marketing expenses increased 5.7% from $2.7 million in fiscal 1994 to $2.9 million in fiscal 1995. As a percentage of revenues, such expenses increased from 24.1% in fiscal 1994 to 29.0% in fiscal 1995. The increase reflects continuing expansion of the Company's sales and marketing efforts offset by decreased incentive compensation due to a lower level of sales volume.

General and Administrative Expenses. General and administrative expenses increased 12.7% from $2.3 million in fiscal 1994 to $2.6 million in fiscal 1995. As a percentage of revenues, such expenses increased from 20.2% in fiscal 1994 to 25.9% in fiscal 1995. The increase in dollar amount reflects the expansion of the Company's infrastructure to respond to an anticipated increase in the level of revenues. The increase as a percentage of revenues was due to the unanticipated decrease in sales during the second half of the fiscal year.

Other Expense. Interest expense, which is the primary component of other expense, net, increased from $131,000 in fiscal 1994 to $212,000 in fiscal 1995. This increase is due principally to a higher average level of borrowings caused by financing the net loss in fiscal 1995 with additional bank borrowings.

Income Tax Expense. The Company's effective income tax rate was 0.5% in fiscal 1994 and 30.3% in fiscal 1995. The rate in fiscal 1994 reflects a change in the valuation allowance for deferred tax assets. See Note 9 of the Notes to Consolidated Financial Statements.

DISCONTINUED OPERATIONS

In August 1996, the Company determined to pursue the divestiture of the database and document services businesses and, accordingly, has reflected the results of operations of such businesses as discontinued operations. While no specific transaction has been approved, the Company has contacted several strategic buyers and received several unsolicited inquiries, which management is evaluating, and anticipates divestiture will occur within 12 months. Any divestiture of the assets of such businesses would require the approval of the Company's lenders and certain equipment lessors who have been informed of management's intention and preliminary plan of divestiture. The net proceeds of this offering will repay outstanding indebtedness to such lenders, resulting in the elimination of the requirements for approval of the divestiture of assets from such lenders. A provision of $350,000 has been made as of June 30, 1996 to reflect the anticipated loss from operations until the time of disposal. The Company has estimated that the proceeds from divestiture will approximate the net assets held for sale as of June 30, 1996. However, if the proceeds from the divestiture are insufficient to cover the costs of the divestiture, or if the costs of the divestiture are significant, such events could have a material adverse effect on the Company's results of operations and financial condition. See Note 2 of the Notes to Consolidated Financial Statements.

The following table sets forth, for the periods indicated, a summary statement of operations of the database and documents services business:

                                                                THREE MONTHS
                                                                 ENDED JUNE
                                       YEAR ENDED MARCH 31,          30,
                                      ------------------------  --------------
                                       1994    1995     1996     1995    1996
                                      ------- -------  -------  ------  ------
Revenues............................. $12,282 $12,010  $11,149  $3,084  $2,316
Cost of revenues.....................   7,496   9,061    9,110   2,404   1,956
                                      ------- -------  -------  ------  ------
Gross margin.........................   4,786   2,949    2,039     680     360
                                      ------- -------  -------  ------  ------
Operating expenses
 Selling and marketing...............   1,843   1,474    1,277     316     278
 General and administrative..........   2,022   2,116    1,741     379     320
                                      ------- -------  -------  ------  ------
    Total operating expenses.........   3,865   3,590    3,018     695     598
                                      ------- -------  -------  ------  ------
Operating income (loss)..............     921    (641)    (979)    (15)   (238)
Other expense, net...................     139      40       73      48      22
                                      ------- -------  -------  ------  ------
Earnings (loss) from operations......     782    (681)  (1,052)    (63)   (260)
Income tax expense (benefit).........     308    (271)    (349)    (25)    (96)
                                      ------- -------  -------  ------  ------
 Net earnings (loss) from operations.     474    (410)    (703)    (38)   (164)
                                      ------- -------  -------  ------  ------
Loss on disposal.....................     --      --       --      --     (500)
Income tax benefit...................     --      --       --      --     (150)
                                      ------- -------  -------  ------  ------
Loss on disposal, net................     --      --       --      --     (350)
                                      ------- -------  -------  ------  ------
Net earnings (loss).................. $   474 $  (410) $  (703) $  (38) $ (514)
                                      ======= =======  =======  ======  ======

Revenues. Database and document services revenues decreased by 24.9%, from $3.1 million for the three months ended June 30, 1995 to $2.3 million for the three months ended June 30, 1996. The decrease was attributable primarily to the loss of AT&T 800 Directories as a customer in the third quarter of fiscal 1996. Database and document services revenues decreased by 7.2%, from $12.0 million in fiscal 1995 to $11.1 million in fiscal 1996. The decrease was attributable to the loss of AT&T 800 Directories as a customer during the third quarter of fiscal 1996, which more than offset increases in revenues due to market penetration. Revenues from AT&T 800 Directories amounted to approximately $930,000 in fiscal 1996 and $2.0 million in fiscal 1995. Database and document services revenues decreased by 2.2%, from $12.3 million in fiscal 1994 to $12.0 million in fiscal 1995. The decrease was attributable to the decrease in business from several significant customers, including AT&T 800 Directories. The Company believes the loss of AT&T 800 Directories was a result of its desire to consolidate its directory suppliers in a single, larger vendor. Although the Company has subsequently taken steps to rebuild the revenue base of the database and document businesses, it believes that its management and financial resources are better allocated towards continued expansion of its interactive communications business.

Cost of Revenues. Database and document services cost of revenues decreased 18.6%, from $2.4 million for the three months ended June 30, 1995 to $2.0 million for the three months ended June 30, 1996. Total cost of revenues for database and document services increased as a percentage of database and document services revenues from 78.0% for the three months ended June 30, 1995 to 84.5% for the three months ended June 30, 1996. This is due principally to the loss of AT&T 800 Directories as noted above, which had a higher than average profitability coupled with relatively fixed labor costs. Database and document services cost of revenues remained substantially unchanged at $9.1 million in both fiscal 1995 and fiscal 1996. Total cost of revenues for database and document services increased as a percentage of database and document services revenues from 75.4% in fiscal 1995 to 81.7% in fiscal 1996. The fluctuations are due principally to the loss of AT&T 800 Directories noted above, which had a higher than average profitability, offset by cost efficiency gains within database and document services. Database and document services cost of revenues increased 20.9%, from $7.5 million in fiscal 1994 to $9.1 million in fiscal 1995. Total cost of revenues for database and document services increased as a percentage of database and document services revenues from 61.0% in fiscal 1994 to 75.4% in fiscal 1995. This is principally due to the decline in business from several significant customers, which had higher than average margins, coupled with a relatively high level of fixed costs.

Selling and Marketing Expenses. Selling and marketing expenses decreased 12.0% from $316,000 for the three months ended June 30, 1995 to $278,000 for the three months ended June 30, 1996. As a percentage of revenues, such expenses increased from 10.2% for the three months ended June 30, 1995 to 12.0% for the three months ended June 30, 1996. Selling and marketing expense decreased 13.4% from $1.5 million in fiscal 1995 to $1.3 million in fiscal 1996. As a percentage of revenues, such expenses decreased from 12.3% in fiscal 1995 to 11.5% in fiscal 1996. Selling and marketing expenses decreased 20.0% from $1.8 million in fiscal 1994 to $1.5 million in fiscal 1995. As a percentage of revenues, such expenses decreased from 15.0% in fiscal 1994 to 12.3% in fiscal 1995. The decrease in dollar amount for all periods reflects a reduced level of incentive compensation due to a lower level of revenues, as well as a reduction of discretionary expenditures as revenue levels declined.

General and Administrative Expenses. General and administrative expenses decreased 15.5% from $379,000 for the three months ended June 30, 1995 to $320,000 for the three months ended June 30, 1996. As a percentage of revenues, such expenses increased from 12.3% for the three months ended June 30, 1995 to 13.8% for the three months ended June 30, 1996. General and administrative expenses decreased 17.7% from $2.1 million in fiscal 1995 to $1.7 million in fiscal 1996. As a percentage of revenues, such expenses decreased from 17.6% in fiscal 1995 to 15.6% in fiscal 1996. General and administrative expenses increased 4.6% from $2.0 million in fiscal 1994 to $2.1 million in fiscal 1995. The fluctuations in dollar amounts reflect cost control efforts implemented by the Company as revenue levels declined.

QUARTERLY RESULTS OF OPERATIONS

The following tables set forth certain unaudited statement of operations data for each of the four quarters in fiscal 1995 and 1996 and the first quarter of fiscal 1997, as well as the percentage of the Company's total revenues represented by each item. The unaudited financial statements have been prepared on the same basis as the audited financial statements contained herein and include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of such information when read in conjunction with the Company's financial statements and notes thereto appearing elsewhere in this Prospectus. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                            QUARTER ENDED
                         ------------------------------------------------------------------------------------
                         JUNE 30, SEPT. 30, DEC. 31, MARCH 31, JUNE 30, SEPT. 30, DEC. 31, MARCH 31, JUNE 30,
                           1994     1994      1994     1995      1995     1995      1995     1996      1996
                         -------- --------- -------- --------- -------- --------- -------- --------- --------
                                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Revenues
 The Work Number........ $     6   $   15    $   21   $    32   $   42   $   51    $   75   $  285    $  251
 Outsourced services....      90      121       220        84      105      254       419      220       330
 Customer premises
  systems...............   2,461    2,293     1,687       516    2,125    2,637     2,086    2,594     2,844
 Maintenance and
  support...............     588      505       582       635      640      634       653      697       868
                         -------   ------    ------   -------   ------   ------    ------   ------    ------
   Total revenues.......   3,145    2,934     2,510     1,267    2,912    3,576     3,233    3,796     4,293
                         -------   ------    ------   -------   ------   ------    ------   ------    ------
 Cost of revenues
 The Work Number........       4        9        14        21       99      104       122      104       111
 Outsourced services....      53       54        61        92      106      121       180       86       128
 Customer premises
  systems...............   1,222    1,084       894       943      984    1,173       966    1,366     1,447
 Maintenance and
  support...............     185      167       182       259      166      144       176      133       237
                         -------   ------    ------   -------   ------   ------    ------   ------    ------
   Total cost of
    revenues............   1,464    1,314     1,151     1,315    1,355    1,542     1,444    1,689     1,923
                         -------   ------    ------   -------   ------   ------    ------   ------    ------
 Gross margin...........   1,681    1,620     1,359       (48)   1,557    2,034     1,789    2,107     2,370
                         -------   ------    ------   -------   ------   ------    ------   ------    ------
 Operating expenses
 Selling and marketing..     683      802       773       596      884      937     1,010    1,253     1,369
 General and
  administrative........     720      646       688       502      659      821       735      613       637
                         -------   ------    ------   -------   ------   ------    ------   ------    ------
   Total operating
    expenses............   1,403    1,448     1,461     1,098    1,543    1,758     1,745    1,866     2,006
                         -------   ------    ------   -------   ------   ------    ------   ------    ------
 Operating income
  (loss)................     278      172      (102)   (1,146)      14      276        44      241       364
                         =======   ======    ======   =======   ======   ======    ======   ======    ======
 Earnings (loss) from
  discontinued
  operations, net.......     230      142      (114)     (668)     (38)      55      (538)    (182)     (514)
                         =======   ======    ======   =======   ======   ======    ======   ======    ======
 Net earnings (loss).... $   360   $  215    $ (227)  $(1,512)  $  (83)  $  164    $ (582)  $  (79)   $ (373)
                         =======   ======    ======   =======   ======   ======    ======   ======    ======

                                                            QUARTER ENDED
                         ----------------------------------------------------------------------------------------
                         JUNE 30, SEPT. 30, DEC. 31,  MARCH 31,  JUNE 30,  SEPT. 30, DEC. 31,  MARCH 31, JUNE 30,
                           1994     1994      1994      1995       1995      1995      1995      1996      1996
                         -------- --------- --------  ---------  --------  --------- --------  --------- --------
                                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Revenues
 The Work Number........    0.2%      0.5%     0.8%       2.5%      1.4%       1.4%     2.3%       7.5%     5.8%
 Outsourced services....    2.8       4.1      8.8        6.6       3.6        7.1     13.0        5.8      7.7
 Customer premises
  systems...............   78.3      78.2     67.2       40.7      73.0       73.8     64.5       68.3     66.3
 Maintenance and
  support...............   18.7      17.2     23.2       50.2      22.0       17.7     20.2       18.4     20.2
                          -----     -----    -----     ------     -----      -----    -----      -----    -----
   Total revenues.......  100.0     100.0    100.0      100.0     100.0      100.0    100.0      100.0    100.0
                          -----     -----    -----     ------     -----      -----    -----      -----    -----
 Cost of revenues
 The Work Number........    0.1       0.3      0.5        1.6       3.4        2.9      3.8        2.7      2.6
 Outsourced services....    1.7       1.9      2.4        7.3       3.7        3.4      5.6        2.3      3.0
 Customer premises
  systems...............   38.9      36.9     35.7       74.4      33.8       32.8     29.9       36.0     33.7
 Maintenance and
  support...............    5.9       5.7      7.2       20.5       5.7        4.0      5.4        3.5      5.5
                          -----     -----    -----     ------     -----      -----    -----      -----    -----
   Total cost of
    revenues............   46.6      44.8     45.8      103.8      46.6       43.1     44.7       44.5     44.8
                          -----     -----    -----     ------     -----      -----    -----      -----    -----
 Gross margin...........   53.4      55.2     54.2       (3.8)     53.4       56.9     55.3       55.5     55.2
                          -----     -----    -----     ------     -----      -----    -----      -----    -----
 Operating expenses
 Selling and marketing..   21.7      27.3     30.8       47.0      30.4       26.2     31.2       33.0     31.9
 General and
  administrative........   22.9      22.0     27.4       39.6      22.6       23.0     22.7       16.1     14.8
                          -----     -----    -----     ------     -----      -----    -----      -----    -----
   Total operating
    expenses............   44.6      49.3     58.2       86.6      53.0       49.2     53.9       49.1     46.7
                          -----     -----    -----     ------     -----      -----    -----      -----    -----
 Operating income
  (loss)................    8.8       5.9     (4.0)     (90.4)      0.4        7.7      1.4        6.4      8.5
                          =====     =====    =====     ======     =====      =====    =====      =====    =====
 Earnings (loss) from
  discontinued
  operations, net.......    7.3       4.8     (4.5)     (52.7)     (1.3)       1.5    (16.6)      (4.8)   (12.0)
                          =====     =====    =====     ======     =====      =====    =====      =====    =====
 Net earnings (loss)....   11.4%      7.3%    (9.0)%   (119.4)%    (2.9)%      4.6%   (18.0)%     (2.1)%   (8.7)%
                          =====     =====    =====     ======     =====      =====    =====      =====    =====

Revenues from The Work Number have increased as the service has moved from the pilot phase to a national service. However, as noted above, this service is early in its life cycle and the relatively large percentage of conversion fees recognized early in the service's life cycle, particularly in the fourth quarter of fiscal 1996, compared to fees from verifications can distort normal quarter to quarter revenue comparisons. Revenues from outsourced services are seasonally higher during the second and third quarters of the Company's fiscal year due to the nature of the services being provided. The revenues have increased on a quarter by quarter comparison in fiscal 1996 over fiscal 1995 due to the Company capitalizing on an increased trend by some corporations to outsource these services. Revenues from customer premises systems decreased during the third and fourth quarters of fiscal 1995 due to the departure of a regional sales manager and associated staff in one of the Company's key sales territories. Additional sales and marketing resources were added during the fourth quarter of fiscal 1995 and the first two quarters of fiscal 1996, and revenues increased accordingly during fiscal 1996. Revenues from maintenance and support have generally increased over time due to such services being provided to an increasing installed customer premises systems base. Revenues from customer premises systems decreased during the third quarter of fiscal 1996 due to the Company's sales force committing a large part of its effort to establishing initial sales of The Work Number, a number of which sales resulted in a large number of one-time conversion fees in the fourth quarter of fiscal year 1996. Similarly, in the first quarter of 1997, notwithstanding the continued increase in verification revenues, the focusing of the sales force to customer premises systems sales resulted in a lower rate of new employer contracts for The Work Number and a modest decline in total revenues from The Work Number. The Company has commenced, and is continuing, the process of hiring and establishing a sales force dedicated to The Work Number.

The Company's revenues, margins, and operating results have fluctuated in the past, and are expected to continue to fluctuate in the future, on an annual and quarterly basis, as a result of a number of factors. These factors include the length of the sales cycle, the timing of orders from and shipments to customers, delays in development and customer acceptance of custom software applications, new product introductions or announcements by the Company or its competitors, levels of market acceptance for new products and the hiring and training of additional staff, as well as general economic conditions. The size and timing of the Company's customer premises systems transactions have historically varied substantially from quarter to quarter, and the Company expects such variations to continue in future periods. The Company is typically able to deliver a customer premises system within several months of when the order is received and, therefore, does not customarily have a significant long-term backlog. Because a significant portion of the Company's overhead is fixed in the short-term, the Company's results of operations may be adversely affected if revenues fall below the Company's expectations.

LIQUIDITY AND CAPITAL RESOURCES

Prior to this offering, the Company has had limited liquidity, due in part to net losses in the prior two fiscal years. The Company has financed its operations primarily through cash flow from operations, private placements of equity and debt securities and bank lines of credit. The Company had a current ratio of 1.02 to 1, 0.87 to 1, and 1.03 to 1 at March 31, 1995, March 31, 1996
and June 30, 1996, respectively. The Company's working capital was $183,000, $(1,261,000) and $186,000 at March 31, 1995, March 31, 1996 and June 30, 1996,
respectively. Working capital at June 30, 1996 reflects the reclassification of the working capital of the discontinued operations to net assets of businesses held for sale. Total working capital decreased in fiscal 1996 principally due to current year operating losses and discontinued operations. Working capital increased during the three months ended June 30, 1996, due to the issuance of a long-term subordinated note payable.

The Company currently maintains bank lines of credit of up to $4,000,000 for working capital purposes. Amounts outstanding under available lines of credit, which mature in December 1996, were $2,396,000 and $4,243,000 at June 30, 1996 and March 31, 1996, respectively. The decrease is principally the result of the issuance in June 1996 of a subordinated note payable and the application of the proceeds therefrom to repay a portion of the outstanding lines of credit. See "Use of Proceeds" and "Certain Relationships and Related Transactions."

The Company's accounts receivable increased from $5,022,000 at March 31, 1995 to $5,918,000 at March 31, 1996. The increase is due principally to total revenues in the fourth quarter of fiscal 1996, including revenues from discontinued operations, being $2,370,000 greater than revenues in the fourth quarter of fiscal 1995, offset by improved collections of accounts receivable. As a percentage of the Company's total revenues for the fourth quarter of each fiscal year, including revenues from discontinued operations, the accounts receivable at fiscal year-end decreased from 127% at March 31, 1995 to 94% at March 31, 1996. At June 30, 1996, accounts receivable decreased to $4,938,000 which represented 115% of revenues for the quarter then ended. This decrease is attributable principally due to the reclassification of the working capital of the discontinued operations to net assets of businesses held for sale.

The Company's capital expenditures were $852,000 in fiscal 1996. The Company currently has no specific commitments with regard to capital expenditures, but anticipates spending approximately $1,500,000 in fiscal 1997 for capital requirements, including expansion of the Company's computer room facilities, acquisition of additional computer equipment, installation of leasehold improvements, and establishment of a disaster recovery facility.

The Company's net increase to capitalized software development costs was $528,000 in fiscal 1996. See Notes 1 and 5 of Notes to Consolidated Financial Statements. The Company intends to continue to make investments in software solutions at comparable or increasing levels in fiscal 1997.

The Company will use the net proceeds of this offering to repay its outstanding indebtedness represented by (i) the Subordinated Note in the aggregate principal amount of $4.0 million as of August 15, 1996, which is due and payable in July 2001 and accrues interest at an annual rate of 13.25%, with an effective interest rate of 19.25% (see "Certain Relationships and Related Transactions"), (ii) a promissory note in the principal amount of approximately $417,000 as of September 30, 1996, and which is due and payable through August 1997 and accrues interest at the bank's prime rate (8.25% as of September 30, 1996) plus 0.75%, and (iii) a demand note representing borrowings under a revolving line of credit (approximately $3.3 million as of September 30, 1996) which accrues interest at the bank's prime rate (8.25% as of September 30, 1996) plus 0.875%. See "Use of Proceeds."

RECENT FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENTS

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which establishes a fair value based method for financial accounting and reporting for stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, but requires expanded disclosures. SFAS No. 123 is effective in fiscal 1997.

While the Company does not know precisely the impact that will result from adopting SFAS No. 123, the Company does not expect the adoption of SFAS No. 123 to have a material effect on the Company's consolidated financial position or results of operations.

                                   BUSINESS

GENERAL

TALX designs and implements interactive communications solutions, primarily for Fortune 500 and other large organizations other than telephone service providers, using computer telephony (previously defined as "CT") to integrate technologies such as interactive voice response (previously defined as "IVR"), facsimile, e-mail, Internet and corporate Intranet. The Company's interactive communications solutions enable an organization's employees, customers, vendors and business partners (previously defined as "Users") to access, input and update information without human assistance. The Company's solutions enhance service levels, improve productivity and reduce costs by enabling Users to perform self-service transactions using interactive communications technologies. Historically, the Company has designed and implemented "tailored" systems that provide an organization's Users with access to databases of information relating to that organization.

In early 1995, the Company introduced a "branded" service, The Work Number for Everyone(R) (previously defined as "The Work Number"), which is a national service providing automated access to information from multiple organizations. The Work Number provides automated employment verification to mortgage lenders and other verifiers. Using The Work Number, verifiers are able to confirm employment information regarding participating employers' current and former employees, including their past three years of salary history. The Work Number reduces an employer's cost of providing this information and at the same time increases the timeliness and accuracy of the delivery of such information to mortgage lenders and other verifiers.

Tailored interactive communications solutions are offered by TALX to its customers either as systems for installation on customers' premises or on an outsourced services basis. The Company has provided tailored interactive communications systems for installation at customers' premises since the early 1980s and has shipped over 575 systems to approximately 350 customers during the last five years. In 1993, the Company introduced its outsourced services business which allows a customer to realize the benefits of an interactive communications system without incurring the administrative or maintenance burdens of operating such a system. For outsourced services customers, the Company maintains the customer's database on a system at the Company's facilities, where incoming requests for access to the information are received.

In addition to providing interactive communications systems, the Company has historically provided database and document services. In August 1996, the Company determined to pursue the divestiture of the database and document services businesses and, accordingly, has reflected the results of operations of such businesses as discontinued operations. Database services include providing sales leads and pre-press services for directory publishers, and document services include the preparation and mailing of invoices, statements and confirmation letters for organizations with high volume requirements.

The Company was incorporated under Missouri law in 1973. Following the purchase of a 20% interest in the Company by Intech Group Inc. ("Intech Group") in 1987, the Company became primarily involved in designing and implementing interactive communications solutions. At the time of Intech Group's initial purchase of TALX capital stock, the Company's only other shareholders were MiTek, Inc. ("MiTek") and Gateway Venture Partners II, L.P. ("Gateway"). In fiscal 1994, the Company acquired from Intech Group and its affiliates, on a pooling-of-interests basis, TALX Information Services Corporation, formerly known as EKI, Incorporated, which was engaged in the business of providing database and document services. These operations have recently been identified for divestiture, and the results of these operations are reflected as discontinued operations. In July 1996, at which time Intech Group's only asset was TALX capital stock, the Company acquired Intech Group in a merger transaction, the practical effect of which was a tax-free distribution of Intech Group's holdings of TALX capital stock to Intech Group's shareholders. Immediately prior to such merger, Intech Group owned approximately 31.46% of the outstanding TALX capital stock. At such time, the Company had 21 other shareholders, three of whom, Gateway, Mitek and Intech Partners, L.P. ("Intech Partners"), each beneficially owned more than ten percent of the outstanding TALX capital stock. See "Certain Relationships and Related Transactions."

INDUSTRY BACKGROUND

Businesses and government entities have traditionally used trained service representatives to administer the flow of information to and from Users. Service representatives perform multiple functions, including receiving inquiries, processing transaction requests and using enterprise software applications to extract relevant information. However, managing labor costs and maintaining the quality of service become more difficult as an entity grows in size and complexity.

In recent years, organizations have strived to reengineer their business processes to further reduce costs and increase service levels. One of the key technologies critical to this reengineering process is client/server architecture, which is becoming major corporations' architecture of choice for business applications. Client/server architecture has facilitated the movement of information from mainframes accessed by terminals to relational databases accessed through personal computers ("PCs"). As a result, vital business information is more readily accessible for integration with interactive communications technologies, allowing Users to benefit more fully from the reengineered business process.

Driven by demand for higher levels of service at lower costs and enabled by the proliferation of client/server architecture, businesses are increasingly relying on interactive communications technology to allow Users to serve themselves through automated applications providing direct and interactive access to enterprise-wide information and services. Without human intervention, interactive communications solutions capture information given by a User, retrieve and/or update selected database information, and respond with selected information. Interactive communications solutions enable companies to contain labor costs through increased productivity while simultaneously improving the level of service by providing Users with quick and convenient access to needed information 24 hours a day, seven days a week.

Traditional IVR systems, which enable routine information retrieval and transactions via the touch-tone telephone, have made significant strides in reducing costs, increasing productivity and improving customer satisfaction. Since its widespread acceptance, the market for IVR systems has grown substantially. In 1996, Dataquest Incorporated, a leading consultant to the voice processing industry, estimated that the total U.S. market for IVR products was approximately $1 billion in 1995 and is expected to grow at a rate of over 20% per year through the year 2000.

IVR has laid a strong foundation for the progression of interactive communications solutions. Today's interactive solutions are using a broader mix of access devices and technologies and allowing for an increase in the amount of information that can be retrieved or exchanged. For example, with voice recognition technology, information that was difficult to enter into an IVR system can now be spoken by the User and reliably recognized. Facsimile and e-mail capabilities enable Users to receive confirmations of transactions or copies of requested information. PC-based self-service access, including through the Internet and corporate Intranets, offers Users improved access to information over traditional IVR systems, since Users can now receive graphical, text and audio information in addition to other information.

The dramatic increase in use of computer telephony, facsimile, e-mail, Internet, corporate Intranet and other interactive communications technologies to exchange information has resulted in substantial growth in the use of interactive communications solutions. These solutions enable organizations to automate the exchange of information cost-effectively and provide a gateway to new and enhanced customer services.

STRATEGY

TALX's objective is to be a leader in several targeted markets of interactive communications solutions that enable Users to access, input and update information and perform other self-service transactions without human assistance. The Company believes that the following strategies are significant elements to the successful implementation of this objective:

Establish a Dominant Position in the Market for Automated Employment
Verification

The Company believes that, to meet the demand for electronic, timely, accurate and secure employment verifications, it must establish a dedicated sales force focused on rapidly adding employers to The Work Number for Everyone(R). The Company expects increasing numbers of employers and mortgage lenders and other verifiers to utilize interactive communications to provide and receive employment information regarding current and former employees. The Company's objective is to aggressively expand its existing database of employment records by marketing to the approximately 860 private sector employers with 10,000 or more employees (based on Hunt-Scanlon's Select Guide to Human Resource Executives 1995). These employers have an aggregate of over 30 million current employees (representing an estimated 50 million total employment records including those of former employees). Four out of the five largest mortgage lenders in the U.S. (based on 1995 residential mortgage originations), currently utilize The Work Number to facilitate their underwriting process. The Company plans to follow a dual strategy and aggressively market The Work Number to subscribing lenders and other verifiers, in order to encourage such lenders and verifiers to promote increased enrollment by employers, as well as to lenders and verifiers not yet utilizing The Work Number. Through these efforts, the Company intends to establish a market for a national employment verification service and seek to become the market leader.

Identify Additional Markets for Automated Verification and Create Related Branded Services

The Company believes that opportunities may exist to utilize its technology and experience with The Work Number to create additional "branded" national services. The Company has identified several new users and areas that could potentially benefit from a similar national service, based on their need for timely information and utilization of multiple entity databases. The Company believes that users other than mortgage lenders could potentially benefit from access to the employment and salary information already contained in the database used for The Work Number. The Company also believes there may be new areas where a new national database (containing information other than employment and salary information) would be desirable for which the Company could provide users access for a fee. The Company plans to explore the feasibility and market potential for these additional opportunities.

Capitalize on Existing Strategic Marketing Alliances With Client/Server Market Leaders

The Company has established a strategic marketing alliance with PeopleSoft, a leading provider of enterprise-wide client/server business application software. Pursuant to this alliance, the Company has developed interactive communications software suites that tie directly to PeopleSoft's human resource applications. The Company plans to introduce financial and distribution suites to complement PeopleSoft's recently introduced products in those areas. The Company believes that this relationship results in increased customer referrals and introductions, increased market exposure and reduced delivery time and costs. The Company has recently established similar alliances with Oracle and SAP, also leading providers of client/server business application software. The Company intends to develop software suites which complement their products.

Provide "Best-of-Class" Integration in Windows NT, Open Systems, Standards-based Environments

The Company realizes that in order to fully capitalize on the market potential offered by the scope and quality of TALX systems, it must provide these capabilities in non-proprietary systems. To achieve this objective, the Company has chosen to develop a version of TALXWare based on the standards being established by Microsoft, specifically the Windows NT operating system and ActiveX OLE controls environment. This development effort is being undertaken so that TALXWare can provide the proven, powerful front-end development environment of EasyScript to generate, at the developer's option, software in languages such as Visual Basic, Power Builder, Visual C++ or Delphi. Such software will be designed to run on either TALX VP/2000 or the NMS platforms.

Expand International Sales

The Company believes a significant opportunity exists to expand sales in international markets. Since PeopleSoft, Oracle and SAP have already established a significant international presence, the Company believes it will receive customer referrals and introductions in these international markets from these alliances. The Company intends to establish a direct sales force to complement its relationship with these companies.

Target Middle Market Customers Through New Strategic Marketing Alliances

The Company has identified several leading providers of client/server business application software for middle market customers. The Company plans to approach these providers with a view to establishing strategic marketing alliances. The Company believes these additional relationships, if established, and the availability of its new lower cost NMS-based product would provide the Company with the opportunity to increase its business with these middle market customers.

No assurance can be given that the Company's objectives or strategies will be achieved. See "Risk Factors."

SERVICES AND PRODUCTS

The Work Number

In early 1995, the Company introduced a "branded" service, The Work Number for Everyone(R) (previously defined as "The Work Number"), which is a national service providing automated access to information from multiple organizations. The Work Number provides automated employment verification to mortgage lenders and other verifiers. Using The Work Number, verifiers are able to confirm employment information regarding participating employers' current and former employees, including their past three years of salary history. The Work Number reduces an employer's cost of providing this information and at the same time increases the timeliness and accuracy of the delivery of such information to mortgage lenders and other verifiers. For most organizations, the process of handling these requests is cumbersome and requires implementation of procedures unrelated to an employer's line of business. In addition, requests can be disruptive and divert employer resources in order to respond to telephone calls and written requests for employment information. The Work Number reduces an employer's cost of providing this information.

                                    [CHART]

For mortgage lenders and other verifiers, The Work Number represents a fast and accurate way to verify both employment and salary information in one telephone call, thereby accelerating their underwriting process and reducing their verification cost. Additionally, The Work Number reduces the opportunity for fraud in the loan application process, as the applicant's employment and salary information is provided to verifiers by a source less susceptible to fraud. The traditional employment verification process requires the employee to provide a verifier with paper documents such as W-2 forms, tax returns or paycheck stubs, which in the era of desktop publishing and high quality laser printers may be susceptible to forgery, thus increasing the risk of fraud. However, the Company believes The Work Number reduces this risk by removing the need to rely on documents that may be supplied directly or indirectly by the employee. Verifiers using The Work Number receive employment verification directly from an electronic database which contains records provided by the employer. Due to the national scope of The Work Number, mortgage lenders can obtain employment information from a standard source as opposed to a number of different sources, with respect to employees of participating employers. Four out of the five largest mortgage lenders in the U.S. (based on 1995 residential mortgage originations), including Countrywide Home Loans, Inc., the country's leading independent mortgage lender, currently utilize The Work Number to facilitate their underwriting process. Verification of employment and salary history via The Work Number is accepted by Fannie Mae and Freddie Mac for the securitization and resale of residential mortgages, as well as by the VA and FHA for home loan guarantee purposes.

Utilizing a 1-800 telephone number, subscribing verifiers can choose to hear the verification information voiced back immediately, have the complete set of information faxed directly to them at their office or have an electronic data interchange ("EDI") transaction sent. For non-subscribing verifiers, verification information is available through an AT&T business 1-900 telephone number. An employee's salary information is designed to be available for access only to those who have been preauthorized by such employee.

The Work Number provides revenues primarily from fees charged to mortgage lenders and other verifiers for verification of employment history and salary information and, to a lesser extent, from employer conversion and ongoing maintenance fees.

As of June 30, 1996, 69 employers had contracted for specified terms, generally three years, to provide approximately 5.7 million employment records of current and former employees. Contracting employers include Hewlett Packard Company, J.C. Penney Company, Inc., McDonnell Douglas Corporation, Motorola, Inc., The Procter and Gamble Company and The Quaker Oats Company. The Company's objective is to aggressively expand its existing database of employment records by marketing to the approximately 860 private sector employers with 10,000 or more employees (based on Hunt-Scanlon's Select Guide to Human Resource Executives 1995). These employers have an aggregate of over 30 million current employees (representing an estimated 50 million total employment records, including those of former employees). See "Risk Factors-- Certain Risks Associated With The Work Number" and "--Risks Related to Use of Confidential Information With The Work Number."

The following table reflects the approximate total number of employment records which employers have contracted to provide for The Work Number as of the end of each fiscal quarter since its introduction.

                                                          TOTAL NUMBER OF
                                                       EMPLOYMENT RECORDS(1)
                                                              (000'S)
                                                       ------------------------
                                               TOTAL
                                             NUMBER OF
      FISCAL QUARTER                         EMPLOYERS  ON-LINE     BACKLOG(2)
      --------------                         --------- ----------  ------------
      1st Quarter 1996......................      5            273          181
      2nd Quarter 1996......................     15            348        2,621
      3rd Quarter 1996......................     40          2,378        1,486
      4th Quarter 1996......................     61          3,237        2,130
      1st Quarter 1997......................     69          4,034        1,705

--------
(1) Employment records include records of current and former employees (covering the past three years of employment history).
(2) Represents employment records under contract but not yet on-line.

Tailored Solutions

Tailored solutions are offered by TALX to its customers, primarily Fortune 500 organizations, either as systems for installation on customers' premises or on an outsourced services basis. The Company has established the broad utility of its interactive communications solutions for complex business problems in a wide variety of industries. The Company believes it is a leader in providing such solutions for human resource applications, which include 401(k) plan administration, benefit plan enrollment and modification, staffing, scheduling and payroll. The Company has targeted two additional applications categories usable by a broad range of businesses regardless of the industry in which they operate (i.e., horizontal application segments): financial applications (e.g., status inquiry for accounts payable or accounts receivable) and distribution/logistics applications (e.g., order entry and inventory status). The Company is pursuing each of these horizontal marketing initiatives both through direct sales and through strategic marketing alliances with providers of enterprise software applications. TALX entered into such an alliance with PeopleSoft in 1993. More recently, it has entered into similar alliances with Oracle and SAP. All three are leading providers of enterprise-wide client/server business applications, with PeopleSoft, similarly to the Company, being particularly well established in human resource applications. The Company has also developed and markets specialized implementations of its products targeted at specific industries (i.e., vertical market segments) such as health care (e.g., prescription refill and appointment scheduling and cancellation) and financial services (e.g., account balance inquiry, funds transfer and credit card balance inquiry).

Outsourced Services. The Company's outsourced services business provides tailored offsite interactive communications services to Fortune 500 organizations. In 1993, the Company introduced its outsourced services business, which allows a customer to realize the benefits of an interactive communications system without incurring the administrative or maintenance burdens of operating such a system. Using a 1-800 telephone number, Users are able to perform self-service transactions, access information and manipulate data stored in the Company's interactive communications systems located at the Company's headquarters in St. Louis. Customers are charged a one-time set up fee as well as transaction-based fees.

Examples of the applications provided by the outsourced services business, and representative customers of such applications, include: benefit plan enrollment (BJC Health Systems), receipt and validation of voting with respect to employee benefit plan amendments (Motorola, Inc.), job posting and self-nomination process (GE Capital Services) and collection of time, attendance and labor data (a major regional HMO).

Customer Premises Systems. The Company has provided tailored interactive communications solutions for installation at customers' premises since the early 1980s, and has shipped over 575 systems to approximately 350 customers during the last five years. TALXWare is the Company's integrated visual development environment and software system that has been designed to support the creation and management of self-service interactive communications solutions. TALXWare runs on Intel-based hardware platforms using IBM's OS/2 operating system. The software supports both Natural MicroSystems and TALX processing hardware. See "--Technology and Product Development."

CASE STUDIES

Set forth below are descriptions of applications of the Company's interactive communication solutions for selected customers:

Kaiser Permanente

Kaiser Permanente ("Kaiser") is one of the country's largest health maintenance organizations. As a longtime TALX client, Kaiser has purchased over 30 customer premises systems and implemented interactive solutions across its operations by employing a variety of TALX technologies.

The first application implemented by Kaiser completely automated prescription refill requests. Members call the TALX interactive solution and are guided through entering an identification code and the desired prescription number for refill. All entries are validated and the order is automatically passed to a Kaiser prescription processing system. This enables Kaiser to reduce the costs of handling routine refill requests and provide better service to its members.

Kaiser's medical offices also receive calls throughout the day from members canceling appointments. Previously, members were asked to leave voice mail messages to cancel appointments during the evening hours, weekends, and busy times of the day. Often messages could not be reviewed and acted upon in a timely fashion. As a result, doctors were unaware of a cancellation and lost time while walk-ins or same-day appointments were turned away because the cancellation was not registered. Several Kaiser medical offices have incorporated full-featured call center services through the TALX interactive communications solution. Members are greeted by the TALX system, prompted for a language preference and then transferred to the appropriate agent. When the medical office is closed, callers can leave a message to cancel an appointment, be transferred to an emergency room or receive directions to any Kaiser office. In the future, members needing a same-day appointment can immediately be scheduled for the opening. Members will also be able to rebook their appointment for another time or call any time to schedule a new appointment.

Expanding the use of TALX interactive solutions to its finance and accounting functions, Kaiser has put in place a vendor information line. Kaiser vendors can inquire into invoice status and learn when an invoice will be paid or receive the details of the invoices covered by a Kaiser check. Kaiser also uses the TALX interactive solution to collect employee time and attendance information, which eliminates time card handling. Instead of using a traditional time clock, Kaiser employees call a TALX System from designated locations to "clock in" and "clock out".

Kaiser uses a variety of computer telephony integration (CTI) features provided by TALX, including dialed number identification services (DNIS) to route incoming calls automatically to the desired application. Further, applications which require the routing of a call to a customer service agent utilize advanced call transfer (screen pop) capabilities which can reduce Kaiser's costs and improve the service to their members.

Motorola

Motorola, Inc. ("Motorola") is one of the world's leading providers of wireless communications, semiconductors and advanced electronic systems, components and services. To improve service and reduce costs, Motorola consolidated and centralized its benefits processing in Scottsdale, Arizona. At this center, Motorola administers its 401(k) plan, handles employee inquiries and supports a network of health care providers with up-to-date employee eligibility and basic health plan information. Subsequently, Motorola began incorporating TALX interactive solutions when it faced a critical need to accommodate an increase in annual benefits enrollments from 3,000 to over 57,000. Using a TALX interactive benefits enrollment solution, Motorola was able to handle the surge of enrollments with no increase in staff.

Motorola extended the use of interactive communications by implementing a defined contribution application that gave all eligible employees direct self-service access to up-to-date plan and employee specific account information. The TALX interactive solution quickly handled routine employee inquiries and simple transactions, thus eliminating the need for a benefit specialist to become involved in those instances. The TALX interactive solution was enhanced to handle health care provider inquiries for employee eligibility automatically, and is scheduled to be expanded to answer employee requests for claim status.

When changes to the profit-sharing plan required an employee vote, Motorola utilized TALX outsourced services to receive and validate employee votes. Employees were able to use telephone input, voice recognition or a telephone device for the deaf ("TDD") to cast their votes.

In addition, Motorola has also contracted to participate in The Work Number and has added approximately 68,000 employment records to The Work Number database.

GE Capital Services

With 28 business units worldwide, GE Capital Services selected TALX outsourced services to make its job postings widely available to employees. Using the newly designed process, managers worldwide post job openings to a central database. As jobs are posted, they are forwarded to an 800 fax on demand system operated by TALX outsourced services for access by any domestic GE Capital Services employee.

Employees calling a TALX 1-800 number specify jobs of interest by functional category or job location. The TALX system then accepts the employee's fax number and immediately faxes a list of job opportunities that match the criteria given by the employee. After reviewing the job list, interested employees can call the TALX system back and use the job number to request additional information on the specific job opportunities.

PeopleSoft

In addition to entering into a strategic marketing alliance with TALX (see "-- Strategic Marketing Alliances"), PeopleSoft has implemented several TALX interactive solutions internally to improve its own workflow. For example, PeopleSoft employees make their annual benefits selections using a TALX solution. As employee enrollments are received and validated, the TALX interactive solution automatically sends a Lotus Notes electronic mail message back to the employee confirming the successful enrollment. Other TALX employee self-service applications include employee stock purchase and job posting. PeopleSoft has expanded the TALX self-service concept to PeopleSoft vendors who can now access a TALX interactive application to determine invoice status and detailed payment information.

TECHNOLOGY AND PRODUCT DEVELOPMENT

Fundamental to all of the Company's solutions is the integration of "best-of-class" technologies as such technologies become available. This open architecture approach enables TALXWare to include popular interactive features such as voice recognition, text-to-speech, facsimile, e-mail and client/server database interfaces to be used in creating interactive communications solutions. The most recent TALXWare release received the Editors' Choice Award from Call Center Magazine in 1996. The Company's interactive communications strategy emphasizes the development of software rather than hardware.

TALXWare

TALXWare is an integrated visual development environment and software system that has been designed to support the creation and management of self-service interactive communications solutions. TALXWare currently runs on IBM's OS/2 operating system. The two main components of TALXWare are EasyScript and TALXWare Runtime.

EasyScript. EasyScript is the object-oriented visual development environment used by the Company and its licensed customers to create, modify and maintain interactive communications applications. With the introduction of EasyScript to its TALXWare software platform in 1989, the Company became the first among its competitors to offer a powerful graphical user interface ("GUI") application development environment to simplify and expedite the development of tailored interactive solutions. In 1992, EasyScript received Voice Processing Magazine's Editors' Choice Award. EasyScript's object-oriented approach to software development allows application designers to position icons on the workspace grid to define application logic, business rules, computational functions, telephony integration, database access, and host application screens, and then automatically generate the underlying computer code. EasyScript incorporates advanced editing, self-documenting, testing, and code-sharing capabilities to expedite the development of tailored interactive communications solutions. By providing developers the ability to cut and paste sections of one application into another application or copy an application so it can be modified to create a new application, EasyScript facilitates the use of reusable software modules. The self-documenting features of EasyScript automatically create specifications, documentation, and test plans from the applications themselves. Included with EasyScript is the EasySim testing tool, which enables developers to test EasyScript applications from a PC keyboard. Another key feature of EasyScript is that it permits a single application to provide database access to users with multiple types of self-service access devices such as the telephone, facsimile, e-mail, TDD, Internet, corporate Intranet and other interactive communications technologies. Allowing all devices to share a common set of centralized business rules can leverage software development across the enterprise, reduce development time and simplify making changes or adding enhancements. EasyScript is optional and licensed on a per server basis.

TALXWare Runtime. The TALXWare Runtime software is licensed on a concurrent user basis and is a required component of each TALX interactive communications solution. The functions incorporated into the TALXWare

Runtime software include the management of interactive communications applications, physical resources and network connections, as well as tracking and compiling operating statistics, facilitating operations and storing configuration settings. These features simplify the development of interactive communications solutions by eliminating the need to include such functions within each application and allow system administrators to effect changes without modifying the application software.

Hardware

In addition to software, the Company provides a hardware platform as part of a total interactive communications solution. TALXWare runs on open, standard Intel-based PCs and uses both Natural MicroSystems ("NMS") and TALX proprietary CT processing hardware (VP/2000). The VP/2000 uses industry standard components such as Intel processors and Texas Instrument digital signal processors ("DSPs") and is capable of supporting 48 simultaneous users ("ports") in a single system and being networked to support over 240 ports. The NMS hardware is capable of supporting 24 ports in a single system.

The Company does not manufacture or perform significant modifications on any hardware components. Rather, the Company's hardware production consists primarily of final assembly and quality-control testing of materials, components, subassemblies and systems.

Product Development

The Company's current development efforts are directed with a view to enhancing its current products, providing a Microsoft Windows NT version of its TALXWare software and developing new products. The new products are directed at the markets served by the Company's strategic marketing allies as well as offering enhanced functionality to its existing human resources, benefits and payroll markets. Anticipated future enhancements include an extended scope for the Company's TALX Online feature to include a full-featured Internet and corporate Intranet capability and the addition of voice print recognition algorithms for enhanced security in interactive transactions. For the markets served by the Company's strategic marketing allies who offer enterprise-wide client/server applications, the Company plans to introduce complementary product suites to more tightly integrate and facilitate interaction between the TALX solution and the allies' business applications. More specifically, for distribution to PeopleSoft customers, the Company is currently developing financial applications (e.g., accounts payable, accounts receivable and billing) and intends to develop distribution/logistic applications (e.g., order entry, order status and product information). The Company intends to develop similar offerings for distribution to Oracle and SAP customers. Further, the Company is expanding its product line for the human resources, benefits and payroll horizontal market with a complete call center solution that combines the Company's interactive solutions with a comprehensive desktop call tracking and software system. There can be no assurance that these new enhancements or products will progress beyond their current state of development or be successfully marketed. See "Risk Factors--Risks Associated with Technological Change" and "Risk Factors--Risks of Product Defects; Product Liability."

The Company licenses and integrates complementary enhancement technologies into the products it develops and seeks to provide "best-of-class" technologies to its customers. Some of the interactive features which are licensed from third party suppliers by the Company pursuant to non-exclusive license or resale agreements (previously defined as "Supplier Agreements") or purchased under open market arrangements and then integrated into the Company's products are voice recognition, text-to-speech, facsimile, e-mail and client/server database interfaces to be used in creating interactive communications solutions. See "Risk Factors--Risks Associated with Technological Change" for additional risks associated with the Supplier Agreements.

Product development costs incurred were $1.2 million in fiscal 1994, $1.5 million in fiscal 1995, $1.9 million in fiscal 1996 and $415,000 in the first quarter of fiscal 1997. The total product development staff consisted of 18 full-time employees as of June 30, 1996. The Company believes that significant investments in product development are required to remain competitive.

MARKETING

The Company's marketing strategy is to focus on targeted markets through a direct sales force in conjunction with strategic marketing alliances. See "-- Strategy." The Company's direct sales force is based in St. Louis with representatives also located in Atlanta, Chicago, Massachusetts, New Jersey and Phoenix, and is organized into two sales regions. The sales force for each region is comprised of account managers who are supported by sales engineers, client service representatives and sales representatives. The direct sales force is responsible for selling all of the Company's interactive communications product lines. Each of the Company's interactive communications product lines (The Work Number, outsourced services and customer premises systems) are directed by a product manager who identifies and develops target markets, manages product direction, directs marketing efforts and provides sales assistance.

To complement its direct sales efforts, the Company has established a distributor relationship with Kronos Incorporated ("Kronos"). Kronos engineers, manufactures and distributes integrated hardware and software systems that process information designed to increase productivity in the workplace. Kronos products that are applicable to the Company are centered on the capturing and processing of time and attendance information. The Company provides a packaged interactive communications solution to Kronos for resale.

The Company believes a significant opportunity exists to expand sales and marketing efforts in certain international markets. The Company has established strategic marketing alliances with worldwide providers of client/server business application software, which include PeopleSoft, Oracle and SAP. See "--Strategic Marketing Alliances." Further, the Company recently introduced its new TALXWare platform (NMS-based) to include support for an internationally available CT board.

STRATEGIC MARKETING ALLIANCES

An integral part of the Company's interactive communications strategy is to develop and maintain alliances with companies producing complementary software products in order to obtain customer referrals and introductions, increase market exposure and reduce delivery time and costs. These companies generally represent major software suppliers that offer enterprise-wide business application software to the Company's markets. The Company's most established enterprise-wide alliance is with PeopleSoft. Recently the Company has entered into similar relationships with Oracle and SAP.

  PeopleSoft, Inc. As one of the leading companies that has designed enterprise-wide client/server business applications, PeopleSoft markets worldwide client/server applications for human resources, payroll, financials, manufacturing and distribution as well as vertical solutions for health care, federal government, public sector and higher education. Focusing on the human resources, benefits and payroll markets, TALX entered into a cooperative marketing relationship with PeopleSoft. TALX creates interactive application suites that tie directly to PeopleSoft's core business applications. The first suite focused on the PeopleSoft human resources, benefits and payroll applications. PeopleSoft has followed with client/server applications for other areas of the enterprise. Similar to the human resources suite, TALX plans to introduce a financial and distribution suite for implementation at PeopleSoft clients.

  Oracle Corporation: One of the world's largest suppliers of database software, Oracle offers a multimedia relational database and client/server application products for financial accounting, human resources and manufacturing.

  SAP AG: As a leading global provider of client/server business application solutions, SAP is one of the largest and fastest growing enterprise-wide software application suppliers of products for financial accounting, human resources and manufacturing.

TALX has also established strategic marketing alliances with certain companies that provide software products for specific horizontal or vertical markets. An example is the Company's relationship with Automatic Data Processing, Inc. ("ADP"), which provides computerized transaction processing, data communications and information services worldwide. ADP's services that are applicable to the Company's marketing alliance include: payroll, payroll tax and human resource information management including client/server human resources, benefits and payroll software product.

Future customer premises systems revenues will be dependent to a significant extent on the market success of companies with which the Company maintains strategic market alliances and the effectiveness of the alliances. These strategic marketing alliances are generally reflected by non-exclusive contractual arrangements that are terminable at will. The success of the Company is dependent on the interest and commitment of these companies to promote and coordinate product development and marketing efforts with the Company, which is entirely at the discretion of these companies. These companies maintain similar relationships with certain of the Company's competitors. See "Risk Factors--Dependence on Strategic Marketing Alliances."

CUSTOMERS

Application solutions are tailored to meet specific customer needs for interactive communications services. The Company's strategy focuses on specific interactive applications within large corporations and institutions. Since 1992, the Company has installed over 575 systems for approximately 350 customers, many of which are Fortune 500 firms. No single customer of the interactive communications business represented 10% or more of the Company's revenues in fiscal 1994, 1995 or 1996, except that one customer, Kaiser Permanente, represented approximately 14% in fiscal 1996. The following table sets forth certain of the customers for whom the Company has provided services or installed customer premises systems.

-------------------------------------------------------------------------------
 THE WORK NUMBER FOR EVERYONE(R)

-------------------------------------------------------------------------------
 Boatmen's National Bank of St. Louis     Motorola, Inc.
 Circuit City Stores, Inc.                Norfolk Southern Railroad Company
 Hewlett Packard Company                  Pathmark Stores, Inc.
 Huntington Bancshares, Incorporated      The Procter and Gamble Company
 J.C. Penney Company, Inc.                The Quaker Oats Company
 Kmart Corporation                        Sears, Roebuck and Co.
 Monsanto Company                         Walgreen Company
 McDonnell Douglas Corporation            Wisconsin Electric Power Co.

-------------------------------------------------------------------------------
 OUTSOURCED SERVICES

-------------------------------------------------------------------------------
 Aetna                                    G.E. Capital Services
 AT&T Capital Corp.                       Motorola, Inc.
 BJC Health System                        Ryder System, Inc.

-------------------------------------------------------------------------------
 CUSTOMER PREMISES SYSTEMS

-------------------------------------------------------------------------------
 Aetna                                    Kmart Corporation
 Barnett Bank                             Kwasha Lipton, L.L.C.
 Boatmen's National Bank of St. Louis     Mercantile Bank
 Bridgestone/Firestone, Inc.              Mid-America Federal Savings Bank
 Burlington Northern Santa Fe             Monsanto Company
 CareMark International, Inc.             Motorola, Inc.
 Case Corporation                         Occidental Petroleum Corporation
 The Chicago Trust Company                PeopleSoft, Incorporated
 EDS, in support of Saturn                The Principal Financial Group
 G.E. Aircraft Engines                    Putnam Investments, Inc.
 Harris Savings Bank                      Sears, Roebuck and Co.
 Huntington Bancshares, Incorporated      Texaco, Inc.
 ICMA Retirement Corp.                    TransWorld Airlines, Inc.
 Johnson & Higgins/Kirk-Van Orsdel, Inc.  Webster Bank
 Kaiser Permanente                        W.F. Corroon
 The Kansas City Southern Railway Company Wisconsin Electric Power Co.

PROFESSIONAL SERVICES AND SUPPORT

The Company believes that achieving a high level of customer satisfaction is critical to its long-term success. The Company delivers its interactive communications solutions, both outsourced services and customer premises systems, through an organization comprised of trained professionals who define specific customer requirements and, utilizing EasyScript, tailor a solution for each customer. In addition, the Company offers training and education for customers, representatives of its strategic marketing allies and distributors. The Company also maintains a comprehensive maintenance and support program, providing 7-day, 24-hour per day support through a toll-free hotline.

COMPETITION

The markets in which the Company sells its interactive communications solutions are rapidly evolving, extremely competitive and subject to rapid technological change. The Company expects competition to increase in the future from existing competitors and from companies that may enter the Company's existing or future markets with similar or substitute solutions that may be less costly or provide better performance or functionality than the Company's products. Many of the Company's current and potential competitors have greater name recognition, larger installed customer bases and significantly greater financial, technical, marketing and other resources than the Company. To be successful in the future, the Company must continue to respond promptly and effectively to the challenges of changing customer requirements, technological change and competitors' innovations. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition, results of operations and business prospects. Additionally, the Company may be required to reduce prices or increase spending in response to competition in order to pursue new market opportunities or to invest in research and development efforts and, as a result, the Company's operating results in the future may be adversely affected. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, financial condition, results of operations and business prospects.

The Company competes in its markets with CT system hardware suppliers and systems integrators assembling systems from available components. Companies offering competing CT systems include Computer Communications Specialists, Inc., Edify Corporation, InterVoice, Inc., Lucent Technologies, Inc. and Periphonics Corporation. The Company's interactive communications business is heavily dependent on sales to the human resources departments of large organizations. In fiscal 1996 and the first quarter of fiscal 1997, sales to human resources departments represented 56.7% and 77.2%, respectively, of customer premises systems revenues. In response to customers' desires to outsource certain aspects of database access functionality, the Company provides interactive communications services to organizations which choose not to purchase customer premises systems. This outsourced service business competes with employee benefit plan consulting firms and accounting firms, including Coopers & Lybrand LLP, Hewitt Associates LLC, Towers, Perrin, Forster & Crosby, Inc., William M. Mercer Companies, Inc., and Watson Wyatt & Company, which provide comprehensive packages of plan design, administration and consulting services, including automated access services.

At present there are no significant competitors of the service provided by The Work Number. However, there are no significant barriers to entry in this area and, thus, there can be no assurance that other companies will not choose to create similar employee database verification systems. The Company is aware of one other company which is marketing a similar service. Additionally, the Company is aware of a number of employers who have established similar systems for their internal use. The Company anticipates that additional competitors will emerge, but is unable to predict what its relative competitive position will be in a more mature market. See "Risk Factors--Certain Risks Associated with The Work Number."

PROPRIETARY RIGHTS

The Company's success is heavily dependent upon its proprietary technology. Although the Company copyrights certain elements of its products, the primary means of protecting its interactive communications products and services is through non-disclosure agreements, which provide only limited protection. As part of its confidentiality procedures, the Company generally enters into non-disclosure agreements with its employees, distributors and allies, subject to certain exceptions, and limits access to and distribution of its software, documentation and other proprietary information. The Company also seeks to protect its software, documentation and other written materials through trade secret and copyright laws. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use the Company's products or technology that the Company considers proprietary, and third parties may attempt to develop similar technology independently. In particular, the Company provides its existing and potential distribution partners with access to its product architecture and other proprietary information underlying the Company's licensed software. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. Accordingly, there can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

In the past, the Company has received and may in the future receive communications from third parties asserting that the Company's products, trademarks or other proprietary rights require a license of intellectual property rights or infringe, or may infringe, on their proprietary rights. Based on the information currently available, the Company does not believe there are any valid claims of which it is aware which it is infringing or which, if infringed, would result in any material adverse effect to the Company's financial condition or results of operations. On August 16, 1996, Elk filed an action in the United States District Court for the Southern District of Florida against the Company. The action alleges patent infringement by the Company in connection with the Company's making, selling and using an audio storage and distribution system allegedly covered under a patent held by Elk. The complaint seeks unspecified damages. The Company believes the lawsuit to be without merit and intends to defend itself vigorously. The Company believes its products do not infringe upon any of the claims of the patent relating to the action filed by Elk. Further, the Company has filed an answer to Elk's complaint that also asserts that such patent is invalid and that the claims are unenforceable. As the number of software products in the industry increases, and the functionality of these products further overlaps, the Company believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation to determine the validity of any claims could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks, whether or not such litigation is determined in favor of the Company. In the event of an adverse ruling in any such litigation, the Company may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. The failure of the Company to develop or license a substitute technology could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects.

The Company has obtained trademark registrations for the names TALX and EasyScript and a service mark registration for The Work Number For Everyone(R) with the United States Patent and Trademark Office. TALXWare is a trademark of the Company. The Company regards its trademarks, as well as its other intellectual property, as having significant value and being an important factor in the development and marketing of its products.

DATABASE AND DOCUMENT SERVICES BUSINESSES

In addition to providing interactive communications solutions, the Company, in 1994, acquired its database and document services businesses. These businesses have been operated on a stand-alone basis. Further, the majority of the operations of such businesses are located in a building which is separate from the interactive communications operations of the Company. See "--Facilities."

In August 1996, the Company determined to pursue the divestiture of the database and document services businesses and, accordingly, has reflected the results of operations of such businesses as discontinued operations. The Company has contacted several strategic buyers and received several unsolicited inquiries, which management is evaluating. The Company has no present understandings, agreements or commitments with respect to any such transaction. One of the factors the Company considered in making its decision was the operating losses incurred subsequent to the discontinuation of the relationship with a large telephone directory customer (AT&T 800 Directories), which began in fiscal 1991 and ended in November 1995. Services provided to such customer represented approximately $3.5 million, $2.0 million and $930,000 in fiscal years 1994, 1995 and 1996, respectively. Although the Company has subsequently begun to rebuild the revenue base of the database and document services businesses, it believes its resources are better allocated towards the continued expansion of its core interactive communications business. The operating losses resulting from the loss of AT&T 800 Directories was one of the factors the Company considered in making its divestiture decision. The primary reason was to enable the Company to focus its management and financial resources towards its core interactive communications business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Discontinued Operations."

Database services include providing sales leads and pre-press services for directory publishers, and document services include the preparation and mailing of invoices, statements and confirmation letters for organizations with high volume requirements. The database services business offers a broad range of services to franchise and independent directory publishers, with an emphasis on publishers who seek to use a single service supplier for both yellow and white pages. These services include providing sales leads, sales campaign organization and sales management tools for use during the advertising sales process. Additionally, the database services business offers pre-press production capabilities that aid in constructing a telephone directory. The database services business also provides to university and private libraries and library automation vendors, specialized database services including review and correction of automated library files, text conversion, database design, construction and maintenance. In performing these services, the database services business utilizes internally developed proprietary software. The document services business offers a "database to mailbox" service that produces and prepares for mailing invoices, statements, benefit confirmation letters, direct mail letters and enclosures, benefit enrollment worksheets, response letters and voter registration forms. The document services business maintains the CASS Certification, which is the United States Postal Services' accreditation of the software and databases used in document preparation and mailing.

The database and document services businesses operate in highly competitive markets and any of their competitors could use its superior financial resources, market power and installed base of customers to compete effectively against them. Further, competition for the customers of the database and document services businesses may increase as a result of the Company's determination to pursue the divestiture of such businesses. There can be no assurance that the database and document services businesses can maintain their competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. Such competition could materially adversely affect their ability to sustain current pricing levels and could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects.

FACILITIES

The Company's headquarters and executive offices are located in a 38,000 square foot office building located at 1850 Borman Court, St. Louis, Missouri 63146 pursuant to a lease expiring in 2002 with annual base rental of $412,848, subject to increases for taxes, insurance and operating expenses. The Company also leases office space in Massachusetts, Chicago, Atlanta, New Jersey and Phoenix for sales representatives. The Company believes its facilities have been generally well maintained, are in good operating condition and are adequate for its current requirements.

The Company's database and document services businesses currently occupy approximately 38,000 square feet of an office facility located at 1633 Des Peres Road, St. Louis, Missouri 63131 pursuant to a lease (the "Des Peres Lease") expiring in 2002 with annual base rental of $453,870, with periodic increases up to $573,610, subject to certain increases for operating expenses. In connection with the divestiture of such businesses, the Company may desire to sublease its rights and obligations under the Des Peres Lease. Although the Company believes it will not be difficult to enter into a favorable sublease with respect to the Des Peres Lease, there can be no assurance that the Company will be able to enter into such sublease.

Significant portions of the Company's operations are dependent on the Company's ability to protect its computer equipment and the information stored in its data processing centers against damage that may be caused by fire, power loss, telecommunications failures, unauthorized intrusion and other events. The Company's data processing centers are located in St. Louis, Missouri. Software and related data files are backed-up regularly and stored off-site. There can be no assurance that these measures are sufficient to eliminate the risk of extended interruption in the Company's operation. The Company also relies on local and long-distance telephone companies to provide dial-up access and Internet and corporate Intranet access to the Company's services. The Company is currently in the process of creating an alternate disaster recovery facility. Any damage or failure that interrupts the Company's operations could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects.

EMPLOYEES

As of June 30, 1996, the Company employed 123 full-time and 10 part-time employees in addition to the 111 full-time and 59 part-time employees which are employed by the database and document services businesses. The Company has never had a work stoppage and no employees are represented by a labor organization. The Company considers its employee relations to be good.

The Company's future performance depends to a significant degree upon the continued contributions of its officers and key management, sales and technical personnel, many of whom would be difficult to replace. The loss of any of these individuals could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. In addition, the Company's future success and ability to manage growth will be dependent upon its ability to hire additional highly skilled employees for a variety of management, engineering, technical and sales and marketing positions. The competition for such personnel is intense, however, and there can be no assurance that the Company will be able to attract, assimilate or retain sufficient qualified personnel to achieve its future business objectives. The failure to do so could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects.

LEGAL PROCEEDINGS

The Company is a defendant from time to time in routine lawsuits incidental to its business. Based on the information currently available, the Company believes that none of such current proceedings, individually or in the aggregate, will have a material adverse effect upon the Company. See also "Risk Factors--Limited Intellectual Property Protection" and "Business-- Proprietary Rights."

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of the Company are as follows:

NAME                            AGE                   POSITION
----                            ---                   --------
William W. Canfield............  57 Chairman, President, Chief Executive Officer
                                    and Director
John E. Tubbesing..............  44 Executive Vice President
Michael E. Smith...............  52 Vice President
Craig N. Cohen.................  38 Chief Financial Officer
Richard F. Ford................  60 Director
Craig E. LaBarge...............  45 Director
Eugene M. Toombs...............  53 Director
M. Steve Yoakum................  43 Director

Following is certain additional information concerning each director and executive officer of the Company. Each such individual has served in his present capacity as his principal occupation for the last five years, unless otherwise indicated.

MR. CANFIELD has been President and Chief Executive Officer and director of the Company since 1986 and has been Chairman of the Board of Directors since 1988. He had earlier become Chairman of the Board of EKI, which was acquired by the Company in fiscal 1994. See "Certain Relationships and Related Transactions." For approximately 10 years, Mr. Canfield was President of Intech Group, until its acquisition by the Company in 1996 (see "Certain Relationships and Related Transactions") and from 1985 through 1989, Mr. Canfield was Chairman, and a principal shareholder of Noetic Technologies Corp., an engineering software company which was purchased by MacNeal-Schwendler Corporation in 1989. Prior to that, Mr. Canfield was one of two founders of Financial Data Systems, Inc. which was started in 1968. In 1980, the company, which provided services and turnkey systems to savings banks, was purchased by Citicorp. Mr. Canfield is a director of Jefferson Savings Bancorp, Inc. Mr. Canfield holds a Bachelor of Science degree in Electrical Engineering from Purdue University and an MBA degree from Washington University.

MR. TUBBESING has been a Vice President of the Company since 1988 and the Executive Vice President of the Company since 1992 and is currently responsible for all Sales and Marketing. His experience prior to joining the Company in 1988 was as Vice President, Marketing for LDXNet, a predecessor to Wiltel, a national fiber optic-based telecommunications carrier, and as a Sales Manager for McDonnell Douglas Corporation's computer company, a major worldwide supplier of information systems to the manufacturing and telecommunications industries. Mr. Tubbesing holds a Bachelor of Science degree in Marketing and an MBA degree from the University of Missouri-- Columbia.

MR. SMITH has been Vice President of Business Development of the Company since 1994, and Mr. Smith's primary responsibility is managing the Company's relationships with its strategic marketing alliances. Previously, from 1989 to 1994, Mr. Smith had product responsibility for the Company's minicomputer-based voice response system. Before joining the Company, Mr. Smith served six years with Monsanto Company's MIS Systems corporate department and two years with the Digital Systems Group at General Motors' AC Electronics. Mr. Smith holds a Bachelor of Science degree in Mathematics from Southeast Missouri State University.

MR. COHEN has been Chief Financial Officer of the Company since 1994. Prior to that, Mr. Cohen spent twelve years with KPMG Peat Marwick LLP in a variety of positions, most recently as a Senior Manager in the Audit Department. Mr. Cohen also managed the information systems consulting practice of KPMG Peat Marwick LLP's St. Louis office. Mr. Cohen holds a Bachelor of Science in Accountancy and a Masters of Accountancy from the University of Missouri-- Columbia.

MR. FORD has served as a director of the Company since 1987. He is Managing General Partner of Gateway Associates L.P., a venture capital management firm he formed in 1984. From 1976-1983, he was President and Chief Operating Officer of Centerre Bancorporation (now Boatmen's Bancshares, Inc.). He joined the lead bank of Centerre Bancorporation in 1971 as Vice President of Corporate Lending before becoming President. Mr. Ford has served as Chairman of the American Bankers Association Commercial Lending Division and is a director of CompuCom Systems, Inc., D&K Wholesale Drug, Inc. and Stifel Financial Corp. Mr. Ford holds a Bachelor of Arts degree in Economics from Princeton University.

MR. LABARGE has served as a director of the Company since 1994. He is Chief Executive Officer and President and a director of LaBarge, Inc., a publicly held company which is listed on the American Stock Exchange. LaBarge, Inc. is engaged in the contract engineering and manufacture of sophisticated electronic systems and devices and complex interconnect systems. Mr. LaBarge has held the position of Chief Executive Officer and President since 1991. Prior to that, Mr. LaBarge held the position of Chief Operating Officer and President from 1986-1991 and President of the Electronics Division from 1979-1986. Mr. LaBarge holds a Bachelor of Science degree from St. Louis University.

MR. TOOMBS has served as a director of the Company since 1994. He is President and Chief Executive Officer and a director of MiTek, Inc. ("MiTek"), a wholly owned subsidiary of Rexam PLC. MiTek is an international building components corporation with operations in eighteen countries around the world. Mr. Toombs has held the position of Chief Executive Officer since January 1, 1993. Prior to that, Mr. Toombs was President and Chief Operating Officer since 1991 and a Corporate Vice President from 1989 when he joined MiTek. Other professional services includes five years with Sonoco Products Co. as a Vice President and President of a joint-venture company and thirteen years at Boise Cascade Corporation where he held a variety of general management positions, including the presidency of a joint-venture packaging company. Mr. Toombs holds a Bachelor of Science Degree from Fairleigh Dickinson University and an Executive Education Degree from Harvard Business School.

MR. YOAKUM has served as a director of the Company since 1991. He is Executive Director of The Public School Retirement System of Missouri, a position held since 1994. Prior to his role at Public School, Mr. Yoakum held the position of Executive Director of the Missouri State Employee's Retirement System ("MOSERS") from 1987 to 1994. Additionally, Mr. Yoakum served two years as Executive Director of the Joint Committee on Public Employee Retirement Systems ("JCPERS") and eight years as Assistant Executive Director of the Missouri Local Government Employees' Retirement System. Mr. Yoakum holds a Bachelor of Science degree in Public Administration from the University of Missouri--Columbia.

All of the current directors were elected at the 1996 annual meeting and have been divided into three classes with terms expiring, respectively, at the annual meetings of shareholders in 1997 (Messrs. Toombs and Yoakum), 1998 (Mr. LaBarge), and 1999 (Messrs. Canfield and Ford). Commencing with the next annual meeting of shareholders in 1997, directors then standing for election will be elected for three-year terms, with one class of directors being elected at each annual meeting of shareholders. See "Certain Charter and Bylaw Provisions." Officers are elected annually and serve at the discretion of the Board of Directors, subject to the terms of applicable employment agreements. See "--Employment Agreements."

DIRECTORS' COMPENSATION

The Board pays each director a $500 fee for each Board meeting attended and a $250 fee for each Committee meeting attended, plus expenses. Officers of the Company do not receive any additional compensation for serving the Company as members of the Board of Directors or any of its Committees.

Pursuant to the Company's Outside Directors' Stock Option Plan (the "Outside Directors' Plan"), adopted in July 1996, each non-employee director will receive on April 1 each year an option to purchase 1,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. The options have a term of six years and become exercisable one year after date of grant, provided, that no option may be exercised at any time unless the participant is then an outside director and has been so continuously since the granting of the option (except as described below), and provided further that upon a Change in Control (as defined in the Outside Directors' Plan), the options will become immediately exercisable. Unexercised options will expire upon the termination of a participant's service as a director of the Company, unless such termination was by reason of death or disability or subsequent to a Change in Control, in which case the personal representative of the participant may exercise any or all of the participant's unexercised unexpired options (provided such exercise occurs within 12 months of the date of the participants' death or termination) or, in the case of a Change in Control, the participant may exercise any or all of the participant's unexercised unexpired options but not after the term of such options. A total of 80,000 shares of Common Stock have been authorized for issuance under the Outside Directors' Plan. Unless earlier terminated by the Board of Directors, the Plan will terminate on July 15, 2006.

EXECUTIVE COMPENSATION

Compensation Summary. The following table sets forth the compensation paid to the Chief Executive Officer and the three other executive officers whose annual salary and bonus exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for fiscal year 1996.

                          SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

                                                                  LONG-TERM
                                                                 COMPENSATION
                                                                 ------------
                                                                  SECURITIES
        NAME AND                                    OTHER ANNUAL  UNDERLYING
       PRINCIPAL          FISCAL  SALARY  BONUS     COMPENSATION   OPTIONS       ALL OTHER
        POSITION           YEAR    ($)     ($)          (1)         (#SHS)    COMPENSATION(3)
       ---------          ------ -------- ------    ------------ ------------ ---------------
William W. Canfield.....   1996  $200,000 $5,000        --           --           $20,072
 President and Chief
 Executive Officer
John E. Tubbesing.......   1996   129,433 33,927        --           --             2,979
 Executive Vice
 President
Michael E. Smith........   1996    92,500 29,777(2)     --           --             2,325
 Vice President
Craig N. Cohen..........   1996    82,913 18,504        --           --             1,715
 Chief Financial Officer

--------
(1) Does not exceed 10% of combined salary and bonus.
(2) Includes $19,777 of commissions.
(3) Represents Company 401(k) plan contributions and $16,284 for Mr. Canfield's premiums paid by the Company on his life insurance policies.

Stock Option Awards. The following table shows information regarding the number and value of unexercised options held by the named executive officers at the end of fiscal 1996. The value of unexercised options is based on a value of $10.00 for the Company's Common Stock, which is the assumed initial offering price. No stock options were awarded to or exercised by the named executives in fiscal 1996.

              AGGREGATED OPTION AND FISCAL YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES
                                    UNDERLYING           VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                               AT FISCAL YEAR-END(1)     AT FISCAL YEAR-END(2)
                             ------------------------- -------------------------
                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                             ----------- ------------- ----------- -------------
NAME
----
William W. Canfield.........      --           --            --           --
John E. Tubbesing...........   39,714       23,143      $246,493     $142,329
Michael E. Smith............   15,143        8,571        93,179       52,714
Craig N. Cohen..............   10,000        8,571        59,250       52,714

--------
(1) Adjusted to reflect the Reverse Stock Split.
(2) Represents the estimated fair value of the shares of Common Stock subject to outstanding options, based on the assumed initial offering price, less the aggregate exercise price of the options.

BENEFIT PLANS

1988 Stock Option Plan. In 1988, the Company adopted a stock option plan (the "1988 Stock Option Plan"). Under the 1988 Stock Option Plan, the Board of Directors may from time to time grant stock options to purchase up to 187,109 shares of Common Stock to various key employees who may be designated by the Executive Committee in its discretion; 98,787 shares are available for future grants under this plan, although the Board of Directors has determined that no future grants will be made pursuant to this plan. The purchase price for options granted pursuant to the 1988 Stock Option Plan are not less than the fair market value of the Common Stock at the time of the award. The term of the options granted under the plan is not more than six years.

1994 Stock Option Plan. On August 31, 1994, the Company adopted an incentive stock option plan which was amended and restated in July 1996 (the "1994 Stock Option Plan"). Under the 1994 Stock Option Plan, the Board of Directors may from time to time grant options to purchase up to 430,000 shares of Common Stock to certain key employees, who will be designated by a committee selected to administer the Plan; 160,114 shares are available for future grants. The purchase price of stock options will not be less than fair market value (110% of fair market value in the case of 10% shareholders), in the case of incentive stock options, or as determined by the committee in the case of non-qualified stock options. The purchase price may be paid in cash or, in the discretion of the committee, shares of Common Stock. Option terms will not be more than ten years (five years in the case of incentive stock options awarded to 10% shareholders). Options vest ratably over five years from the date of grant; provided, that except in the case of death, disability or termination of employment, no option may be exercised at any time unless the optionee is then an employee or an officer or director of the Company or a subsidiary and has been so continuously since the granting of the option. Notwithstanding the foregoing limitations, in the event of a Change in Control (as defined in the 1994 Stock Option Plan), options will become immediately exercisable and remain exercisable during the term thereof, notwithstanding a subsequent termination within twelve months of the date of the Change in Control. Unless earlier terminated by the Board, the 1994 Stock Option Plan will terminate on July 15, 2006.

1996 Employee Stock Purchase Plan. In July 1996, the Company established the 1996 Employee Stock Purchase Plan (the "1996 Employee Stock Purchase Plan" or "ESPP") to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions through periodic offerings to be made during the period from the later of January 1, 1997 or the beginning of the fiscal quarter after completion of this offering and end of December 31, 2001. Under the ESPP, a total of 80,000 shares of Common Stock have been reserved for issuance. The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code.

The Company will make one or more periodic offerings, each offering to last three months, provided that a committee of the Board of Directors will have the power to change the duration without shareholder approval, to participating employees to purchase stock under the ESPP. Employees will participate in the ESPP through authorized payroll deductions, which may not exceed 15% of the compensation such employee receives during each offering period, but not more than $25,000 in value of stock per year. Amounts withheld from payroll are applied at the end of each offering period to purchase shares of Common Stock. Participants may withdraw their contributions at any time before stock is purchased, and in the event of withdrawal such contributions will be returned to the participants without interest. The purchase price of the Common Stock is equal to 85% of the lower of (i) the market price of Common Stock at the beginning of the applicable offering period or (ii) the market price of Common Stock at the end of each offering period. All expenses incurred in connection with the implementation and administration of the ESPP will be paid by the Company.

In addition, the Company has established a stock option plan for its outside directors. See "--Directors' Compensation."

EMPLOYMENT AGREEMENTS

Prior to completion of this offering, the Company will enter into employment agreements with William W. Canfield (36 months; $215,000 per year), John E. Tubbesing (12 months; $146,500 per year), Michael E. Smith (12 months; $100,000 per year) and Craig N. Cohen (12 months; $93,000 per year). The term of each agreement as well as each individual's initial annual base salary, is as noted in parenthesis next to each individual's name. Additionally, each employment agreement will automatically be extended annually for an additional one year period unless prior written notice is delivered to the employee or the Company by the other 90 days prior to the anniversary date of such employment agreement. Such employees are also eligible for a performance bonus based on a formula recommended by a committee of the Board of Directors and approved by the Board of Directors. Each employment agreement contains confidentiality provisions that extend indefinitely after termination of employment as well as non-solicitation and non-competition provisions that extend for one year after termination of employment. If the employment agreement is terminated by the Company without "cause" (as defined in the agreement, but including, without limitation, breach by the employee of the employment agreement) or by the employee for "good reason" (as defined in the agreement, but including, without limitation, breach of the employment agreement by the Company, the reduction of salary, benefits or other perquisites provided to employee under the agreement and failure by the Company to agree to an extension of such employee's employment agreement), the Company would be obligated to pay the employee his annual base salary plus a bonus (based on their estimated bonus for the year of termination) over the period (the "Continuation Period") which is equal to the original term of his agreement and which period commences on the date of early termination of such employee, and such amount shall be payable ratably over such Continuation Period, as well as to continue his employee benefits over such Continuation Period; however, if his employment agreement is terminated otherwise, the employee is only entitled to be paid through the date of his early termination. Further, if within 12 months of a "Change of Control" of the Company the employee, under certain circumstances, is terminated or resigns,
(a) in the case of Mr. Canfield, he will be entitled to (i) a lump-sum cash payment equal to $1 less than three times an amount equal to the average annual compensation received by Mr. Canfield from the Company reported on his Form W-2 for the five calendar years preceding the calendar year of the Change of Control and (ii) the continuation of certain health insurance benefits for a three-year period and (b) in the case of Mr. Tubbesing, Mr. Smith and Mr. Cohen, each will be entitled to (i) a lump-sum cash payment equal to 100% of their respective annual base salaries plus, (ii) a lump sum cash payment equal to their anticipated annual bonus (based on their estimated bonus for the year of termination), (iii) the continuation of certain health insurance and other employee benefits for a one-year period and (iv) payment for certain outplacement services. Additionally, the Company has agreed to make certain "gross-up" payments in the event any excise taxes are imposed pursuant to
Section 4999 of the Internal Revenue Code of 1986, as amended or replaced, related to the employment agreements. The term "Change of Control" shall mean
(i) a change of control of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or any comparable successor provisions. Without limiting the foregoing, a "Change of Control" shall also include, without limitation, (i) the purchase or other acquisition by any person or group of beneficial ownership of 25% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote in the election of directors, (ii) when individuals who, as of the date of the employment agreement, constitute the Board of Directors of the Company cease for any reason to constitute at least two-thirds of the Board of Directors, provided that generally persons who are approved by the incumbent Board will be deemed a member thereof, and (iii) approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company. All four employment agreements contain an arbitration provision.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board of Directors are Messrs. Canfield, Ford and Toombs. See "Certain Relationships and Related Transactions" for a description of certain transactions involving Messrs. Canfield, Ford and Toombs.

INDEMNIFICATION

As permitted by The General and Business Corporation Law of Missouri (the "GBCL"), the Articles of Incorporation of the Company provide (i) that the Company is required to indemnify its directors and officers to the fullest extent permitted by Missouri law, (ii) the Company is permitted to indemnify employees or agents as set forth in the GBCL, (iii) to the fullest extent permitted by the GBCL, the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the GBCL are not exclusive, and (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recent Financing. In June through August 1996, Petra Capital, LLC (as previously defined, "Lender") made a loan to the Company in an amount of $4.0 million (the "Loan"), $100,000 of which was purchased by Eugene M. Toombs, a director of the Company, $250,000 by the William W. Canfield Revocable Trust, an affiliate of William W. Canfield, Chairman, President and Chief Executive Officer of the Company, and $650,000 of which was acquired by Gateway Partners, L.P., an affiliate of Richard F. Ford, a director of the Company ("Participants"). The Loan, which is due and payable on July 1, 2001 and bears interest at 13.25% per annum, is evidenced by a $4.0 million Subordinated Promissory Note (as previously defined, the "Subordinated Note") and a Loan and Security Agreement (the "Loan Agreement"). Pursuant to the Loan Agreement, the Company has agreed to substantial operating restrictions. The Company will repay the Loan upon the closing of this offering. See "Use of Proceeds."

In connection with the Loan, the Company (i) has issued to the Lender and the Participants warrants (the "Initial Warrants") which are exercisable for 125,584 shares (representing 3.5% of the total shares) of TALX Common Stock outstanding on the date of issuance of such Initial Warrants, calculated on a fully-diluted basis (which was 3,588,101 shares); and (ii) as payment for financial advisory services rendered by an unaffiliated financial advisor (the "Advisor") to the Company in connection with the Loan, (1) has issued a warrant to the Advisor (the "Advisor Warrant," collectively with the Initial Warrants, the "Warrants") exercisable for 12,558 shares of TALX Common Stock (representing 10% of the total shares to be issued upon exercise of the Initial Warrants) and (2) has paid the Advisor $207,500. The Warrants are each outstanding for a ten-year period from the date of the issuance of such Warrants and are exercisable for an exercise price of $0.01 per share (the "Exercise Price") at any time during the period beginning as of the date 18 months following the effective date of the Company's initial public offering and ending on June 28, 2006. Additionally, the Company is required to grant to the Lender and the Participants (collectively, the "Syndicate Holders"), as well as to the Advisor, additional warrants to purchase shares of Common Stock if any debt evidenced by the Subordinated Note is outstanding on specified future dates. Since the Company intends to repay the Loan using the proceeds of this offering, no additional warrants will be issued pursuant to the Loan Agreement.

The Warrants are governed by certain Stock Purchase Warrant agreements which set forth a number of rights and restrictions related to the Warrants. The number of shares issuable upon exercise of the Warrants are subject to certain anti-dilution provisions upon the occurrence of certain events. Additionally, the holders of the Warrants are entitled to the same dividends (other than dividends of the Company's capital stock) and rights to purchase securities of the Company which are given to holders of TALX Common Stock that they would have received if they had exercised their Warrants for TALX Common Stock prior to the distribution of such dividends or rights. Further, the holders of the Warrants are entitled to certain registration rights. The holders of the Warrants may, but not earlier than eighteen months after the Company's initial public offering, demand registration of the shares of TALX Common Stock issued or issuable upon exercise of the Warrants, provided, however, that the Company is required to effectuate only one such registration. Additionally, the holders of the Warrants have the right to be included in any secondary offering of shares of TALX Common Stock by the Company, provided that such holders must request to be included in such secondary offering at least 30 days prior to the related registration statement filing. Also, William W. Canfield and The William W. Canfield Revocable Trust (the "Selling Shareholders") have agreed that they will not sell any of their TALX Common Stock, now or hereafter owned, unless prior to such sale the Selling Shareholders give notice of the terms of such sale to the holders of the Warrants and such holders will then have the opportunity to participate in such sale on a pro rata basis.

Transactions with Intech Group and Intech Partners. The Company has been involved in a series of transactions involving Intech Group, Intech Partners and EKI, a company which was formerly owned by Intech Group and Intech Partners. William W. Canfield, the President, Chief Executive Officer and a director of the Company, was the President and a director and a principal shareholder of Intech Group and Managing General Partner of Intech Partners. A former officer of the Company was a limited partner of Intech Partners and President and a director of EKI. Walter L. Metcalfe, Jr., a partner of Bryan Cave LLP and a direct and indirect 6.2% shareholder of the

Company, was a director and principal shareholder of Intech Group and a general partner of Intech Partners. Derick L. Driemeyer and Dr. Roger L. Mell, greater-than-5% shareholders of the Company, were shareholders of Intech Group and partners of Intech Partners. Several principal shareholders, directors and executive officers of the Company were directors and executive officers of EKI.

Initially, TALX was a party to a Management Services Agreement dated September 1, 1986 with Intech Group. Under the agreement, Intech Group provided management and related services to the Company. Compensation under the agreement was $118,000 in fiscal 1994. The parties terminated the agreement effective as of January 1, 1994, and all former employees of Intech Group became employed by the Company. Additionally, pursuant to such termination, TALX paid Intech Group the sum of $29,500, representing the charge for ninety days of management services. Effective March 1994, the Company acquired TALX Information Services Corporation, formerly known as EKI, pursuant to a tax-free merger (the "EKI Merger"). EKI was engaged in the business of providing database and document services. As a result of the EKI Merger, EKI became a wholly owned subsidiary of the Company resulting in the Company entering into the database and document services businesses. In connection with the EKI Merger, Intech Group and Intech Partners (the holders of EKI Class A Common Stock) received 1,493,039 shares of TALX Common Stock (as adjusted to reflect the Reverse Stock Split) in exchange for their shares of EKI Class A Common Stock. See "Shares Available for Future Sale" for a description of registration rights granted in connection with the EKI Merger. Prior to the EKI Merger, EKI paid Intech Partners $60,000 in fiscal 1994 in return for certain services and, pursuant to a Management Services Agreement, paid Intech Group $160,000 in fiscal 1994 in return for management and related services. As a result of the EKI Merger, EKI terminated the Management Services Agreement effective as of March 31, 1994 and paid to Intech Group the sum of $39,900. Finally, in July 1996, the Company acquired Intech Group pursuant to a tax-free merger (the "Intech Merger"). At the time of the Intech Merger, the assets of Intech Group consisted exclusively of 1,015,812 shares of Common Stock of the Company (including shares of Class A, B and C Preferred Stock automatically convertible into Common Stock effective as of the closing of this offering). As a result of the Intech Merger, each outstanding share of common stock of Intech Group was converted into a proportionate number of shares of TALX Common Stock (and TALX convertible preferred stock) plus cash in lieu of fractional shares. The effect of the Intech Merger was a tax-free distribution of TALX Common Stock (and TALX convertible preferred stock) to the shareholders of Intech Group. Immediately prior to the Intech Merger, Intech Group owned approximately 31.46% of the outstanding TALX capital stock.

Building Lease. Since 1990, the Company has occupied office facilities at 1850 Borman Court in St. Louis County, which currently encompass 38,000 square feet. The Company made rental payments of $270,000, $391,000 and $423,000 in fiscal 1994, 1995 and 1996, respectively, which amounts the Board of Directors, independent of Mr. Canfield, determined to be its fair rental value at the time of execution of the lease. The space was leased until March 1996 from a limited partnership in which William W. Canfield was one of two general partners. On March 28, 1996, the facilities were sold by the partnership to an unrelated party.

Issue of Warrants to Mr. Canfield. Mr. Canfield has provided certain collateral and guarantees under financing agreements with the Company's principal bank. During 1993, warrants to purchase 54,000 shares of Common Stock were awarded to Mr. Canfield in respect of collateral and personal guarantees. The exercise price of such warrants was $1.90 per share, representing the highest price at which third party investors had most recently purchased Common Stock at any time within the previous five years. Such warrants expired unexercised during 1995. Commencing on November 1, 1993, the Company ceased this arrangement and instead determined that, rather than warrants, Mr. Canfield would receive a cash payment for each six-month period that the collateral is pledged and personal guarantees were given representing 1% of the guaranteed amount for each six-month period. Guarantee fees related to this arrangement of $7,500, $27,666 and $46,834 were expensed in fiscal 1994, 1995 and 1996, respectively.

                            PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of October 7, 1996 giving effect to the Reverse Stock Split and the Preferred Stock Conversions, and as adjusted to reflect the sale of shares offered hereby, for (i) each person known to the Company to own beneficially 5% or more of the outstanding shares of Common Stock, (ii) the Company's directors and named executive officers and (iii) all the Company's directors and executive officers as a group. Except as otherwise noted in the footnotes to this table, the named beneficial owner has sole voting and investment power. As of October 7, 1996, there were approximately 48 shareholders of record.

                                                 SHARES            SHARES
                                              BENEFICIALLY      BENEFICIALLY
                                             OWNED PRIOR TO      OWNED AFTER
                                                OFFERING         OFFERING(1)
                                            ----------------- -----------------
         NAME OF BENEFICIAL OWNER            NUMBER   PERCENT  NUMBER   PERCENT
         ------------------------           --------- ------- --------- -------
Gateway Venture Partners II, L.P.(2).......   660,824  20.5     660,824  12.6
MiTek, Inc.(3).............................   471,629  14.6     471,629   9.0
William W. Canfield(4).....................   533,387  16.4     533,387  10.2
Craig N. Cohen(5)..........................    10,000    *       10,000    *
Derick L. Driemeyer(6).....................   205,572   6.4     205,572   3.9
Richard F. Ford(7).........................   681,231  20.9     681,231  13.0
Craig E. LaBarge...........................       --    --          --    --
Roger L. Mell, M.D.(8).....................   178,526   5.5     178,526   3.4
Walter L. Metcalfe, Jr.(9).................   199,987   6.2     199,987   3.8
Michael E. Smith(10).......................    15,872    *       15,872    *
Eugene M. Toombs(11).......................   474,768  14.7     474,768   9.1
John E. Tubbesing(12)......................    38,905   1.2      38,905    *
M. Steve Yoakum............................       --    --          --    --
All directors and executive officers as a
 group(13)................................. 1,754,163  52.7   1,754,163  32.9

-------
*   Less than 1%
 (1) Assumes no exercise of the Underwriters' over-allotment option.
 (2) The address of Gateway Venture Partners II, L.P. is 8000 Maryland Avenue, St. Louis, MO 63105. Mr. Ford is managing general partner of Gateway Associates, which is the manager of Gateway Venture Partners II, L.P.
 (3) The address of MiTek, Inc. is 14515 N. Outer Forty Rd., St. Louis, MO 63017. Mr. Toombs is President and Chief Executive Officer and a director of MiTek, Inc.

 (4) Mr. Canfield's address is c/o TALX Corporation, 1850 Borman Court, St. Louis, MO 63146. Includes 63,209 shares held in trust for Mr. Canfield's children for which Mr. Canfield's spouse is trustee, and 7,849 shares which Mr. Canfield may acquire upon the exercise of common stock purchase warrants.

 (5) Represents shares which Mr. Cohen may acquire upon exercise of options within 60 days after October 7, 1996.
 (6) The address of Mr. Driemeyer is 524 High Hampton Road, St. Louis, MO
     63124.

 (7) The address of Mr. Ford is 8000 Maryland Avenue, St. Louis, MO 63105. Includes 660,824 shares beneficially owned by Gateway Venture Partners II, L.P., the manager of which is Gateway Associates, of which Mr. Ford is the managing general partner, and 20,407 shares which Gateway Partners, L.P. (of which Mr. Ford is the managing general partner), may acquire upon exercise of common stock purchase warrants.
 (8) The address of Dr. Mell is 27 Log Cabin Dr., St. Louis, MO 63124.

 (9) The address of Mr. Metcalfe is 211 North Broadway, Suite 3600, St. Louis, MO 63102. Includes 98,536 shares owned by his spouse. Mr. Metcalfe is a partner with Bryan Cave llp.

(10) Includes 12,857 shares which Mr. Smith may acquire upon the exercise of options within 60 days after October 7, 1996.

(11) The address of Mr. Toombs is 14515 N. Outer Forty Rd., St. Louis, MO 63017. Includes 471,629 shares owned by MiTek, Inc. of which Mr. Toombs is President and Chief Executive Officer and a director, and 3,139 shares which Mr. Toombs may acquire upon the exercise of common stock purchase warrants.
(12) Includes 36,857 shares which Mr. Tubbesing may acquire upon the exercise of options within 60 days after August 15, 1996.

(13) Includes 91,109 shares which may be acquired upon exercise of options or warrants within 60 days after October 7, 1996.

                        SHARES ELIGIBLE FOR FUTURE SALE

Restriction on Sales. Upon completion of this offering and assuming no exercise of outstanding warrants and options, the Company will have outstanding 5,238,975 shares of Common Stock (5,538,975 shares if the Underwriters' over allotment option is exercised in full). Of these shares, the 2,000,000 shares sold in the offering will be immediately eligible for resale in the public market without restriction under the Securities Act, except for any shares purchased by an "Affiliate" (as that term is defined under the Securities Act) of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 3,238,975 shares outstanding following this offering (the "Previously Issued Shares") were issued by the Company in private transactions not involving a public offering and are thus treated as "restricted securities" within the meaning of Rule 144 under the Securities Act. Of these shares, 2,913 will be available under Rule 144(k) for immediate sale in the public market without restriction following this offering, and an additional 454,130 shares will be eligible for sale under Rule 144(k) without restriction but will be subject to the Lock-up Agreements described below. Subject to the Lock-up Agreements described below, the remaining Previously Issued Shares may be sold in the public market only if registered or pursuant to an exemption from registration such as those afforded by Rules 144, 144A, 701 and Regulation S under the Securities Act.

Officers, directors and other shareholders holding in the aggregate 3,226,067 of the 3,238,975 Previously Issued Shares of Common Stock have entered into agreements with the Company ("Lock-up Agreements") pursuant to which they have agreed that, during the 180-day period after the date of this prospectus, they will not, except with the prior consent of First Albany Corporation or in certain limited circumstances, offer, sell, contract to sell or grant an option to purchase any of such 3,226,067 Previously Issued Shares. In addition, the Company has agreed that during such period it will not, without the prior consent of First Albany Corporation or in certain limited circumstances, offer, sell, contract to sell or grant an option to purchase any shares of Common Stock. See "Underwriting." At the expiration of such lock-up period, the Previously Issued Shares will either (i) in the case of 1,663,054 "affiliate" shares held by officers, directors and other affiliates, be eligible for sale, subject to the volume and other limitations of Rule 144,
(ii) in the case of shares issued less than three years prior but more than two years prior and held by non-affiliates, be eligible for sale, but also subject to such volume and other limitations, and (iii) in the case of shares issued more than three years prior, be eligible for sale without restriction.

Outstanding options to purchase 175,517 shares of Common Stock are currently exercisable. Upon completion of the offering, certain shareholders of the Company have the right to require the Company in certain circumstances to register shares of Common Stock for sale under the Securities Act. See "Certain Relationships and Related Transactions."

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an Affiliate of the Company or other person (or persons whose shares are aggregated) who has beneficially owned Previously Issued Shares for at least two years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 52,390 shares immediately after the offering, if the Underwriters' over-allotment option is exercised in full) or (ii) the average weekly trading volume of the Company's Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

Previously Issued Shares may also be resold (1) to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A and (2) in an off-shore transaction complying with Rules 903 or 904 of Regulation S under the Securities Act.

An employee of the Company who purchased shares or was awarded options to purchase shares pursuant to a written compensatory plan or contract meeting the requirements of Rule 701 under the Securities Act is entitled to rely on the resale provisions of Rule 701 under the Securities Act which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

Following the effectiveness of the registration statement covering the shares of Common Stock offered hereby, the Company will register under the Securities Act the shares of Common Stock reserved for issuance under the Company's 1988 Stock Option Plan, the 1994 Stock Option Plan, the 1996 Employee Stock Purchase Plan and the Outside Directors' Plan, covering 187,109 shares, 430,000 shares, 80,000 shares and 80,000 shares, respectively. The Company expects that these registrations will automatically become effective upon filing. Accordingly, shares registered under such registration statements and acquired pursuant to such Plans will be available for sale in the open market upon the expiration of the public sale restrictions described below (see "Underwriting"), subject to Rule 144 volume limitations applicable to Affiliates, except to the extent such shares are subject to vesting restrictions with the Company.

Registration Rights. Pursuant to rights granted in connection with a number of financing and other agreements, including the acquisition of EKI and the Intech Merger, following this offering the holders of 2,717,335 shares of Common Stock, and the holders of warrants to purchase 163,142 shares of Common Stock with respect to the shares issuable upon the exercise of such warrants, will have certain rights to have those shares (the "Registrable Shares") registered for sale under the Securities Act. Such holders will, subject to certain conditions, have the right (a "Demand Right") to demand the registration of all or a portion of the Registrable Shares, and the right (a "Piggy-Back Right") to demand that all or a portion of the Registrable Shares be included in a registration statement filed by the Company with respect to the sale of shares by it. In addition to such rights, certain of such holders have the right to require the Company, subject to certain conditions, to register all or a portion of the Registrable Shares on Form S-3 under the Securities Act when such form becomes available to TALX. The Demand Rights generally cannot be exercised during the six month period following the effective date of a registration statement pertaining to an underwritten public offering of securities for the account of the Company (such as the registration statement of which this prospectus is a part). The Piggy-Back Rights can generally be limited at the discretion of the underwriter in the case of an underwritten offering of securities by the Company. Generally, all registration expenses incurred in connection with a registration will be borne by TALX, except for underwriting discounts and commissions and costs of counsel for the selling shareholders, which will be borne ratably by the holders of Registrable Shares participating in such registration.

Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

Under the Company's Restated Articles of Incorporation (the "Articles"), the Company's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $.01 per share, and 13,700,000 shares of preferred stock, par value $.01 per share. Upon the closing of this offering, the Company intends to file an amendment to its Articles to reduce the number of authorized shares of preferred stock to 5,000,000. The Company will have outstanding, immediately prior to the issuance and sale of shares of Common Stock pursuant to the offering and after giving effect to the Reverse Stock Split and the Preferred Stock Conversions, 3,238,975 shares of Common Stock. Upon the closing of this offering, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding stock options or warrants, the Company will have outstanding 5,238,975 shares of Common Stock and no shares of Preferred Stock.

COMMON STOCK

All of the outstanding shares of Common Stock are, and the shares offered hereby will be, fully paid and nonassessable. Subject to the prior rights of the holders of any shares of preferred stock which subsequently may be issued and outstanding, the holders of Common Stock are entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, dissolution, or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. Each holder of Common Stock is entitled to one vote for each share held of record on all matters presented to a vote of shareholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights in the election of directors or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Additional shares of authorized Common Stock may be issued without shareholder approval.

PREFERRED STOCK

As of June 30, 1996, there were outstanding 1,776,441 shares of Series A Convertible Preferred Stock, 236,873 shares of Series B Convertible Preferred Stock, and 615,745 shares of Series C Convertible Preferred Stock. Upon the closing of this offering, all issued and outstanding shares of Convertible Preferred Stock will be converted into an aggregate of 751,160 shares of Common Stock and the Company intends to file an amendment to its Articles to eliminate the Series A, B and C Convertible Preferred Stock.

Following the closing of this offering, the Board will have the authority to issue up to an aggregate of 5,000,000 shares of preferred stock from time to time in one or more series without shareholder approval. The Board of Directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the dividend rate, and the voting rights, conversion privileges, redemption and liquidation rights, if any, and any other rights, preferences and limitations of the particular series. Depending upon the rights of such preferred stock, the issuance of preferred stock could have an adverse effect on the holders of Common Stock by delaying or preventing a change of control of the Company, making removal of the present management of the Company more difficult, or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock. The Company has no plans to issue any preferred stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

Upon the completion of this offering, there will be 24,225,189 shares of Common Stock and 5,000,000 shares of preferred stock available for future issuance without shareholder approval, taking into consideration the 535,836 shares of Common Stock reserved for issuance upon exercise of outstanding options and warrants. These additional shares may be issued for a variety of proper corporate purposes, including raising additional capital, corporate acquisitions, and employee benefit plans. Except as contemplated by the 1994 Stock Option Plan, the 1996 Employee Stock Purchase Plan, the Outside Directors' Plan and other possible employee benefit or stock purchase plans, the Company does not currently have any plans to issue additional shares of Common Stock or preferred stock.

One of the effects of the existence of unissued and unreserved Common Stock and preferred stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of the Company's management and possibly deprive the shareholders of opportunities to sell their shares of Common Stock at prices higher than the prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company pursuant to the operation of the 1994 Stock Option Plan, the 1996 Employee Stock Purchase Plan, the Outside Directors' Plan, or otherwise. See also "Certain Charter and Bylaw Provisions."

TRANSFER AGENT

The transfer agent and registrar for the Common Stock is Boatmen's Trust Company, St. Louis, Missouri.

                     CERTAIN CHARTER AND BYLAW PROVISIONS

The Company's Articles and Bylaws provide for a classified Board of Directors, limit the right of shareholders to remove directors or change the size of the Board of Directors, to fill vacancies on the Board of Directors, to act by written consent and to call a special meeting of shareholders, and require a higher percentage of shareholders than would otherwise be required to amend, alter, change, or repeal the provisions of the Articles and Bylaws discussed in this section, as well as those described under "Management-- Indemnification." The Articles also provide that the Bylaws may be amended only by the majority vote of the Board of Directors; thus shareholders will not be able to amend the Bylaws without first amending the Articles. These provisions, which are summarized below, may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of the Company. Reference is made to the full text of the Articles and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus is a part. The following summary is qualified in its entirety by such reference.

SIZE OF BOARD, ELECTION OF DIRECTORS, CLASSIFIED BOARD, REMOVAL OF DIRECTORS AND FILLING VACANCIES

The Articles provide that the number of directors to constitute the board of directors shall be five and thereafter the number of directors shall be fixed from time to time as provided in the Bylaws. The Bylaws provide for a Board of Directors of five directors, but in no event less than three, and permit the Board of Directors to change the number of Directors with a majority vote. The Articles further provide that the Bylaws may be amended only by majority vote of the Board of Directors.

In order for a shareholder to nominate a candidate for director, the Bylaws require that timely notice be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 days nor more than 90 days before the first anniversary of the preceding year's annual meeting, or not less than 60 days nor more than 90 days before August 20, 1997, in the case of the next annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then the shareholder must give such notice not earlier than 90 days nor later than 60 days prior to such meeting or 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made. In certain cases, notice may be delivered later if the number of directors to be elected is increased. The shareholder filing the notice of nomination must describe various matters regarding the nominee, including, without limitation, such information as name, address, occupation, and shares held. The Articles do not permit cumulative voting in the election of directors, and the Bylaws provide that the majority of the votes cast in the election of directors shall elect those directors. Accordingly, the holders of a majority of the then outstanding shares of voting stock can elect all the directors then being elected at that meeting of shareholders.

The Articles and Bylaws provide that the Board shall be divided into three classes, with the classes to be as nearly equal in number as possible, and that one class shall be elected each year and serve for a three-year term.

Missouri law provides that, unless a corporation's articles of incorporation provide otherwise, the holders of a majority of the corporation's voting stock may remove any director from office. The Articles provide that, except as described below, a director may be removed by shareholders only "for cause" and with the approval of the holders of 85% of the Company's voting stock.

Missouri law further provides that, unless a corporation's articles of incorporation or bylaws provide otherwise, all vacancies on a corporation's board of directors, including any vacancies resulting from an increase in the number of directors, may be filled by the vote of a majority of the remaining directors even if that number is less than a quorum. The Articles provide that, subject to the rights, if any, of the holders of any class of preferred stock then outstanding and except as described below, vacancies may be filled only by the vote of a majority of the remaining directors.

The classification of directors, the inability to vote shares cumulatively, the advance notice requirements for nominations, and the provisions in the Articles that limit the ability of shareholders to increase the size of the

Board or to remove directors and that permit the remaining directors to fill any vacancies on the Board will have the effect of making it more difficult for shareholders to change the composition of the Board. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the Board would be beneficial to the Company and its shareholders and whether or not a majority of the Company's shareholders believes that such change would be desirable.

LIMITATIONS ON SHAREHOLDER ACTION BY WRITTEN CONSENT; LIMITATIONS ON CALLING SHAREHOLDER MEETINGS

As required by Missouri law, the Bylaws provide that any action by written consent of shareholders in lieu of a meeting must be unanimous. Under the Bylaws, except as described below, shareholders are not permitted to call special meetings of shareholders or to require the Board to call a special meeting of shareholders and a special meeting of shareholders may be called only by a majority of the entire Board of Directors, the Chairman of the Board, or the President. In order for a shareholder to bring a proposal before a shareholder meeting, the Bylaws require that timely notice be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 days nor more than 90 days before the first anniversary of the preceding year's annual meeting, or not less than 60 days nor more than 90 days before August 20, 1997 in the case of the next annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then the shareholder must give such notice not earlier than 90 days nor later than 60 days prior to such meeting or 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made. Such notice must include a description of the proposal, the reasons therefor, and other specified matters. The Board may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law.

The provision of the Bylaws requiring unanimity for shareholder action by written consent gives all the shareholders of the Company entitled to vote on a proposed action the opportunity to participate in such action and will prevent the holders of a majority of the voting power of the Company from using the written consent procedure to take shareholder action. Moreover, a shareholder cannot force a shareholder consideration of a proposal over the opposition of the Board of Directors by calling a special meeting of shareholders or forcing consideration of such a proposal.

These provisions are designed in part to make it more difficult and time-consuming to obtain majority control of the Board of Directors of the Company or otherwise bring a matter before shareholders without the Board's consent, and thus reduce the vulnerability of the Company to an unsolicited takeover proposal. These provisions are designed to enable the Company to develop its business in a manner which will foster its long-term growth, with the threat of a takeover not deemed by the Board to be in the best interests of the Company and its shareholders and the potential disruption entailed by such a threat reduced to the extent practicable. On the other hand, these provisions may have an adverse effect on the ability of shareholders to influence the governance of the Company and the possibility of shareholders receiving a premium above market price for their securities from a potential acquiror who is unfriendly to management.

The General and Business Corporation Law of Missouri also contains certain provisions which may have such an effect, including control share acquisition and business combination statutes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
                             FOR NON-U.S. HOLDERS

The following is a general discussion of certain United States Federal tax consequences of the purchase, ownership and disposition of TALX Common Stock by a holder that, for United States Federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). For purposes of this discussion, a "United States person" means a citizen or resident of the United States; a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; or an estate or trust whose income is includible in gross income for United States Federal income tax purposes regardless of its source. This discussion does not purport to be a complete analysis of the purchase, ownership and disposition of the TALX Common Stock, and does not address all of the tax considerations that may be relevant to particular investors in light of their individual circumstances or to holders subject to special treatment under United States Federal income tax laws, including financial institutions, tax-exempt organizations and insurance companies. In addition, this discussion does not address the application or effect of any state, local, foreign or other tax laws. This discussion is based upon the United States Federal income tax law now in effect, all of which is subject to change, possibly with retroactive effect. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TALX COMMON STOCK.

Dividends. Dividends, if any, paid on the TALX Common Stock to a Non-United States Holder will generally be subject to withholding of United States Federal income tax at the rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, in which case the dividend will be subject to the United States Federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-United States Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding or other rules different from those described above. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding obligations pursuant to the above described rules.

Gain on Disposition. A Non-United States Holder will generally not be subject to the United States Federal income tax on gain recognized on a sale or other disposition of TALX Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the TALX Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met. Gain that is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder will be subject to the United States Federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult applicable treaties, which may provide for different rules.

Federal Estate Taxes. TALX Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States Federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding. Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to dividends paid on the TALX Common Stock to a Non-United States Holder at an address outside the United States. Payments by a United States office of a broker of the proceeds of a sale of the TALX Common Stock are subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of the TALX Common Stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                                 UNDERWRITING

The underwriters of this offering of Common Stock (the "Underwriters"), for whom First Albany Corporation ("First Albany") and Principal Financial Securities, Inc. are serving as representatives (the "Representatives"), have agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part) to purchase, and the Company has agreed to sell to them severally, the number of shares of Common Stock set forth opposite their respective names below:

                                                                     NUMBER OF
                                                                     SHARES OF
    UNDERWRITER                                                     COMMON STOCK
    -----------                                                     ------------
   First Albany Corporation........................................
   Principal Financial Securities, Inc.............................
                                                                     ---------
       Total.......................................................  2,000,000
                                                                     =========

The Underwriting Agreement provides that the obligations of the Underwriters to purchase shares of Common Stock are subject to certain conditions, and that if any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all shares of Common Stock agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.

The Company has been advised that the Underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers (who may include the Underwriters) at such public offering price less
a concession not in excess of $    per share. The Underwriters may allow, and
the selected dealers may reallow, a concession not in excess of $    per share
to certain other brokers and dealers. After the public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

The Company has granted to the Underwriters an option to purchase up to an additional 300,000 shares of Common Stock, at the public offering price, less the underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover over-allotments, if any, made in connection with this offering. The option may be exercised at any time up to 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

The Company has agreed to reimburse the Representatives for non-accountable expenses incurred by them in connection with this offering up to a maximum of $100,000.

On the closing of the offering, the Company will sell to the Representatives, individually and not as representatives of the Underwriters, for nominal consideration, the Representatives Warrants entitling the Representatives to purchase an aggregate of 100,000 shares of Common Stock at an initial exercise price per share equal to 120% of the initial public offering price hereunder. The Representatives Warrants will be exercisable for a period of four years commencing one year after the date of this Prospectus and will contain certain demand and "piggyback" registration rights relating to the underlying Common Stock. The Representatives Warrants cannot be transferred, assigned or hypothecated, in whole or in part, for a period of twelve months from the date of their issuance, except that they may be assigned to any officer or partner of either of the Representatives. The Representatives Warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and the number of shares issuable upon exercise thereof upon the occurrence of certain events.

For the life of the Representatives Warrants, their holders have, at nominal cost, the opportunity to profit from a rise in the market price for the Common Stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Representatives Warrants remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the Representatives Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by the Representatives Warrants. Additionally, if the Representatives should exercise their registration rights to effect a distribution of the underlying shares of Common Stock, the Representatives, prior to and during such distribution, would be unable to make a market in the Common Stock. If the Representatives must cease making a market, the market and market price for the Common Stock may be adversely affected and holders of the Common Stock may be unable to sell the Common Stock.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the Underwriters may be required to make in respect thereof.

All of the executive officers and directors of the Company have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any shares of Common Stock during the period of 180 days after the date of this Prospectus without the prior written consent of First Albany, except in certain non-public transactions in which the acquiror or acquirors of such shares agree(s) to such restrictions. The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any share of Common Stock or any securities convertible into or exchangeable for Common Stock or any rights to acquire Common Stock (except in certain cases, pursuant to the exercise of outstanding options or other rights to acquire Common Stock or with respect to options granted under or shares acquired pursuant to the Company's employee benefit plans or options or shares issued in acquisitions in which the acquiror or acquirors of such shares agree(s) to such restrictions) for a period of 180 days after the date of this Prospectus without the prior written consent of First Albany.

The Underwriters have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The Underwriters have reserved approximately 100,000 shares of Common Stock for sale, at the initial public offering price, to employees of the Company. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

Prior to the offering, there has been no public market for the Company's Common Stock. The initial public offering price for the Common Stock was determined by negotiation among the Company and the Representatives of the Underwriters and does not necessarily bear any direct relationship to the Company's assets, current earnings or book value or to any other established criteria of value, although these factors were considered in establishing the initial public offering price. Among the other factors considered in determining the initial public offering price were prevailing market conditions, the industry in which the Company operates, an assessment of the Company's management, its operating results, its capital structure, the business potential of the Company and the demand for similar securities of comparable companies.

                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Bryan Cave LLP, St. Louis, Missouri. As of the date of this Prospectus, Walter L. Metcalfe, Jr., a partner of Bryan Cave LLP, beneficially owns 199,967 shares of Common Stock and is Assistant Secretary of the Company and its subsidiaries. Certain legal matters will be passed upon for the Underwriters by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                    EXPERTS

The Consolidated Financial Statements and related schedules of the Company at March 31, 1995 and 1996, and for each of the three years in the period ended March 31, 1996, appearing in this Prospectus and elsewhere in the Registration Statement have been included herein and elsewhere in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, and the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission"), a Registration Statement (the "Registration Statement") on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected at the principal offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Suite 1300, New York, New York 10048, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission maintains an Internet Web site (http://www.sec.gov.) that contains such documents filed electronically by the Company with the Commission through its Electronic Data Gathering, Analysis and Retrieval System (EDGAR) filing system. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                       TALX CORPORATION AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................. F-2
Consolidated Balance Sheets as of March 31, 1995 and 1996 and June 30,
 1996 (unaudited)......................................................... F-3
Consolidated Statements of Operations for the years ended March 31, 1994,
 1995 and 1996 and the three months ended June 30, 1995 (unaudited) and
 1996 (unaudited)......................................................... F-4
Consolidated Statements of Stockholders' Equity for the years ended March
 31, 1994, 1995 and 1996 and the three months ended June 30, 1996
 (unaudited).............................................................. F-5
Consolidated Statements of Cash Flows for the years ended March 31, 1994,
 1995 and 1996 and the three months ended June 30, 1995 (unaudited) and
 1996 (unaudited)......................................................... F-6
Notes to Consolidated Financial Statements................................ F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
TALX Corporation:

We have audited the accompanying consolidated balance sheets of TALX Corporation and subsidiaries as of March 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TALX Corporation and subsidiaries as of March 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

St. Louis, Missouri
May 17, 1996, except for Note 2 and Note 15
 which are as of August 20, 1996

                       TALX CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          MARCH 31, 1995 AND 1996 AND
                                 JUNE 30, 1996

              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                               MARCH 31,        JUNE 30, 1996
                                            ----------------  ------------------
                                             1995     1996    ACTUAL   PRO FORMA
                                            -------  -------  -------  ---------
                                                                 (UNAUDITED)
                  ASSETS
Current assets:
 Cash and cash equivalents................  $    27  $    56  $   287   $   287
 Trade receivables, net...................    5,022    5,918    4,938     4,938
 Inventories..............................    1,204    1,389    1,200     1,200
 Work in progress, less progress billings.      547      761       -         -
 Prepaid expenses and other current
  assets..................................      445      306      231       231
 Income tax refund receivable.............      293      260       -         -
 Deferred tax assets, net.................      193      225      133       133
                                            -------  -------  -------   -------
    Total current assets..................    7,731    8,915    6,789     6,789
Property and equipment, net...............    3,944    3,579    1,870     1,870
Capitalized software development costs,
 net of amortization of $2,776 in 1995,
 $3,817 in 1996, and $4,053 at June 30,
 1996.....................................    2,093    2,621    2,716     2,716
Net assets of business held for sale......       -        -     2,505     2,505
Deferred tax assets, net..................      459      466      414       414
Other assets..............................      249      263      392       392
                                            -------  -------  -------   -------
                                            $14,476  $15,844  $14,686   $14,686
                                            =======  =======  =======   =======
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable to bank....................  $ 2,655  $ 4,243  $ 2,396   $ 2,396
 Current installments of obligations under
  capital leases..........................      222      226       33        33
 Current installments of long-term debt...      500      500      500       500
 Accounts payable.........................    1,958    2,250    1,698     1,698
 Accrued expenses and other liabilities...    1,401    1,742    1,250     1,250
 Progress billings in excess of work in
  progress................................      138      226      138       138
 Deferred maintenance revenue.............      674      989      588       588
                                            -------  -------  -------   -------
    Total current liabilities.............    7,548   10,176    6,603     6,603
Obligations under capital leases, less
 current installments.....................      651      463       27        27
Long-term debt, less current installments.      667      167       42        42
Subordinated note payable, net of
 discount.................................       -        -     2,614     2,614
                                            -------  -------  -------   -------
    Total liabilities.....................    8,866   10,806    9,286     9,286
                                            -------  -------  -------   -------
Commitments and contingencies
Stockholders' equity:
 Series A convertible preferred stock,
  $.01 par value; authorized 2,373,000
  shares, issued and outstanding 1,776,479
  at March 31, 1995 and 1996, and
  1,776,441 shares at June 30, 1996 (pro
  forma none).............................       18       18       18       --
 Series B convertible preferred stock,
  $.01 par value; authorized 327,000
  shares, issued and outstanding 236,873
  shares (pro forma none).................        2        2        2       --
 Series C convertible preferred stock,
  $.01 par value; authorized 6,000,000
  shares, issued and outstanding 615,745
  shares (pro forma none).................        6        6        6       --
 Common stock, $.01 par value; authorized
  30,000,000 shares, issued and
  outstanding 2,476,500 at March 31, 1995,
  2,478,214 at March 31, 1996, and
  2,478,070 shares at June 30, 1996 (pro
  forma 3,229,230 shares).................       25       25       25        32
 Additional paid-in capital...............    6,423    6,431    7,166     7,185
 Accumulated deficit......................     (864)  (1,444)  (1,817)   (1,817)
                                            -------  -------  -------   -------
    Total stockholders' equity............    5,610    5,038    5,400     5,400
                                            -------  -------  -------   -------
                                            $14,476  $15,844  $14,686   $14,686
                                            =======  =======  =======   =======

          See accompanying notes to consolidated financial statements.

                       TALX CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   YEARS ENDED MARCH 31, 1994, 1995, AND 1996
              AND THREE-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996

              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                MARCH 31,           JUNE 30,
                                          -----------------------  ------------
                                           1994    1995     1996   1995   1996
                                          ------  -------  ------  -----  -----
                                                                   (UNAUDITED)
Revenues:
 The Work Number........................  $   -   $    74  $  453  $  42  $ 251
 Outsourced services....................     776      515     998    105    330
 Customer premises systems..............   8,497    6,957   9,442  2,125  2,844
 Maintenance and support................   1,949    2,310   2,624    640    868
                                          ------  -------  ------  -----  -----
    Total revenues......................  11,222    9,856  13,517  2,912  4,293
                                          ------  -------  ------  -----  -----
Cost of revenues:
 The Work Number........................      -        48     429     99    111
 Outsourced services....................     190      260     493    106    128
 Customer premises systems..............   3,902    4,143   4,489    985  1,447
 Maintenance and support................     767      793     619    166    237
                                          ------  -------  ------  -----  -----
    Total cost of revenues..............   4,859    5,244   6,030  1,356  1,923
                                          ------  -------  ------  -----  -----
    Gross margin........................   6,363    4,612   7,487  1,556  2,370
                                          ------  -------  ------  -----  -----
Operating expenses:
 Selling and marketing..................   2,700    2,854   4,084    884  1,369
 General and administrative.............   2,268    2,556   2,828    659    637
                                          ------  -------  ------  -----  -----
    Total operating expenses............   4,968    5,410   6,912  1,543  2,006
                                          ------  -------  ------  -----  -----
    Operating income (loss).............   1,395     (798)    575     13    364
                                          ------  -------  ------  -----  -----
Other income (expense):
 Interest income........................       1        5      -      -      -
 Interest expense.......................    (131)    (212)   (343)   (71)  (116)
 Other, net.............................     (23)     (77)    (52)   (17)   (24)
                                          ------  -------  ------  -----  -----
    Total other expense.................    (153)    (284)   (395)   (88)  (140)
                                          ------  -------  ------  -----  -----
    Earnings (loss) from continuing
     operations before income tax
     expense (benefit)..................   1,242   (1,082)    180    (75)   224
Income tax expense (benefit)............       7     (328)     57    (30)    83
                                          ------  -------  ------  -----  -----
    Earnings (loss) from continuing
     operations.........................   1,235     (754)    123    (45)   141
                                          ------  -------  ------  -----  -----
Discontinued operations:
 Earnings (loss) from operations of
  discontinued operations, net of income
  taxes.................................     474     (410)   (703)   (38)  (164)
 Loss on disposal of discontinued
  operations, net of income taxes.......      -        -       -      -    (350)
                                          ------  -------  ------  -----  -----
    Earnings (loss) from discontinued
     operations, net of income taxes....     474     (410)   (703)   (38)  (514)
                                          ------  -------  ------  -----  -----
    Net earnings (loss).................  $1,709  $(1,164) $ (580) $ (83) $(373)
                                          ======  =======  ======  =====  =====
Pro forma net earnings (loss) per share:
 Earnings from continuing operations....                   $  .04         $ .04
 Loss from discontinued operations......                     (.21)         (.15)
                                                           ------         -----
    Net loss............................                   $ (.17)        $(.11)
                                                           ======         =====

          See accompanying notes to consolidated financial statements.

                       TALX CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   YEARS ENDED MARCH 31, 1994, 1995, AND 1996
                   AND THREE-MONTH PERIOD ENDED JUNE 30, 1996

              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                            CONVERTIBLE PREFERRED                        RETAINED
                                    STOCK                   ADDITIONAL   EARNINGS       TOTAL
                          -------------------------- COMMON  PAID-IN   (ACCUMULATED STOCKHOLDERS'
                          SERIES A SERIES B SERIES C STOCK   CAPITAL     DEFICIT)      EQUITY
                          -------- -------- -------- ------ ---------- ------------ -------------
Balance at March 31,
 1993...................    $20      $ 2      $28     $17     $5,707     $(1,409)      $ 4,365
Conversion of 207,948
 shares of Series A
 convertible preferred
 stock to common stock..     (2)      --       --       1          1         --            --
Conversion of 2,721,879
 shares of Series C
 convertible preferred
 stock to common stock..     --       --      (27)      7         20         --            --
Issuance of 237 shares
 of Series A preferred
 stock upon exercise of
 stock warrants.........     --       --       --      --          1         --              1
Issuance of 559,184
 shares of Series C
 preferred stock upon
 exercise of stock
 warrants...............     --       --        5      --        694         --            699
Net earnings............     --       --       --      --        --        1,709         1,709
                            ---      ---      ---     ---     ------     -------       -------
Balance at March 31,
 1994...................     18        2        6      25      6,423         300         6,774
Net loss................     --       --       --      --        --       (1,164)       (1,164)
                            ---      ---      ---     ---     ------     -------       -------
Balance at March 31,
 1995...................     18        2        6      25      6,423        (864)        5,610
Issuance of 1,714 shares
 of common stock upon
 exercise of stock
 options................     --       --       --      --          8         --              8
Net loss................     --       --       --      --        --         (580)         (580)
                            ---      ---      ---     ---     ------     -------       -------
Balance at March 31,
 1996...................     18        2        6      25      6,431      (1,444)        5,038
Repurchase and
 retirement of 144
 shares of common stock
 and 38 shares of Series
 A preferred stock
 (unaudited)............     --       --       --      --         (1)        --             (1)
Issuance of common stock
 warrants (unaudited)...     --       --       --      --        736         --            736
Net loss (unaudited)....     --       --       --      --        --         (373)         (373)
                            ---      ---      ---     ---     ------     -------       -------
Balance at June 30, 1996
 (unaudited)............    $18      $ 2      $ 6     $25     $7,166     $(1,817)      $ 5,400
                            ===      ===      ===     ===     ======     =======       =======


          See accompanying notes to consolidated financial statements.

                       TALX CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   YEARS ENDED MARCH 31, 1994, 1995, AND 1996
              AND THREE-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996

                             (DOLLARS IN THOUSANDS)

                                               MARCH 31,           JUNE 30,
                                         -----------------------  ------------
                                          1994    1995     1996   1995   1996
                                         ------  -------  ------  ----  ------
                                                                  (UNAUDITED)
Cash flows from operating activities:
 Net earnings (loss).................... $1,709  $(1,164) $ (580) $(83) $ (373)
 Adjustments to reconcile net earnings
  (loss) to net cash provided by
  operating activities:
  Depreciation and amortization.........  1,430    1,979   2,449   551     568
  Loss on disposal of discontinued
   operations, net......................     -        -       -     -      350
  Loss (gain) on sale of assets.........     12        3      (7)   -       -
  Gain on sale of marketable securities.     -        -     (106)   -       -
  Deferred taxes........................    (28)    (306)    (39)  (54)    (13)
  Change in assets and liabilities:
   Trade receivables.................... (1,848)     863    (896)  (94)   (558)
   Inventories..........................    197     (182)   (185)   95     120
   Work in progress, less progress
    billings, net.......................    (14)    (287)   (126)  (16)   (178)
   Prepaid expenses and other current
    assets..............................   (156)       4      59    24     (57)
   Income tax refund receivable.........     -      (293)     33    -       -
   Other assets.........................   (107)     119     (14)    9    (293)
   Accounts payable.....................    247      (16)    293   333     134
   Accrued expenses and other
    liabilities.........................    279     (118)    341  (170)    266
   Deferred maintenance revenue.........     -       674     315  (328)   (401)
   Income taxes payable.................    (67)     (68)     -     -       -
                                         ------  -------  ------  ----  ------
    Net cash provided by (used in)
     operating activities...............  1,654    1,208   1,537   267    (435)
                                         ------  -------  ------  ----  ------
Cash flows from investing activities:
 Proceeds from sale of property and
  equipment.............................     29       -        9    -       -
 Additions to property and equipment.... (1,402)  (1,701)   (852) (206)   (146)
 Capitalized software development costs.   (810)  (1,429) (1,712) (403)   (477)
 Proceeds from sale of marketable
  securities............................     -        -      187    -       -
 Other..................................   (109)      -       -     -       -
                                         ------  -------  ------  ----  ------
    Net cash used in investing
     activities......................... (2,292)  (3,130) (2,368) (609)   (623)
                                         ------  -------  ------  ----  ------
Cash flows from financing activities:
 Change in notes payable to bank........    343    1,554   1,588   655  (1,847)
 Borrowings of long-term debt...........     -     1,500      -     -       -
 Borrowings of subordinated notes
  payable and issuance of warrants......     -        -       -     -    3,350
 Repayments on long-term debt...........   (380)  (1,042)   (500) (125)   (125)
 Payments on capitalized lease
  obligations...........................   (138)    (208)   (235)  (55)    (57)
 Issuance of preferred stock............    700       -       -     -       -
 Issuance of common stock...............     -        -        7    -       -
 Repurchase of common and preferred
  stock.................................     -        -       -     -       (1)
                                         ------  -------  ------  ----  ------
    Net cash provided by financing
     activities.........................    525    1,804     860   475   1,320
                                         ------  -------  ------  ----  ------
    Net increase (decrease) in cash and
     cash equivalents...................   (113)    (118)     29   133     262
Cash and cash equivalents at beginning
 of year................................    258      145      27    27      56
                                         ------  -------  ------  ----  ------
Cash and cash equivalents at end of
 year................................... $  145  $    27  $   56  $160  $  318
                                         ======  =======  ======  ====  ======

          See accompanying notes to consolidated financial statements.

                       TALX CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   MARCH 31, 1995 AND 1996 AND JUNE 30, 1996

               (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED
                     JUNE 30, 1995 AND 1996 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Description of Business

TALX Corporation and its subsidiaries ("the Company") design and implement interactive communications solutions using technology such as interactive voice response, primarily for Fortune 500 organizations. The Company's interactive communications solutions enable an organization's employees, customers, vendors, and business partners ("Users") to access, input, and update information without human assistance. The Company's solutions enhance service levels, improve productivity, and reduce costs by enabling Users to perform self-service transactions that employ computer telephony technology, as well as facsimile, e-mail, Internet/Intranet, and other interactive communications technologies.

In early 1995, the Company introduced The Work Number for Everyone(R) ("The Work Number"). The Work Number, which is a national service providing automated access to information from multiple organizations, provides automated responses to requests by mortgage lenders or other verifiers for confirmation of employment information about a participating employer's current and former employees.

The Company also designs and implements tailored interactive communications solutions and either sells a system for installation on a customer's premises or provides access to a system on an outsourced services basis. The Company has provided tailored interactive communications systems for installation at customers' premises since the early 1980s. In 1993, the Company introduced its outsourced services business, which allows a customer to realize the benefits of an interactive communications system without incurring the administrative or maintenance burden of operating a system. For outsourced services customers, the Company maintains the customer's database on a system at the Company's facilities, where incoming requests are received for access to the information.

In addition to providing interactive communications systems, the Company has historically provided database and document services. Database services include providing sales leads and prepress services for directory publishers. Document services include the preparation and mailing of invoices, statements, and confirmation letters for organizations with high-volume requirements. See note 2.

(b) Principles of Consolidation

The consolidated financial statements include the accounts of TALX Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(c) Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

(d) Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories consist primarily of hardware, spare parts, and printing supplies.

                       TALX CORPORATION AND SUBSIDIARIES

(e) Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Amortization of leasehold improvements and assets recorded under capital leases is computed using the straight-line method over the lesser of the useful life of the asset or lease term.

(f) Product Development and Capitalized Software Development Costs

Product development costs are charged to operations as incurred. Software development costs are expensed as incurred until technological feasibility is achieved, after which they are capitalized on a product-by-product basis. Capitalized software development costs are amortized using the straight-line method over the estimated product life of three years.

(g) Revenue Recognition, Work in Progress, and Progress Billings

Revenues from The Work Number are recognized from fees charged to Users for verifications of employment history and salary and from employer conversion and maintenance fees. Customer premises systems revenue is generally recognized upon shipment of the system. The Company sells customer premises systems through certain strategic alliance relationships. In these instances, revenues are recognized at the time of shipment to the strategic alliance's customer, however, the Company does not have any future obligations related to these types of sales. Outsourced services revenue is recognized as the services are provided. Revenue from maintenance contracts is deferred and recognized ratably over the maintenance period. Deferred maintenance revenue represents the unearned portion of maintenance fees.

Work in progress represents accumulated project costs and related earnings, less progress billings for certain database and document services customers. Progress billings in excess of accumulated project costs are shown as a current liability. These customers' contracts generally cover periods from one to six months. Progress billings are made in accordance with individual customer contract terms.

(h) Concentration of Credit Risk

The Company sells its interactive communications services in a variety of industries. No single customer represented 10% or more of the Company's revenues in fiscal 1994, 1995 or 1996, except that one customer represented approximately 14% in fiscal 1996. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral; however, it maintains a security interest in hardware until payment is received. Credit losses from customers have been within management's expectations, and management believes the allowance for doubtful accounts adequately provides for any expected losses.

(i) Income Taxes

The Company records income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j) Fair Value of Financial Instruments

The Company discloses estimated fair values for its financial instruments. A financial instrument is defined as cash or a contract that both imposes on one entity a contractual obligation to deliver cash or another financial

                       TALX CORPORATION AND SUBSIDIARIES
instrument to a second entity and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity.

(k) Management's Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(l) Effect of New Accounting Standards

In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-based Compensation, which establishes a fair value-based method for financial accounting and reporting for stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value-based method of accounting prescribed by Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, but requires expanded disclosure. SFAS No. 123 is effective in fiscal year 1997.

While the Company does not know precisely the impact that will result from adopting SFAS No. 123, the Company does not expect the adoption to have a material effect on the Company's consolidated financial position or results of operations.

(m) Reclassifications

Certain reclassifications have been made to the prior year consolidated financial statements to conform with the current year presentation.

(n) Pro Forma Net Earnings (Loss) Per Share

Pro forma net earnings (loss) per share has been computed using the number of shares of common stock and common stock equivalents outstanding, assuming conversion of all outstanding preferred stock to 751,160 shares of common stock. The number of shares used in computing pro forma loss per share was 3,400,439. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued and stock options and warrants granted at prices below the assumed initial public offering price of $10 per share during the 12-month period preceding the date of the initial filing of the Company's registration statement have been included in the calculation of common stock equivalent shares, using the treasury stock method, as if they were outstanding for all of 1996 and the first quarter of 1997.

(o) Interim Financial Statements

The accompanying unaudited consolidated financial statements as of and for the three months ended June 30, 1995 and 1996 have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial information set forth therein. The results for the three months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending March 31, 1997.

                       TALX CORPORATION AND SUBSIDIARIES

(p) Unaudited Interim Pro Forma Financial Information

The unaudited interim pro forma financial information as of June 30, 1996 gives effect to the conversion of all outstanding preferred stock into 751,160 shares of common stock.

(2) DISCONTINUED OPERATIONS

In August 1996, the Company determined to pursue the divestiture of the database and document services businesses. It is anticipated that the divestiture will be by a sale of assets within the next year. A provision of $350,000 has been made to reflect the estimated losses from operations until the time of disposal net of income tax benefits of $150,000. Management anticipates the proceeds from the sale will approximate the value of net assets held for sale.

The Company has classified the database and document services businesses as a discontinued operation and has reclassified the prior periods financial statements to reflect this change.

The database and document services businesses had one customer which accounted for $3,500,000, $2,000,000, and $930,000 of net revenues for the years ended March 31, 1994, 1995, and 1996, respectively. The customer ceased business with the Company in November 1995.

Summary balance sheet data as of June 30, 1996 is as follows:

                                                                  (IN THOUSANDS)
      Current assets.............................................     $2,972
      Property and equipment, net................................      1,523
      Other assets...............................................        376
                                                                      ------
          Total assets...........................................      4,871
                                                                      ------
      Current liabilities........................................      1,989
      Noncurrent liabilities.....................................        377
                                                                      ------
          Total liabilities......................................      2,366
                                                                      ------
          Net assets of business held for sale...................     $2,505
                                                                      ======

The results of operations for the discontinued businesses for the years ended March 31, 1994, 1995, and 1996 and the three-month periods ended June 30, 1995 and 1996 were as follows:

                                             MARCH 31,            JUNE 30,
                                      ------------------------  --------------
                                       1994    1995     1996     1995    1996
                                      ------- -------  -------  ------  ------
                                                 (IN THOUSANDS)
Revenues............................. $12,282 $12,010  $11,149  $3,084  $2,316
                                      ======= =======  =======  ======  ======
Earnings (loss) from discontinued
 operations..........................     782    (681)  (1,052)    (63)   (260)
Income tax expense (benefit).........     308    (271)    (349)    (25)    (96)
                                      ------- -------  -------  ------  ------
 Earnings (loss) from operations of
  discontinued operations............     474    (410)    (703)    (38)   (164)
                                      ------- -------  -------  ------  ------
Loss on disposal.....................       -       -        -       -    (500)
Income tax benefit...................       -       -        -       -    (150)
                                      ------- -------  -------  ------  ------
 Loss on disposal, net...............       -       -        -       -    (350)
                                      ------- -------  -------  ------  ------
Net earnings (loss).................. $   474 $  (410) $  (703) $  (38) $ (514)
                                      ======= =======  =======  ======  ======

                       TALX CORPORATION AND SUBSIDIARIES

(3) TRADE RECEIVABLES

Trade receivables consist of the following:

                                                            MARCH 31,
                                                          ------------- JUNE 30,
                                                           1995   1996    1996
                                                          ------ ------ --------
                                                              (IN THOUSANDS)
      Billed receivables................................. $4,385 $5,211  $3,632
      Unbilled receivables...............................    808    951   1,328
                                                          ------ ------  ------
                                                           5,193  6,162   4,960
      Less allowance for doubtful accounts...............    171    244      22
                                                          ------ ------  ------
                                                          $5,022 $5,918  $4,938
                                                          ====== ======  ======

All amounts are due within one year. Billings to customers are made in accordance with the terms of the individual contracts.

(4) PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                      RANGE OF ESTIMATED   MARCH 31,
                                         USEFUL LIVES    ------------- JUNE 30,
                                          (IN YEARS)      1995   1996    1996
                                      ------------------ ------ ------ --------
                                                             (IN THOUSANDS)
Computer equipment...................        3-5         $6,551 $7,092  $3,113
Office furniture and equipment.......        5-7          1,384  1,552     592
Leasehold improvements...............        3-10           567    665     585
Automobile...........................         3               8      8      -
                                             ====        ------ ------  ------
                                                          8,510  9,317   4,290
Less accumulated depreciation and
 amortization........................                     4,566  5,738   2,420
                                                         ------ ------  ------
                                                         $3,944 $3,579  $1,870
                                                         ====== ======  ======

(5) PRODUCT DEVELOPMENT AND CAPITALIZED SOFTWARE DEVELOPMENT COSTS

Product development and capitalized software development costs for the years ended March 31, 1994, 1995, and 1996 and three months ended June 30, 1995 and 1996 were as follows:

                                              MARCH 31,            JUNE 30,
                                        ------------------------  ------------
                                         1994    1995     1996    1995   1996
                                        ------  -------  -------  -----  -----
                                                  (IN THOUSANDS)
Product development costs incurred..... $1,178  $ 1,477  $ 1,894  $ 473  $ 415
Additions to capitalized software
 development costs.....................   (810)  (1,429)  (1,712)  (404)  (385)
                                        ------  -------  -------  -----  -----
Product development costs charged to
 general and administrative expenses... $  368  $    48  $   182  $  69  $  30
                                        ======  =======  =======  =====  =====
Amortization of capitalized software
 development costs..................... $  639  $   876  $ 1,184  $ 235  $ 236
                                        ======  =======  =======  =====  =====

                       TALX CORPORATION AND SUBSIDIARIES

(6) ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities for the years ended March 31, 1995 and 1996 and three months ended June 30, 1995 and 1996 consist of the following:

                                                            MARCH 31,
                                                          ------------- JUNE 30,
                                                           1995   1996    1996
                                                          ------ ------ --------
                                                              (IN THOUSANDS)
      Accrued compensation and benefits.................. $  815 $  855  $  618
      Other..............................................    586    887     632
                                                          ------ ------  ------
                                                          $1,401 $1,742  $1,250
                                                          ====== ======  ======

(7) BANK FINANCING ARRANGEMENTS

Notes payable to bank represent the amounts outstanding under five financing agreements with a bank. The agreements allowed borrowings up to $4,500,000, with interest ranging from 0.5% to 1.25% over the prime rate (prime at March 31, 1996 was 8.25%). The agreements were scheduled to expire on June 1, 1996. On May 1, 1996, the Company negotiated a restructuring and extension of the financing agreements through December 31, 1996. Under the restructured and extended financing agreements, the Company has a $4,000,000 line of credit bearing interest at 0.875% over the prime rate. Additionally, a $1,500,000 line of credit was established bearing interest at 12% through August 31, 1996 and 16% from September 1, 1996 through December 31, 1996 (see Note 15).

Long-term debt consists of the following:

                                                           MARCH 31,
                                                          ----------- JUNE 30,
                                                           1995  1996   1996
                                                          ------ ---- --------
                                                             (IN THOUSANDS)
      Note payable to bank, payable in monthly principal
       installments of $41,667, maturing August 1997,
       bearing interest at a variable rate of prime
       (8.25% at March 31, 1996) plus 0.75%.............  $1,167 $667   $542
      Less current installments.........................     500  500    500
                                                          ------ ----   ----
                                                          $  667 $167   $ 42
                                                          ====== ====   ====

These agreements are secured by accounts receivable, inventory, office furniture and equipment, an insurance policy on the president of the Company, and limited personal guarantees of the president of the Company.

(8) LEASES

The Company is obligated for certain equipment under capital leases which expire in 1995 through 2000. Assets capitalized under capital lease obligations and included in property and equipment at March 31, 1995 and 1996 and June 30, 1996 are as follows:

                                                            MARCH 31,
                                                          ------------- JUNE 30,
                                                           1995   1996    1996
                                                          ------ ------ --------
                                                              (IN THOUSANDS)
      Computer equipment................................. $1,170 $1,163   $168
      Less accumulated amortization......................    248    567     99
                                                          ------ ------   ----
                                                          $  922 $  596   $ 69
                                                          ====== ======   ====

                       TALX CORPORATION AND SUBSIDIARIES

The Company has noncancellable operating leases, primarily for office space and computer equipment, that expire over the next eight years and provide for purchase or renewal options. During 1991, a partnership, which includes the president of the Company, acquired the building where the Company's headquarters are housed.
Rent paid to the partnership amounted to $270,073, $391,484, and $422,600 in 1994, 1995, and 1996, respectively. The partnership sold the building to an unrelated party in March 1996.

Total rent expense for operating leases, including contingent rentals, was $276,000 in 1994, $520,000 in 1995, and $595,000 in 1996.

Future minimum lease payments under capital leases and noncancellable operating leases as of March 31, 1996 are as follows:

                                                              CAPITAL OPERATING
                                                              ------- ---------
                                                               (IN THOUSANDS)
      Year ending March 31:
       1997..................................................  $302    $1,128
       1998..................................................   295     1,016
       1999..................................................   171       981
       2000..................................................    70       967
       2001..................................................    -        986
       Thereafter............................................    -      1,241
                                                               ----    ------
          Total minimum lease payments.......................   838    $6,319
                                                                       ======
      Less amount representing interest......................   149
                                                               ----
          Present value of net minimum capital lease
           payments..........................................   689
      Less current installments of obligations under capital
       leases................................................   226
                                                               ----
          Obligations under capital leases, less current
           installments......................................  $463
                                                               ====

(9) INCOME TAXES

Income tax expense (benefit) consists of the following:

                                                               MARCH 31,
                                                            ------------------
                                                            1994  1995   1996
                                                            ----  -----  -----
                                                             (IN THOUSANDS)
      Current--federal..................................... $ 14  $  -   $  -
      Deferred:
       Federal.............................................   (4)  (283)    52
       State and local.....................................   (3)   (45)     5
                                                            ----  -----  -----
          Income tax expense (benefit) before discontinued
           operations......................................    7   (328)    57
      Discontinued operations..............................  308   (271)  (349)
                                                            ----  -----  -----
          Total income tax expense (benefit)............... $315  $(599) $(292)
                                                            ====  =====  =====

                       TALX CORPORATION AND SUBSIDIARIES

Income tax expense (benefit) differed from the amounts computed by applying the federal income tax rate of 34% to earnings (loss) from continuing operations before income tax expense (benefit) as a result of the following:

                                                              MARCH 31, 1994
                                                             ------------------
                                                             1994   1995   1996
                                                             -----  -----  ----
                                                              (IN THOUSANDS)
      Computed "expected" tax expense (benefit)............. $ 422  $(389) $61
      Increase in income taxes resulting from:
       Change in the valuation allowance for deferred tax
        assets..............................................  (461)    -    -
       Alternative minimum tax..............................    14     -    -
       State and local income taxes, net of federal income
        tax benefit.........................................    (2)   (30)   3
       Other, net...........................................    34     91   (7)
                                                             -----  -----  ---
                                                             $   7  $(328) $57
                                                             =====  =====  ===

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1995 and 1996 are presented below:

                                                                     MARCH 31,
                                                                   -------------
                                                                    1995   1996
                                                                   ------ ------
                                                                        (IN
                                                                    THOUSANDS)
   Deferred tax assets:
    Allowance for doubtful accounts..............................  $   64 $   90
    Valuation allowance on inventory.............................      51     44
    Accrual for compensated absences.............................      52     61
    Differences in revenue recognition methods...................      43     -
    Differences in depreciation..................................      46     91
    Differences in expense recognition methods...................      -      85
    Net operating loss and tax credit carryforwards..............   1,214  1,374
                                                                   ------ ------
       Total deferred tax assets.................................   1,470  1,745
                                                                   ------ ------
   Deferred tax liabilities:
    Differences in capitalized software development cost methods.     717    905
    Differences in revenue recognition methods...................       9      9
    Differences in depreciation and amortization.................      92    140
                                                                   ------ ------
       Total deferred tax liabilities............................     818  1,054
                                                                   ------ ------
       Net deferred tax assets...................................  $  652 $  691
                                                                   ====== ======

During 1994, the Company reduced its valuation allowance from $461,000 to zero, resulting in a deferred tax benefit. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. TALX Corporation (TALX) and its subsidiaries carry separate tax histories and, as a result, certain net operating loss carryforwards are available to offset future taxable income of TALX. In order to fully realize the deferred tax assets, TALX will need to generate future taxable income of approximately $3,700,000 prior to the expiration of the net operating loss carryforwards in 2011. Taxable income
(loss) of TALX for the years ended March 31, 1994, 1995, and 1996 was $1,034,000, $(1,914,000), and $(1,076,000), respectively. Based upon the level of historical taxable income

                       TALX CORPORATION AND SUBSIDIARIES
and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences at March 31, 1996.

At March 31, 1996, the Company has net operating loss carryforwards for federal income tax purposes of $3,470,000, which are available to offset future federal taxable income, if any, through 2011. In addition, the Company has alternative minimum tax credit carryforwards of approximately $18,000, which are available to reduce future federal regular income taxes, if any, over an indefinite period.

(10) STOCKHOLDERS' EQUITY

All series of convertible preferred stock are convertible into shares of common stock as follows:

 -At the option of the stockholder, at any time after the date of issuance of the shares, the stockholder may convert each such share into one fully paid and non-assessable share of common stock, adjusted for any stock splits (see
  Note 15), stock dividends, or similar adjustments in the Company's capital stock.

 -Each share of preferred stock shall automatically be converted into one share of common stock in the event the Company completes a firm commitment underwritten public offering covering the offer and sale of common stock with proceeds to the Company of not less than $5,000,000. Each share of preferred stock shall also automatically be converted into one share of common stock upon the approval of 66 2/3% of all outstanding shares of preferred stock.

All series of convertible preferred stock have the same voting rights as their convertible equivalent common stock units. The priority ranking of the classes of stock from highest to lowest seniority is Series C preferred, Series B preferred, Series A preferred, and common. No dividends were declared in 1994, 1995, or 1996.

TALX has adopted two incentive stock option plans for employees which provide for the issuance of a maximum of 384,857 shares of common stock. Options are granted by the Board of Directors at prices not less than fair market value as of the date of the grant. Certain options are 100% vested upon grant. The remaining options vest 20% per year and expire six years after the date of the grant. Total shares exercisable at March 31, 1996 were 125,543. Activity under the plan for the three years ended March 31, 1996 is as follows:

                                                             SHARES     PRICE
                                                             -------  ---------
      Outstanding at March 31, 1993.........................  35,571  $.88-4.38
      Granted--1994.........................................  83,429    4.38
                                                             -------
      Outstanding at March 31, 1994......................... 119,000   .88-4.38
      Granted--1995......................................... 210,429    3.85
      Cancelled--1995.......................................  (6,715)  .88-4.38
                                                             -------
      Outstanding at March 31, 1995......................... 322,714   .88-4.38
      Cancelled--1996....................................... (22,714)  .88-4.38
      Exercised--1996.......................................  (1,714)   4.38
                                                             -------
      Outstanding at March 31, 1996......................... 298,286   .88-4.38
      Granted...............................................  88,171    7.00
      Cancelled--1996.......................................  (1,714)   3.85
                                                             -------
      Outstanding at June 30, 1996.......................... 384,743  $.88-7.00
                                                             =======  =========

(11) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts for the Company's cash and cash equivalents, trade receivables, income tax refund receivable, accounts payable and accrued expenses approximate fair value because of the short-term maturity of these instruments.

                       TALX CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

The carrying amounts of notes payable to bank, long-term debt, and capital lease obligations approximate fair value because the interest rates vary with or approximate market rates.

(12) EMPLOYEE BENEFIT PLANS

The Company sponsors profit-sharing/401(k) plans. The plans cover substantially all of the Company's employees. The Company makes contributions to the plans, subject to ERISA limitations, up to 2% of employees' earnings. Total expense under the plans for the years ended March 31, 1994, 1995, and 1996 was $69,710, $81,558, and $90,960, respectively.

(13) COMMITMENTS AND CONTINGENCIES

The Company is involved in certain litigation matters arising in the normal course of business. In the opinion of Company management, these matters will not have a material adverse effect on the accompanying consolidated financial statements.

(14) SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the year for interest totaled $197,795, $319,868, and $503,109 for the years ended March 31, 1994, 1995, and 1996, respectively.

Cash paid during the year for income taxes totaled $395,479, $53,050, and $279 for the years ended March 31, 1994, 1995, and 1996, respectively.

Additions to assets recorded under capital leases for the years ended March 31, 1994, 1995, and 1996 were $461,035, $568,367, and $51,000, respectively.

(15) EVENT SUBSEQUENT TO INDEPENDENT AUDITORS' REPORT

Subsequent to year-end, the Company entered into a loan agreement to secure additional debt of $4,000,000, $3,350,000 of which was funded as of June 30, 1996 and $650,000 of which was funded August 15, 1996. The loan, which is due and payable on July 1, 2001, bears interest at 13.25% (with an effective interest rate of 19.25%) and required the granting of a security interest in the Company's tangible and intangible assets. In connection with this loan, the Company has issued warrants as of June 30, 1996 for 115,694 shares of common stock, exercisable at $.01 per share, for which approximately $736,000 of value was ascribed. In addition, the Company has issued warrants for an additional 22,448 shares of common stock, exercisable at $.01 per share, as of August 15, 1996 for which $143,000 of value was ascribed. In connection with this transaction, the $1,500,000 line of credit with a bank (see Note 7) was terminated.

Also subsequent to year-end, the Company's Board of Directors authorized and amended the Company's articles of incorporation to effect a 1-for-3.5 reverse stock split for each share of common stock and adjusted all outstanding common stock option and warrants accordingly. The Board of Directors has also authorized and amended the Company's articles of incorporation to effect a reduction in all series of preferred stock and common stock par value to $.01. All share data presented within the March 31, 1996 consolidated financial statements have been revised to effect for the reverse stock split and changes in par value.

Also subsequent to year-end, the Company amended its articles of incorporation to provide that the aggregate number of shares of common stock the Company shall have the authority to issue shall be 30,000,000 shares of Common Stock, par value $.01 per share, and 13,700,000 shares of preferred stock, par value $.01 per share, 8,700,000 shares of which represent the previously designated Series A, B and C convertible preferred stock.

                                 GLOSSARY

ACTIVEX/OLE CONTROLS ENVIRONMENT--Software conforming to Microsoft standards that extends the functionality of software tools supporting such extensions to develop application software for the Microsoft Windows operating system. ActiveX is the Internet name for OLE Controls (OCX). With various software development tools, one can write an ActiveX control. An ActiveX control gives one the ability to have any Web-browsing client actively execute one's application as it visits the Website.

"BEST OF CLASS" TECHNOLOGIES--Technologies that generally offer superior performance, feature functionality and quality than most other competitive products.

CLIENT/SERVER INTERFACES--Technology that allows a computer to access and update data stored in relational databases attached to a computer network.

COMPUTER TELEPHONY HARDWARE BOARDS--Computer hardware that permits computer software to communicate with a user device over a telephone line.

CONNECTIVITY HARDWARE--Computer hardware that allows computer software to communicate with other computers.

CORPORATE INTRANET--A company's computer network which allows users to access, share and update information using an Internet server and Internet browser software on the user's computer.

CT (COMPUTER TELEPHONY)--Computer telephony applies computer intelligence to telecommunications devices with the basic goals of improving customer service and enhancing corporate productivity.

CTI (COMPUTER TELEPHONY INTEGRATION)--The connection of a computer and a telephone system to allow information from the telephone system to be passed to the computer system and for the computer system to control the telephone system.

DELPHI--An object-oriented software development tool that supports Microsoft's ActiveX/OLE Controls for creating applications for Microsoft's Windows operating system.

DIAL-UP BROWSER SOFTWARE--Internet software normally used to communicate over the Internet's World Wide Web with enhancements to allow the software to substitute a telephone line for an Internet/Intranet connection to a TALXWare server.

DIAL-UP ACCESS--The use of a computer, a telephone line and a modem to dial another computer system for the purpose of establishing a connection between the two computers.

DNIS (DIALED NUMBER IDENTIFICATION SERVICES)--The telephone number dialed by a caller.

DSP (DIGITAL SIGNAL PROCESSORS)--A computer chip designed for processing digital information such as audio, video, and computer communications.

E-MAIL--ELECTRONIC MAIL--The capability of sending and receiving written communications through a computer network.

EASYSCRIPT--The TALX developed object-oriented visual development environment used by TALX and its licensed customers to create, modify and maintain interactive communications applications.

EDI (ELECTRONIC DATA INTERCHANGE) TRANSACTION--Computer to computer communications which complete transactions using pre-defined formats.

GUI (GRAPHICAL USER INTERFACE)--Software that allows users to control computers by using a mouse to select the desired function from a three-dimensional image shown on the computer screen.

IBM OS/2 OPERATING SYSTEM--IBM's graphical multi-tasking software that controls the basic functions of a personal computer.

INTERACTIVE COMMUNICATIONS--The use of technologies that allow users realtime access to information stored in databases from a variety of devices such as telephones, computers and fax machines.

INTERNET--a world-wide computer network.

IVR (INTERACTIVE VOICE RESPONSE)--A computer system that enables routine information retrieval and transactions via the touch-tone telephone.

LOTUS NOTES--A groupware software product that allows computer users to share information.

MICROSOFT WINDOWS NT OPERATING SYSTEM--Microsoft's graphical multi-tasking software that controls the basic functions of a personal computer.

NMS PLATFORM--Computer telephone hardware installed by Natural Micro Systems that when installed in a computer enables software on the computer to accept touch-tone inputs and play pre-recorded messages over telephone lines.

OLE (OBJECT LINKING AND EMBEDDING)--A unified environment of object-based services with the capability of both customizing those services and extending the architecture through custom services, with the overall purpose of enabling integration between components.

POWERBUILDER--A software development tool that supports Microsoft's ActiveX/OLE Controls for creating applications for Microsoft's Windows operating system.

SOFTWARE DRIVERS--Computer programs that control the functions of computer hardware, other than the main CPU (central processing unit).

SOFTWARE SUITES--A collection of integrated software applications that automate a number of tasks for the user.

TALXWARE RUNTIME--System software that enables a user to interact with an application.

TALX VP/2000 PLATFORM--TALX computer telephony hardware that enables computer software to accept touch-tone inputs, play pre-recorded messages and interact with users using a variety of optional interactive communications technologies with a telephone line.

TALXWARE--The complete set of TALX interactive communications system software.

TDD (TELEPHONE DEVICE FOR THE DEAF)--A specialized device that allows deaf users to communicate using the public telephone network.

TEXT-TO-SPEECH--Technology that allows a computer to convert electronically stored documents into computer generated voice.

THE WORK NUMBER FOR EVERYONE--A TALX national service providing automated employment and salary verification to mortgage lenders and other verifiers.

VISUAL BASIC--A software development tool that supports Microsoft's ActiveX/OLE Controls for creating applications for Microsoft's Windows operating system.

VISUAL C++--A software development tool that supports Microsoft's ActiveX/OLE Controls for creating applications for Microsoft's Windows operating system.

VOICE RECOGNITION--Technology that allows a user to control a computer using spoken commands and inputs.

WORLD WIDE WEB--A feature of the Internet that allows users to access text, graphics, audio and visual information using standards-based software called browsers.

       [Description of Art Work Contained in the Registration Statement]

Inside Back Cover
-----------------

     This page has illustrations of the development environment and run time environment of TALXWare. In the left and right hand margins are lists of Easy Script Features, Database Connectivity, Telephone Interfaces, Operating Systems and Platforms.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SO-LICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AF-FAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   16
Capitalization............................................................   17
Dilution..................................................................   18
Selected Consolidated Financial Data......................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
Business..................................................................   33
Management................................................................   48
Certain Relationships and Related Transactions............................   54
Principal Shareholders....................................................   56
Shares Eligible for Future Sale...........................................   57
Description of Capital Stock..............................................   58
Certain Charter and Bylaw Provisions......................................   60
Certain United States Federal Income Tax Considerations for Non-U.S.
 Holders..................................................................   61
Underwriting..............................................................   63
Legal Matters.............................................................   65
Experts...................................................................   65
Additional Information....................................................   65
Index to Consolidated Financial Statements................................  F-1
Glossary..................................................................  G-1

                                --------------

UNTIL        , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDI-TION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UN-DERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,000,000 SHARES

                                     TALX

                                 COMMON STOCK

                                 -------------

                                  PROSPECTUS

                                 -------------

                           FIRST ALBANY CORPORATION

                     PRINCIPAL FINANCIAL SECURITIES, INC.

                               ----------------

                                        , 1996

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses (other than underwriting discounts and commissions), all of which are payable by the Company, in connection with the issuance and distribution of the securities offered hereby.

      SEC Registration Fee.............................................  $ 8,726
      NASD Filing Fee..................................................    3,030
      Nasdaq National Market Listing Fee...............................   30,598
      Printing and Engraving Expenses..................................  150,000
      Blue Sky Fees and Expenses.......................................   20,000
      Registrar and Transfer Agent Fees................................   10,000
      Legal Fees and Expenses..........................................  250,000
      Accounting Fees and Expenses.....................................  100,000
      D&O Insurance....................................................  200,000
      Miscellaneous ...................................................   77,646
                                                                        --------
          Total........................................................ $850,000
                                                                        ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorney's fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorneys' fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court. Section 351.355(3) provides that a corporation shall indemnify any such person against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2).
Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any by-law or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The Restated Articles of Incorporation of the Company filed as Exhibit 3.1 to this Registration Statement contain provisions indemnifying its directors and officers to the extent authorized specifically by Sections 351.355(1), (2),
(3) and (7).

The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for the mutual indemnification of the Company and any Underwriters, their respective controlling persons, directors and certain of their officers, against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

In December 1993, holders of preferred stock purchase warrants paid $698,980 in the aggregate upon exercise of such warrants, receiving 559,184 shares of Series C Convertible Preferred Stock, and a holder of preferred stock purchase warrants paid $450 upon exercise of such warrants, receiving 237 shares of Series A Convertible Preferred Stock. In connection with this transaction, the Company relied on the exemption from registration contained in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

In December 1993, holders of 2,929,827 shares of Series A and Series C Convertible Preferred Stock exercised their conversion privileges in exchange for an equal number of shares of Common Stock (837,093 shares as adjusted for the Reverse Stock Split). In connection with this transaction, the Company relied on the exemptions from registration contained in Sections 3(a)(9) and 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

In March 1994, the Company issued 1,493,039 shares of Common Stock to shareholders of EKI Incorporated pursuant to an Agreement and Plan of Merger dated as of March 14, 1994 by and among the Company, Acquisition Sub, Inc., and EKI. In connection with this transaction, the Company relied on the exemptions from registration contained in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

In June through August 1996, the Company issued to an institutional investor and certain directors or their affiliates a $4 million Subordinated Note and warrants to purchase 138,142 shares of Common Stock at an exercise price of $.01 per share. In connection with this transaction, the Company relied on the exemptions from registration contained in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

In July 1996, the Company issued 981,794 shares of Common Stock, 52,117 shares of Series A Convertible Preferred Stock, 7,168 shares of Series B Convertible Preferred Stock and 59,778 shares of Series C Convertible Preferred Stock to shareholders of Intech Group pursuant to an Agreement and Plan of Merger dated as of July 15, 1996 by and between the Company and Intech Group. In connection with this transaction, the Company relied on the exemptions from registration contained in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

In August 1996, the Company issued a warrant to purchase 25,000 shares at $7.00 per share which expire August 6, 2002 to an individual in consideration for the settlement of certain alleged contract rights. The issuance of the foregoing securities was not registered under the Securities Act in reliance on the exemption for nonpublic offerings provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

From April 1, 1993 to August 28, 1996, the Company awarded employee stock purchase options exercisable for 371,462 shares of Common Stock to employees of the Company, of which options for 9,223 shares have been exercised. In connection with these transactions, the Company relied on exemptions from registration contained in Section 4(2) and Rule 701 of the Securities Act.

In August 1996, the Company issued 2,285 shares to a former employee of the Company pursuant to stock purchase options previously awarded to such individual. In connection with these transactions, the Company relied on exemptions from registration contained in Section 4(2) and Regulation D and Rule 701 of the Securities Act.

The numbers of shares of Common Stock described above have been adjusted to reflect one for three and one-half reverse stock split effected as of August 2, 1996.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The exhibits and financial statements schedules filed as part of this Registration Statement are as follows:

  (a)Exhibits.

    See Index to Exhibits.

  (b)Financial Statement Schedules.

    None.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maryland Heights, State of Missouri, on October 7, 1996.

                                          TALX CORPORATION

                                                /s/ William W. Canfield
                                          By: _________________________________
                                              William W. Canfield, Chairman,
                                                        President,
                                                Chief Executive Officer and
                                                         Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


    /s/ William W. Canfield          Chairman, President, Chief     October 7, 1996
____________________________________   Executive Officer and
        William W. Canfield            Director (Principal
                                       Executive Officer)

                 *                   Director                       October 7, 1996
____________________________________
          Richard F. Ford

                 *                   Director                       October 7, 1996
____________________________________
          Craig E. LaBarge

                 *                   Director                       October 7, 1996
____________________________________
          Eugene M. Toombs

                 *                   Director                       October 7, 1996
____________________________________
          M. Steve Yoakum

                 *                   Chief Financial Officer        October 7, 1996
____________________________________   (Principal Financial
           Craig N. Cohen              Officer and Principal
                                       Accounting Officer)

*By: /s/ William W. Canfield
  ---------------------------
  William W. Canfield,
  Attorney-In-Fact

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                             DESCRIPTION
  -------                            -----------

  1.1      Form of Underwriting Agreement between TALX Corporation (the
           "Company") and First Albany Corporation and Principal
           Financial Securities, Inc., as Representatives of the Several
           Underwriters
  1.2      Form of Warrant Agreement with the Representatives
  2.1*     Agreement and Plan of Merger, dated as of July 15, 1996, by and between the Company and Intech Group Inc.
  3.1*     Restated Articles of Incorporation of the Company
  3.2*     Form of Amendment to Restated Articles of Incorporation of the
           Company (to be filed subsequent to completion of this offer-
           ing)
  3.3*     Bylaws of the Company
  4.1*     See Exhibits 3.1 and 3.2
  4.2*     See Exhibit 3.3
  5.1      Opinion of Bryan Cave LLP
 10.1*     TALX Corporation 1988 Incentive Stock Option Plan
 10.2*     Form of Incentive Stock Option Agreement
 10.3*     TALX Corporation Amended and Restated 1994 Stock Option Plan
 10.4*     Form of Non-Qualified Stock Option Agreement
 10.5*     TALX Corporation 1996 Employee Stock Purchase Plan
 10.6*     TALX Corporation Outside Directors' Stock Option Plan
 10.7*     Loan and Security Agreement, dated June 28, 1996, by and among
           TALX Corporation, TALX Information Services Corporation and
           TALX Document Services Corporation, as borrowers, and Petra
           Capital, LLC, as lender
 10.8*     Form of 13.25% $4.0 million Subordinated Promissory Note,
           dated June 28, 1996
 10.9*     Form of Stock Purchase Warrant issued to Petra Capital, LLC and other participants
 10.10*    Lease dated March 28, 1996 by and between the Company and Ste-
           phen C. Murphy, Thomas W. Holley, Arthur S. Margulis and
           Samuel B. Murphy, Trustee of the Samuel B. Murphy Revocable
           Living Trust UTA 1/9/91, dba "Adie Road Partnership"
 10.11*    Lease dated August 23, 1993 by and between the Prudential In-
           surance Company of America, a New Jersey corporation and EKI
           Incorporated
 10.12*    Registration Rights Agreement dated March 15, 1994 among the
           Company, Intech Group Inc. and Intech Partners, L.P.
 10.13*    Amended and Restated Preferred Stock Purchase Agreement dated
           December 23, 1988 among the Company, Mitek Industries, Inc.,
           Intech Group Inc., Gateway Venture, Zinsmeyer Trusts Partner-
           ship, and Missouri Venture Partners, L.P.
 10.14*    Securities Purchase Agreement dated November 28, 1990 among the Company, Mitek Industries, Inc., Intech Group Inc.,
           Gateway Venture Partners II, L.P., and Zinsmeyer Trusts
           Partnership

  EXHIBIT
  NUMBER                             DESCRIPTION
  -------                            -----------

 10.15*    Amendment and Waiver Agreement dated as of July 28, 1996 be-
           tween the Company, Intech Group, Inc., Intech Partners, L.P.,
           MiTek Industries, Inc., Gateway Venture Partners II, L.P.,
           Zinsmeyer Trusts Partnership and the Missouri State Employee's
           Retirement System.
 10.16     Intentionally Omitted
 10.17*    Variable Rate Note in the principal amount of $1,500,000 dated
           August 2, 1994 between the Company and Southwest Bank of St.
           Louis due August 1, 1997
 10.18*    Line of Credit Note in the principal amount of $4,000,000
           dated May 1, 1996 between the Company and Southwest Bank of
           St. Louis due December 31, 1996
 10.19*    Debenture Purchase Agreement dated May 11, 1990 among the
           Company, Intech Group, Inc., MiTek Industries, Inc., Gateway
           Venture Partners II, L.P., Zinsmeyer Trusts Partnership, H.
           Richard and Gloria Grodsky, W. Gary and Debra Lowe, Michael
           and Della Smith and John E. and Janet B. Tubbesing
 10.20*    Form of First Amendment to the Stock Purchase Warrant issued to Petra Capital, LLC and other participants
 10.21     Form of Employment Agreement between TALX Corporation and Mr.
           Canfield
 10.22     Form of Employment Agreement between TALX Corporation and Mr.
           Tubbesing
 10.23     Form of Employment Agreement between TALX Corporation and Mr.
           Smith
 10.24     Form of Employment Agreement between TALX Corporation and Mr.
           Cohen
 11.1*     Statement re Computation of Per Share Earnings
 21.1*     Subsidiaries of the Company
 23.1      Consent of Bryan Cave LLP (included in Exhibit 5.1)
 23.2      Consent of KPMG Peat Marwick LLP
 24.1*     Power of Attorney (included on signature page hereof)
 27.1*     Financial Data Schedule
 27.2*     Financial Data Schedule

--------
*Previously filed